UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Meritor, Inc.
(Name of Registrant as Specified In Its Charter)

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Letter to Shareholders Notice of 2017 Annual Meeting and Proxy Statement

December 16, 2016

Dear Shareholder:

You are cordially invited to attend the 2017 annual meeting of shareholders of Meritor, Inc.

The meeting will be held at the Westin Detroit Metropolitan Airport, 2501 World Gateway Place, in Detroit, Michigan, on Thursday, January 26, 2017, at 9 a.m. (Eastern Standard Time). At the meeting there will be a current report on the activities of the Company followed by discussion and action on the matters described in the Proxy Statement. Shareholders will have an opportunity to comment on or to inquire about the affairs of the Company that may be of interest to shareholders generally.

If you plan to attend the meeting, please indicate your intention to attend when voting by Internet or telephone or mark the box on your proxy card.

We hope that as many shareholders as can conveniently attend will do so.

Sincerely yours,

Jeffrey A. Craig
Chief Executive Officer and President

MERITOR, INC.
2135 West Maple Road
Troy, Michigan 48084-7186
________________

Notice of 2017 Annual Meeting of Shareholders
________________

To the Shareholders of MERITOR, INC.:

Notice is Hereby Given that the 2017 Annual Meeting of Shareholders of Meritor, Inc. (the “Company”) will be held at the Westin Detroit Metropolitan Airport, 2501 World Gateway Place, in Detroit, Michigan 48242, on Thursday, January 26, 2017, at 9 a.m. (Eastern Standard Time) for the following purposes:

1.	to elect three members of the Board of Directors of the Company with terms expiring at the Annual Meeting in 2020;
2.	to approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement;
3.	to approve, on an advisory basis, the presentation to shareholders of an advisory vote on named executive officer compensation every one, two or three years;
4.	to consider and vote upon a proposal to approve the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Company;
5.	to consider and vote upon a proposal to approve the amended and restated 2010 Long-Term Incentive Plan to increase the maximum shares authorized to be issued thereunder by 3.0 million shares and to make certain other changes to the plan; and
6.	to transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on November 18, 2016 will be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors,

April Miller Boise Corporate Secretary

December 16, 2016

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PROXY STATEMENT
_______________

The 2017 Annual Meeting of Shareholders of Meritor, Inc. (the “Company” or “Meritor”) will be held on January 26, 2017, for the purposes set forth in the accompanying Notice of 2017 Annual Meeting of Shareholders. The Board of Directors of Meritor is soliciting proxies to be used at the Annual Meeting, including any adjournment thereof, and is furnishing this proxy statement in connection with its solicitation.

As permitted by Securities and Exchange Commission (“SEC”) rules, Meritor is making this proxy statement, the proxy card and the annual report to shareholders (the “proxy materials”) available to you electronically via the Internet. On December 16, 2016, we mailed to our shareholders a notice (the “Notice”) containing instructions on how to access and review the proxy materials and how to vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request one. If you would like a printed copy of the proxy materials, follow the instructions for requesting them that are included in the Notice.

Shareholders of record may vote in any of three ways: (i) via the Internet; (ii) by calling a toll-free telephone number; or (iii) if you received your proxy materials by mail, by executing and returning a proxy card. Instructions for Internet voting are included in the Notice, and instructions for telephone and Internet voting are included on the proxy card. If you vote by telephone or Internet, it is not necessary to return a proxy card. If you properly give a proxy (including a written proxy or a proxy via telephone or Internet), your shares will be voted as you specify in the proxy. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke your proxy prior to its exercise by delivering written notice of revocation to the Corporate Secretary of the Company, by giving a valid, later dated proxy, by voting via telephone or Internet at a later date than the date of the proxy, or by attending the meeting and voting in person.

If your shares are held in “street name” by a bank, broker or other nominee holder on your behalf, you must follow the directions that you receive from your bank, broker or other nominee holder in order to direct the vote or change the vote of your shares. If you wish to vote in person at the meeting, you must obtain a legal proxy from the nominee holding your Meritor shares.

Our policy is to keep proxy cards, ballots and voting tabulations that identify individual shareholders confidential. However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. Inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.

The Company’s fiscal year ends on the Sunday nearest September 30. For example, fiscal year 2016 ended on October 2, 2016, fiscal year 2015 ended on September 27, 2015, and fiscal year 2014 ended on September 28, 2014. For ease of presentation, September 30 is utilized consistently throughout this proxy statement to represent the fiscal year end.

VOTING SECURITIES

Only shareholders of record at the close of business on November 18, 2016 are entitled to receive notice of, and to vote at, the meeting. On November 18, 2016, we had outstanding 86,767,764 shares of our Common Stock, par value $1 per share (“Common Stock”). Each holder of Common Stock is entitled to one vote for each share held.

As of November 18, 2016, T. Rowe Price Trust Company, as directed trustee under the Meritor savings plans for its participating employees, owned the following shares of Common Stock:

		Percent of
		Outstanding
Name and Address	Number of Shares	Common Stock
T. Rowe Price Trust Company	4,317,162	4.98%
4515 Painters Mill Road
Owings Mills, MD 21117

If you are a participant and hold shares of Common Stock in Meritor’s savings plans, your Internet or telephone vote or your proxy card will also serve as a voting instruction for the trustee with respect to shares held in your account. Shares held on account of participants in these plans will be voted by the trustee in accordance with instructions from the participants (either in writing or by means of telephone or Internet voting procedures). Where no instructions are received, shares will be voted by the trustee in the same manner and proportion as shares for which instructions are received.

In addition, the following entities reported beneficial ownership of more than 5% of the outstanding shares of Common Stock. This information is based on Schedules 13G that were filed with the SEC.

		Percent of
	Number	Outstanding
Name and Address	of Shares	Common Stock
The Vanguard Group(1)	9,614,323	10.35%
100 Vanguard Blvd. Malvern, PA 19355

Glenview Capital Management, LLC(2)	7,669,883	8.40
767 Fifth Avenue, 44th Floor New York, NY 10153

Avenue Capital Management II, L.P.(3)	7,117,624	7.79
399 Park Avenue, 6th Floor New York, NY 10022

BlackRock, Inc.(4)	6,807,714	7.50
55 East 52nd Street New York, NY 10055

LSV Asset Management(5)	4,983,331	5.45
155 N. Wacker Drive, Suite 4600 Chicago, IL 60606
____________________

(1)	The Vanguard Group filed a Schedule 13G, as amended, reporting that it may be deemed beneficial owner of shares as a result of two of its subsidiaries acting as investment manager of collective trust accounts and investment offerings that own shares of Common Stock.

(2)	Glenview Capital Management, LLC and Lawrence M. Robbins filed a Schedule 13G, as amended, reporting that they may be deemed beneficial owners of shares of Common Stock held by various investment funds for which Glenview Capital Management, LLC serves as investment manager. Lawrence M. Robbins is the Chief Executive Officer of Glenview Capital Management, LLC.

(3)	Avenue Capital Management II, L.P., filed a Schedule 13G, as amended, reporting ownership of shares of Common Stock by several funds for which Avenue Capital Management II, L.P. serves as investment advisor. Avenue Capital Management II GenPar, LLC, is the general partner of Avenue Capital Management II, L.P. and Marc Lasry is the managing member of Avenue Capital Management II GenPar, LLC.

(4)	BlackRock, Inc. filed a Schedule 13G, as amended, as a parent holding company of eleven subsidiaries, each of which acquired beneficial ownership of Common Stock that, in the aggregate, exceeds 5% of total outstanding Common Stock. None of the persons deemed beneficial owners of these shares, individually, exceed the 5% threshold.

(5)	LSV Asset Management filed a Schedule 13G reporting ownership of shares of Common Stock by investment funds and/or managed accounts for which it serves as investment advisor.

ELECTION OF DIRECTORS

Meritor’s Restated Articles of Incorporation provide that the Board of Directors consists of three classes of directors with overlapping three-year terms, and that the three classes should be as nearly equal in number as possible. One class of directors is elected each year with terms extending to the Annual Meeting of Shareholders held three years later.

The Company’s Board of Directors currently consists of ten members – four directors in Class II, with terms expiring at the 2017 Annual Meeting; three directors in Class III, with terms expiring at the Annual Meeting of Shareholders in 2018; and three directors in Class I, with terms expiring at the Annual Meeting of Shareholders in 2019. Victoria B. Jackson Bridges, a Class III director, and Joseph B. Anderson, Jr., a Class II director, have each provided the Board with notice of their resignation as a director of Meritor, effective January 24, 2017, at which time the number of directors will be automatically reduced to eight members – three directors in Class II; two directors in Class III; and three directors in Class I.

Three current directors are standing for re-election at the 2017 Annual Meeting as Class II directors, for terms expiring at the Annual Meeting of Shareholders in 2020.

Our corporate governance guidelines require directors to offer not to stand for re-election if they are age 72 at the time of re-election or will reach age 72 during their new term. The members of the Corporate Governance and Nominating Committee then decide whether continued Board service is appropriate. None of the current nominees standing for re-election at the 2017 Annual Meeting will be age 72 at the time of re-election or will reach age 72 during their new term.

The directors in Class III (other than Ms. Jackson Bridges) and the directors in Class I continue to serve terms expiring at the Annual Meeting of Shareholders in 2018 and 2019, respectively.

Proxies will be voted at the meeting (unless authority to do so is withheld) for the election as directors of the nominees specified in Class II – Nominees for Director with Terms Expiring in 2020, under the heading Information as to Nominees for Director and Continuing Directors below. If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, it is likely that either (i) proxies would be voted for the election of the other nominees and a substitute nominee, or (ii) the Board of Directors would reduce the number of directors.

No director of Meritor was selected pursuant to any arrangement or understanding between him or her and any person other than Meritor. There are no family relationships, as defined in Item 401 of Regulation S-K (“Regulation S-K”) of the rules and regulations under the Securities Exchange Act of 1934, as amended (“Exchange Act”), between any director, executive officer or person nominated to become a director or executive officer of Meritor. No person who has served as a director or executive officer of Meritor at any time since October 1, 2015 has any substantial interest, direct or indirect, in any matter to be acted on at the 2017 Annual Meeting, other than election of directors to office.

INFORMATION AS TO NOMINEES FOR DIRECTOR AND CONTINUING DIRECTORS

Following are the biographies for our director nominees and our directors who will continue to serve after the 2017 Annual Meeting, including information concerning the particular experience, qualifications, attributes or skills that led the Corporate Governance and Nominating Committee and the Board to conclude that the nominee or director fulfills the Board’s membership criteria (discussed below under Director Qualifications and Nominating Procedures). Except as provided below, during the last five years, no director has held any directorships required to be disclosed pursuant to the rules and regulations promulgated by the SEC. For a discussion of membership guidelines that outline the desired composition of the Board as a whole, see Director Qualifications and Nominating Procedures below.

CLASS II – NOMINEES FOR DIRECTOR WITH TERMS EXPIRING IN 2020

RHONDA L. BROOKS President, R. Brooks Advisor (Business Consultant)

Age 64

Ms. Brooks, a director since July 2000 and a director of Meritor Automotive, Inc. from July 1999 until the merger of Meritor Automotive, Inc. and Arvin Industries, Inc., is a member of the Corporate Governance and Nominating Committee and the Audit Committee. She is currently the President of R. Brooks Advisor, a consultant for start-up firms, specializing in corporate governance and marketing strategy. She served Owens Corning, Inc. (building materials and fiberglass composites) as President of the Exterior Systems Business from June 2000 to July 2002; as President of the Roofing Systems Business from December 1997 to June 2000; as Vice President, Investor Relations from January to December 1997; and as Vice President-Marketing of the Composites Division from 1995 to 1996. She served as Senior Vice President and General Manager of PlyGem Industries, Inc. (building and remodeling products) from 1994 to 1995, and as Vice President – Oral Care and New Product Strategies, and Vice President – Marketing and Sales of Warner Lambert Company (pharmaceuticals and consumer products) from 1990 to 1994. She was with General Electric Company from 1976 to 1990. She is a director of Menasha Corporation (plastics and packaging).

Board Qualifications: Ms. Brooks brings to our Board strong communication and leadership skills from an extensive career as an executive at several complex organizations, including General Electric and Owens Corning. Her extensive business experience is diverse and well-rounded, encompassing marketing, finance, running a manufacturing business and consulting. This provides her with the skills, solid foundation and valuable business acumen that qualify her to sit on our Board. She possesses the attributes to satisfy the Board’s basic membership criteria. She also possesses additional positive factors considered for Board service, including leadership expertise, knowledge of manufacturing industries and enhancement of the diversity of the Board.

JEFFREY A. CRAIG Chief Executive Officer and President of Meritor

Age 56

Mr. Craig, a director since April 2015, has served as Chief Executive Officer and President of Meritor since April 2015. He previously served Meritor as President and Chief Operating Officer from June 2014 to April 2015; Senior Vice President and President, Commercial Truck and Industrial from February 2013 to May 2014; Senior Vice President and Chief Financial Officer from May 2008 to January 2013; Acting Controller from May 2008 to January 2009; Senior Vice President and Controller from May 2007 to April 2008; and Vice President and Controller from May 2006 to April 2007. Prior to joining Meritor, Mr. Craig served as President and Chief Executive Officer of General Motors Acceptance Corp. (“GMAC”) Commercial Finance (commercial lending service) from 2001 to April 2006. Prior to that, he served as President and Chief Executive Officer of GMAC’s Business Credit division from 1999 to 2001. He joined GMAC as a general auditor in 1997 from Deloitte & Touche, where he served as an audit partner.

Board Qualifications: Mr. Craig’s qualifications to serve on our Board include his extensive financial and business experience. He has functioned in senior positions with involvement in and oversight of accounting services, financial reporting and controls and treasury operations, as well as leading Meritor’s global operations. This broad business and financial background, as well as his knowledge of Meritor from many perspectives, makes him invaluable as a Board member. He possesses the attributes to satisfy the Board’s basic membership criteria. He also possesses additional positive factors considered for Board service, including leadership expertise, knowledge of the transportation industry in general and Meritor’s business in particular, and accounting and finance expertise.

WILLIAM J. LYONS Retired Chief Financial Officer, CONSOL Energy Inc. (Producer of Coal and Natural Gas) and CNX Gas Corporation (Producer of Natural Gas)

Age 68

Mr. Lyons, a director since May 2013, is Chair of the Audit Committee and a member of the Compensation and Management Development Committee. Mr. Lyons has over 40 years of professional financial experience, primarily at CONSOL Energy Inc., where he served as Chief Financial Officer from December 2000 until his retirement in February 2013. He also served as Chief Financial Officer of CNX Gas Corporation, a public subsidiary of CONSOL Energy Inc., from April 2008 until February 2013. Mr. Lyons has been a director of Calgon Carbon Corporation since 2008 and currently serves as the Chairman of the audit committee of Calgon. He has previously served as a director of CNX Gas Corporation (2005-2009) and Duquesne University (2005-2014) and was a trustee of the 1974 United Mines Workers of America Pension Trust (January-December 2013). Mr. Lyons holds a Master of Science degree in accounting and is a Certified Public Accountant and a Certified Management Accountant. He currently serves as an adjunct professor at Duquesne University School of Business.

Board Qualifications: Mr. Lyons, through his education and his experience as Chief Financial Officer of a Fortune 500 company, brings to our Board extensive financial acumen and experience. He possesses the attributes to satisfy the Board’s basic membership criteria. He also possesses the additional positive factor of extensive accounting and finance expertise, including educational credentials, leadership experience in the areas of accounting and finance, knowledge of generally accepted accounting principles and familiarity with the SEC’s accounting rules and practices.

The Board of Directors recommends that you vote “FOR” the election of these nominees, which is presented as item (1).

CLASS III – CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2018

JAN A. BERTSCH Senior Vice President and Chief Financial Officer, Owens-Illinois, Inc. (Manufacturer of Glass Containers)

Age 59

Ms. Bertsch, a director since September 2016, is a member of the Audit Committee. She has served as Senior Vice President and Chief Financial Officer of Owens-Illinois, Inc. since November 2015. From 2012 to November 2015, she served as Executive Vice President, Chief Financial Officer of Sigma-Aldrich Corporation. From 2009 to February 2012, she served in various capacities as Vice President and Treasurer and subsequently Vice President, Controller and Principal Accounting Officer of BorgWarner, Inc. From 2001 to 2009 she served in various capacities for Chrysler Group LLC, ultimately serving as Senior Vice President, Chief Information Officer and Treasurer of Chrysler LLC. Ms. Bertsch has been a director of BWX Technologies since 2015 (where she is the chair of the audit committee and a member of the governance committee) and its predecessor Babcock & Wilcox from 2013 to 2015 (where she served as a member of the audit and compensation committees) and also served as chair of the Board of Visitors for the Wayne State University School of Medicine from 2003 to September 2016.

Board Qualifications: Ms. Bertsch has extensive financial acumen and expertise through her experience as Chief Financial Officer of a Fortune 500 company. She possesses the attributes to satisfy the Board’s basic membership criteria. She also possesses additional positive factors considered for Board service, including leadership experience and expertise in the areas of manufacturing, accounting and finance, knowledge of generally accepted accounting principles, familiarity with the SEC’s accounting rules and practices and enhancement of the diversity of the Board.

LLOYD G. TROTTER Managing Partner, GenNx360 Capital Partners (Private Equity Firm)

Age 71

Mr. Trotter, a director since January 2015, is a member of the Compensation and Management Development Committee and the Corporate Governance and Nominating Committee and, effective as of January 24, 2017, will be Chair of the Compensation and Management Development Committee. He is a founder of GenNx360 Capital Partners, where he has been Managing Partner since February 2008. He served General Electric (diversified technology and financial services company) as Vice Chairman, and as President and Chief Executive Officer of GE Industrial, from 2006 until his retirement in February 2008. He had previously held various leadership positions with General Electric, including Executive Vice President, Operations, from 2005 to 2006; President and Chief Executive Officer, GE Consumer and Industrial Systems, from 1998 to 2005; and President and Chief Executive Officer, Electrical Distribution and Control, from 1992 to 1998. He held various positions in General Electric businesses from 1970, when he began his career with the company, to 1992. Mr. Trotter is a director of PepsiCo, Inc. and Textron Inc., and chairs the compensation committees of both companies. He is a former director of Daimler AG.

Board Qualifications: Mr. Trotter has extensive knowledge and experience, through his leadership roles at General Electric, in a variety of fields that are important to the Company’s business, including business operations, finance, manufacturing, information technology, supply chain management and international business opportunities. He has experience with acquisitions and divestitures associated with his current leadership in a private equity firm. He also has extensive corporate governance and executive compensation experience from his serving on boards and committees of public companies, which further enhances his contributions and value to the Board of Directors and the Company. He possesses the attributes to satisfy the Board’s basic membership criteria. He also possesses additional positive factors considered for Board service, including leadership expertise, international background and experience, knowledge of the industrial products industry and enhancement of diversity of the Board.

CLASS I – CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2019

IVOR J. EVANS Former Executive Chairman of the Board, Chief Executive Officer and President of Meritor

Age 74

Mr. Evans, a director since May 2005, previously served Meritor as Executive Chairman of the Board from April 2015 to April 2016; Chairman of the Board and Chief Executive Officer from August 2013 to March 2015 (also serving as President from August 2013 to June 2014); and Executive Chairman of the Board and Interim Chief Executive Officer and President from May 2013 until July 2013. Prior to joining Meritor’s Board, he served as Vice Chairman of Union Pacific Corporation (rail transportation) from January 2004 until his retirement in March 2005, and served as a member of the Union Pacific board of directors from 1999 to 2005. He had served as President and Chief Operating Officer of Union Pacific Railroad from 1998 until January 2004. From 1989 to 1998, he served in various executive positions at Emerson Electric Company (technology and engineering applications), including Senior Vice President, Industrial Components and Equipment. Prior to that, he was President of Blackstone Corp. (automotive components and systems) from 1985 to 1989 and, prior to that, spent 21 years serving in key operations roles for General Motors Corporation (automotive). He is also a director of Textron Inc. He is a former director of Cooper Industries, Roadrunner Transportation Systems, Inc. and Spirit AeroSystems and a former operating partner of HCI Equity Partners (formerly named Thayer Capital Partners).

Board Qualifications: Mr. Evans’ qualifications include extensive operational and manufacturing experience from his years as a chief operating officer and senior executive of large public companies, including some in the automotive and transportation markets in which we operate. His leadership roles in these companies have provided him with extensive capital allocation experience, which is instrumental in planning how best to use resources to develop Meritor’s business and maximize profitability. He also has considerable transactional and corporate finance experience from his time as an operating partner in a private equity firm. Mr. Evans’ service as a director of other public companies also widens his perspective with respect to capital allocation, corporate governance, audit issues, strategy and other matters that confront public companies. He possesses the attributes to satisfy the Board’s basic membership criteria. He also possesses additional positive factors considered for Board service, including leadership expertise and knowledge of the transportation and other manufacturing industries and Meritor’s business in particular.

WILLIAM R. NEWLIN Chairman, Newlin Investment Company, LLC (Equity Investment Firm)

Age 76

Mr. Newlin, a director since July 2003, has been the independent Chairman of the Board since April 2016 and is a member of the Compensation and Management Development Committee and the Corporate Governance and Nominating Committee. He previously served as Lead Director of the Board from January 2015 to April 2016. He has been the Chairman and a director of Newlin Investment Company, LLC since April 2007. He served Dick’s Sporting Goods, Inc. (sporting goods) as Executive Vice President and Chief Administrative Officer from October 2003 until his retirement in March 2007. He served as Chairman and CEO of Buchanan Ingersoll Professional Corporation (now Buchanan Ingersoll & Rooney PC, a law firm) from 1980 to October 2003. Mr. Newlin is a director of Calgon Carbon Corporation (where he is chairman of the nominating and governance committee). He is also a director of several private companies, primarily specializing in technology solutions, including Liquid X Printed Metals (metallic inks) and Sharp Edge Labs (biosensors for research). He is a former director and chairman of Kennametal Inc.

Board Qualifications: Mr. Newlin’s wide experience in major corporate transactions and in serving as a counselor providing strategic advice to complex organizations qualifies him to sit on our Board. He has led and managed large businesses such as professional service providers and public and private companies, and has extensive experience analyzing and providing a balanced approach to capital allocation. His extensive executive leadership and entrepreneurial experience provide Mr. Newlin with the skills that make him an effective director. Mr. Newlin’s service as a director of other public companies also affords our Board the benefit of his broader exposure to capital allocation, corporate governance issues, compensation issues and other matters facing public companies. He possesses the attributes to satisfy the Board’s basic membership criteria. He also possesses additional positive factors considered for Board service, including leadership and specialized legal expertise, including transactional experience, other strategic activities and knowledge of the federal securities laws and corporate governance matters.

THOMAS L. PAJONAS Executive Vice President and Chief Operating Officer, Flowserve Corporation (Manufacturer of Flow Control Products)

Age 61

Mr. Pajonas, a director since September 2013, is Chair of the Corporate Governance and Nominating Committee and a member of the Audit Committee. He has served as Executive Vice President and Chief Operating Officer of Flowserve Corp. since February 2014, and previously served as Senior Vice President and Chief Operating Officer of Flowserve Corp. from January 2012 to January 2014. Prior to that, he served as president of the Flow Control Division from 2004 to 2012, holding the positions of vice president from 2004 to 2006 and senior vice president from 2006 as an officer of Flowserve Corp. Before joining Flowserve Corp., Mr. Pajonas was managing director of the U.S. rail products unit of Alstom Transport (supplier of rail products) from 2003 to 2004, and senior vice president of the Worldwide Power Boiler Business of Alstom, Inc. (power generation and transmission and rail infrastructure) from 1999 to 2003. Prior to that, he served in various capacities as senior vice president and general manager, International Boiler Operations, and subsequently senior vice president and general manager, Standard Boilers Worldwide, of Asea Brown Boveri (power and automation technologies), including supply chain, power products manufacturing, and strategic operations.

Board Qualifications: Mr. Pajonas has extensive global leadership and operational experience combined with a strong manufacturing and engineering background, which provide useful insight into the operational issues facing engineering and manufacturing companies like Meritor. He possesses the attributes to satisfy the Board’s basic membership criteria. He also possesses additional positive factors considered for Board service, including knowledge of the industrial products industry and international background and experience.

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors manages or directs the management of the business of Meritor. In fiscal year 2016, the Board of Directors held five regularly scheduled meetings and two special telephonic meetings. Each current director attended at least 75% of the aggregate number of meetings of the Board and the standing and special committees on which he or she served in fiscal year 2016. Meritor encourages each director to attend the Annual Meeting of Shareholders. All of the current directors, other than Ms. Bertsch who joined the Board in September of 2016, attended the 2016 Annual Meeting.

The Board of Directors has established independence standards for directors, which are set forth in the Company’s Guidelines on Corporate Governance and are identical to the standards prescribed in the corporate governance rules of the New York Stock Exchange. The Board determined that Mses. Bertsch and Brooks, and Messrs. Lyons, Newlin, Pajonas and Trotter have no material relationship with Meritor, either directly or as a partner, shareholder or officer of an organization that has a relationship with Meritor, and are therefore independent within the meaning of the Guidelines on Corporate Governance and the New York Stock Exchange listing standards.* There were no transactions, relationships or arrangements involving the Company and any director or nominee for director in fiscal year 2016 that were considered by the Board in determining the independence of these directors under the Guidelines on Corporate Governance or the New York Stock Exchange listing standards.

Board’s Role in Risk Oversight

While risk management is primarily the responsibility of the Company’s management, the Board provides overall risk oversight with a focus on the most significant risks facing the Company. Throughout the year, in conjunction with its regular business presentations to the Board and its committees, management highlights any significant related risks and provides updates on other relevant matters including issues in the industries in which the Company operates that may impact the Company, operations reviews, the Company’s short and long-term strategies and treasury-related updates. The Board has delegated responsibility for the oversight of certain risks to the Audit Committee, which oversees the Company’s policies with respect to risk assessment and risk management, including financial and accounting risk exposures and management’s initiatives to monitor and control such exposures. In that role, the Company’s management discusses with the Audit Committee the Company’s major risk exposures and how these risks are managed and monitored. The Audit Committee receives regular reports on the Company’s ethics helpline from the Company’s General Auditor. In addition to receiving regular internal audit reports and updates on Sarbanes-Oxley Act compliance, the Audit Committee regularly meets in private session with our General Auditor and, separately, with our external auditors, which provides the opportunity for confidential discussion. The Audit Committee also receives reports on fraud investigations that may arise. In addition, on an annual basis, management conducts an Enterprise Risk Assessment and reports thereon to the Audit Committee. This assessment is monitored by management and utilized with the Audit Committee throughout the year as circumstances change. Within the Company, risk responsibilities are aligned to functional expertise and shared among the senior management.

Risk Assessment in Compensation Programs

Our compensation consultant, Pay Governance LLC, has been engaged to assess Meritor’s compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Meritor. Representatives from Internal Audit, Human Resources and Legal, with the concurrence of the Compensation and Management Development Committee, developed and carried out a process for evaluation of compensation risks. The process assessed the Company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. The focus was on the programs with variability of payout, in which the participant can directly affect payout, and on the controls that exist on such participant action and payout. To the extent that risks were identified, controls or mitigations of such risks and their effectiveness were discussed. The representatives also took into account Meritor’s balance between short- and long-term incentives, the alignment of performance metrics with shareholder interests, the existence of share ownership guidelines and other considerations relevant to assessing risks. Based upon the foregoing, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

____________________

*	The Board made the same determination of independence with respect to Ms. Jackson Bridges and Mr. Anderson, who are resigning from the Board effective January 24, 2017.

Board Leadership Structure

Our Board of Directors currently consists of ten members, eight of whom are independent. Since April 21, 2016, our By-laws and Guidelines on Corporate Governance have required the separation of the offices of Chairman and Chief Executive Officer. Prior to that date, we did not have a policy with respect to the separation of the offices of Chairman and Chief Executive Officer. However, beginning in April 2015, in connection with a transition of leadership, Mr. Evans functioned as Executive Chairman and Mr. Craig functioned as Chief Executive Officer. Because Mr. Evans was not an independent director, Mr. Newlin served as Lead Director as required by our policies at that time. Effective April 21, 2016, the Board (i) amended Meritor’s By-laws to eliminate the position of Executive Chairman and to provide for an independent Chairman of the Board; and (ii) appointed Mr. Newlin as the independent Chairman. The Board believes this governance structure and the preponderance of outside directors represents a commitment to the independence of the Board and a focus on matters of importance to Meritor’s shareholders. It also allows the Board to work effectively and properly oversee risk.

Committees

The Board currently has three standing committees (Audit; Compensation and Management Development; and Corporate Governance and Nominating), the principal functions of which are briefly described below. The charters of these committees are posted on our website, www.meritor.com, in the section headed “Investors – Corporate Governance.” The Board also establishes special committees from time to time for specific limited purposes or durations.

Audit Committee. Meritor has a separately designated standing audit committee established in compliance with applicable provisions of the Exchange Act and New York Stock Exchange listing standards. The Audit Committee is currently composed of four non-employee directors, William J. Lyons (chair), Jan A. Bertsch, Rhonda L. Brooks and Thomas L. Pajonas. Each of these directors meets the criteria for independence specified in the listing standards of the New York Stock Exchange. The Board of Directors has determined that Ms. Bertsch and Mr. Lyons qualify as “audit committee financial experts” (as defined by the SEC). The Board of Directors has adopted a written charter for the Audit Committee, which is reviewed and reassessed annually for compliance with the New York Stock Exchange listing standards. The Audit Committee held five regularly scheduled meetings and one special meeting in fiscal year 2016.

The Audit Committee is charged with monitoring the integrity of the Company’s financial statements, accounting and financial reporting processes and financial statement audits; compliance with legal and regulatory requirements; the independence and qualifications of the Company’s independent public accountants; the performance of the Company’s internal audit function and independent public accountants; and the Company’s systems of disclosure controls and procedures, internal controls over financial reporting and compliance with the Company’s ethical standards.

To carry out its responsibility, the Audit Committee has authority under its charter and engages in the following activities:

Document and Information Review

●	review its charter annually and submit changes to the Board for approval;
●	review the Company’s annual and quarterly financial statements, before their release, with the independent public accountants and senior management;
●	review the Company’s annual and quarterly earnings releases, including the use of pro forma or adjusted information that does not conform with generally accepted accounting principles;
●	review financial information and earnings guidance, before they are provided by the Company to analysts and rating agencies;

Independent Public Accountants

●	select and employ (subject to approval of the shareholders), and to terminate and replace where appropriate, the independent public accountants for the Company, and approve and cause the Company to pay all audit engagement fees;

●	review the performance and independence of the independent public accountants and remove them if circumstances warrant;
●

review and approve in advance the scope and extent of any non-audit services performed by the independent public accountants and the fees charged for these services, and receive and evaluate at least annually a report by the independent public accountants as to their independence, including consideration of whether provision of non-audit services is compatible with their independence;

●	review annually the experience and qualifications of the independent accountant’s lead partner and determine that all applicable partner rotation requirements are satisfied;
●	discuss with the independent public accountants the matters to be discussed under the standards of the Public Company Accounting Oversight Board;
●	review any significant issues related to the audit activities of the independent public accountants and oversee the resolution of any disagreements between them and management;
●

review with the independent public accountants critical accounting policies and practices; new accounting pronouncements; significant financial reporting issues and judgments, including alternative treatments of financial information, significant changes in application of accounting principles and treatment of complex or unusual transactions; significant internal control matters, including recommendations as to the adequacy of the Company’s system of internal controls; and material written communications between the independent public accountants and management;

●

review at least annually a report from the independent public accountants describing the firm’s internal quality control procedures, including material issues raised on review of such procedures and any investigations by governmental or professional authorities;

●	assess the objectivity and skepticism demonstrated by the independent public accountants in the performance of their work;
●	establish the Company’s policies with respect to hiring former employees of the independent public accountants;

Financial Reporting, Accounting Policies and Internal Control Structure

●	review the integrity of the Company’s financial reporting processes, in consultation with the independent public accountants and the internal audit function;
●	understand the scope of the independent public accountants’ review of internal control over financial reporting and procedures used in audits and reviews of the Company’s financial statements;
●

review any disclosure made in connection with annual and quarterly certifications by the chief executive officer and chief financial officer in filed documents with respect to internal controls over financial reporting, disclosure controls and procedures, and instances of fraud;

●	review issues regarding accounting principles and financial statement presentation;
●	review analyses prepared by management and the independent public accountants regarding significant financial reporting issues and judgments in connection with preparation of financial statements;
●	review the effect of regulatory and accounting initiatives and off-balance sheet structures on the financial statements;
●	review and approve all related-party transactions, defined as those transactions required to be disclosed under Item 404 of Regulation S-K;
●

establish procedures for the receipt, retention and handling of complaints regarding accounting, internal controls or auditing matters, including procedures for the confidential and anonymous submission by employees;

●	recommend to the Board whether the Company’s annual financial statements be included in its annual report on Form 10-K;
●	prepare the report to be included in the Company’s annual proxy statement;

Internal Audit

●	review the internal audit charter, the scope of the annual internal audit plan and the results of internal audits, including management’s response to audit reports;
●	review comments the internal auditor has on significant issues related to, and any restrictions on, internal audit activities;
●	review with the internal auditor significant internal control matters, including incidents of fraud;
●	review the composition and qualifications of the internal audit staff;
●

review and concur with management as to the appointment, reassignment, replacement, dismissal, and compensation of the internal auditor charged with auditing and evaluating the Company’s system of internal controls;

Legal and Ethical Compliance and Risk Management

●	oversee and update the Company’s standards of business conduct policies, and monitor compliance by employees with these policies;
●	review with the Company’s general counsel significant contingencies that could impact the financial statements and legal compliance matters;
●	monitor policies with respect to risk assessment and risk management, including financial and accounting risk and cybersecurity risk, and initiatives to control risk exposures;
●	review any findings by regulatory agencies with respect to the Company’s activities and management’s response;

General

●	review and consult with management concerning the composition and capability of the finance staff;
●	review annually the Audit Committee’s performance;
●	investigate matters brought to its attention within the scope of its duties;
●	engage outside consultants, independent counsel or other advisors; and
●	perform any other activities consistent with the charter, applicable law and the Company’s governing instruments.

As part of each regularly scheduled meeting, the Audit Committee meets in separate executive sessions with the independent public accountants, the internal auditors and senior management, and as a committee without members of management.

Compensation and Management Development Committee. The four current members of the Compensation and Management Development Committee (the “Compensation Committee”) are Victoria B. Jackson Bridges (chair)*, William J. Lyons, William R. Newlin and Lloyd G. Trotter. Each of these directors is a non-employee director who meets the criteria for independence specified in the listing standards of the New York Stock Exchange (including those criteria specifically applicable to members of compensation committees), the criteria for qualifying as an outside director specified in the Internal Revenue Code of 1986, as amended (“IRC”) and the criteria for qualifying as a non-employee director specified under the Exchange Act. These directors are not eligible to participate in any of the plans or programs that are administered by the Compensation Committee. The Compensation Committee held four regularly scheduled meetings and two special meetings in fiscal year 2016. Under the terms of its charter, the Compensation Committee has authority and engages in the following activities:

●	review and approve the goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate his performance against these goals and objectives, and set his compensation accordingly;
●	establish salaries of all of the Company’s other officers and review the salary plan for other Company executives;
●	evaluate the performance of the Company’s senior executives and plans for management succession and development;
____________________

*	The Board has appointed Mr. Trotter to serve as chair of the Compensation Committee effective as of Ms. Jackson Bridges’ resignation on January 24, 2017.

●	review the design and competitiveness of the Company’s compensation plans and medical benefit plans, and make recommendations to the Board of Directors;
●

administer the Company’s incentive, deferred compensation and long-term incentives plans (except with respect to any equity grants to directors, which are administered by the Corporate Governance and Nominating Committee);

●	review all material amendments to the Company’s pension plans and make recommendations to the Board concerning these amendments;
●	hire outside consultants, independent counsel and other advisors and approve the terms of their engagement, after considering the advisors’ independence from management; and
●	review annually the Compensation Committee’s performance.

See Executive Compensation - Compensation Discussion and Analysis below for further information on the scope of authority of the Compensation Committee and the role of management and compensation consultants in determining or recommending the amount or form of executive compensation.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is currently composed of five non-employee directors, Thomas L. Pajonas (chair), Joseph B. Anderson, Jr.*, Rhonda L. Brooks, William R. Newlin and Lloyd G. Trotter, all of whom meet the criteria for independence specified in the listing standards of the New York Stock Exchange. The Corporate Governance and Nominating Committee held four regularly scheduled meetings and no special meetings in fiscal year 2016. Under the terms of its charter, the Corporate Governance and Nominating Committee has authority and engages in the following activities:

●	screen and recommend to the Board qualified candidates for election as directors of the Company and for service as the Chairman;
●	periodically prepare and submit to the Board for adoption the Corporate Governance and Nominating Committee’s selection criteria for director nominees;
●	oversee, with the assistance of management, a process for new Board member orientation;
●	annually assess the performance of the Board;
●	consider matters of corporate governance and Board practices and recommend improvements to the Board;
●	review periodically the Company’s charter and by-laws in light of statutory changes and current best practices;
●	review periodically the charter, responsibilities, membership and chairmanship of each committee of the Board and recommend appropriate changes;
●	review periodically non-employee directors’ compensation and make recommendations to the Board;
●	review director independence, conflicts of interest, qualifications and conduct and recommend to the Board removal of a director when appropriate;
●	engage search firms and other consultants and independent counsel; and
●	review annually the Corporate Governance and Nominating Committee’s performance.

See Director Qualifications and Nominating Procedures below for further information on the nominating process.

In discharging its duties with respect to review of director compensation, the Corporate Governance and Nominating Committee from time to time retains a compensation consultant to provide information on current trends, develop market data and provide objective recommendations as to the amount and form of director compensation. In fiscal year 2016, the compensation consultant was Pay Governance LLC. Management has no role in determining or recommending the amount or form of director compensation.
____________________

*	Mr. Anderson is resigning from the Board effective January 24, 2017.

DIRECTOR QUALIFICATIONS AND NOMINATING PROCEDURES

As described above, Meritor has a standing nominating committee, the Corporate Governance and Nominating Committee, currently composed of five non-employee directors who meet the criteria for independence in the listing standards of the New York Stock Exchange. The Corporate Governance and Nominating Committee’s charter is posted on our website, www.meritor.com, in the section headed “Investors – Corporate Governance.”

The Board has adopted membership guidelines that outline the desired composition of the Board as a whole and the criteria to be used in selecting directors. These guidelines provide that the Board should be composed of directors with a variety of experience and backgrounds who have high-level managerial experience in complex organizations and who represent the balanced interests of shareholders as a whole rather than those of special interest groups.

The basic selection criteria include: highest character and integrity; experience with and understanding of strategy and policy-setting; reputation for working constructively with others; sufficient time to devote to Board matters; no conflict of interest that would interfere with performance as a director; and financial acumen. Other important factors include knowledge of the transportation and industrial products industry or another manufacturing industry; specialized expertise in a field with which the Board may be expected to interface; international background and experience; and enhancement of the diversity of the Board (which the Board considers in terms of all aspects of diversity, such as diversity of experience, background and strengths as well as diversity of gender and race). The guidelines also set forth examples, for illustrative purposes only, of candidates whose backgrounds would generally be considered to make them positive additions to the Board.

In considering candidates for the Board, the Corporate Governance and Nominating Committee is guided by the membership guidelines set forth above. The entirety of each candidate’s credentials is considered, and there are no specific minimum qualifications that must be met by a director nominee. The individual biographies of each of our current directors and nominees set forth previously outlines each individual’s specific experiences, attributes and skills that qualify that person to serve on our Board.

The Corporate Governance and Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. In fiscal year 2016, the Corporate Governance and Nominating Committee paid Korn Ferry $212,000 in fees and $15,616 in reimbursed expenses in connection with identifying Board candidates for consideration.

Shareholders may recommend candidates for consideration by the Corporate Governance and Nominating Committee by writing to the Corporate Secretary of the Company at its headquarters in Troy, Michigan, giving the candidate’s name, biographical data and qualifications. A written statement from the candidate, consenting to be named as a candidate and, if nominated and elected, to serve as a director, should accompany any such recommendation. The Corporate Governance and Nominating Committee evaluates the qualifications of candidates properly submitted by shareholders under the same criteria and in the same manner as potential nominees identified by the Company. No candidates for Board membership have been put forward for election at the 2017 Annual Meeting by shareholders or groups of shareholders holding 5% or more of the outstanding shares of Common Stock who have held such shares for over a year.

DIRECTOR COMPENSATION IN FISCAL YEAR 2016

The following table reflects compensation for the fiscal year ended September 30, 2016 awarded to, earned by or paid to each non-employee director who served during the fiscal year.

	Fees Earned
	or Paid in	Stock
	Cash(1)	Awards(2)(3)	Total(4)
Name	($)	($)	($)
Joseph B. Anderson, Jr.(5)	$96,000	$99,994	$195,994
Jan A. Bertsch	—	24,998	24,998
Victoria B. Jackson Bridges(5)	112,500	99,994	212,494
Rhonda L. Brooks	104,250	99,994	204,244
Ivor J. Evans(6)	37,500	74,996	112,496
William J. Lyons	120,750	99,994	220,744
William R. Newlin	143,500	99,994	243,494
Thomas L. Pajonas	114,250	99,994	214,244
Lloyd G. Trotter	102,000	99,994	201,994
____________________

(1)	This column includes retainer fees, committee chairman fees, meeting fees and, for Mr. Newlin, the Lead Director and Chairman fees earned in fiscal year 2016. This column does not include cash amounts paid in 2016 if such amounts were earned and reported in prior years, but deferred for future payment pursuant to the Deferred Compensation Policy for Non-Employee Directors.

(2)	Represents the grant date fair value of restricted shares of Common Stock (“restricted shares”) computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Information on the assumptions used in valuation of the grants is included in Note 19 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016 (“Form 10-K”), which is incorporated herein by reference. These amounts may not reflect the actual value realized upon settlement or vesting.

(3)	In connection with their service on the Board, the current non-employee directors held the following restricted shares of Common Stock and restricted share units granted under the 2010 Long-Term Incentive Plan, as amended and restated (“2010 LTIP”), and other former plans of the Company at fiscal year-end 2016. There were no stock options outstanding at fiscal year-end 2016 that were held by non-employee directors and granted in connection with their service on the Board. At fiscal year-end 2016, Mr. Evans held stock options and restricted share units granted under the 2010 LTIP in connection with his prior service as an executive, which are detailed in the table under the heading
Outstanding Equity Awards at Fiscal Year-End 2016 below.

Name	Restricted Shares	Restricted Share Units
Joseph B. Anderson, Jr.	32,480	—
Jan A. Bertsch	2,365	—
Victoria B. Jackson Bridges	32,730	—
Rhonda L. Brooks	31,730	—
Ivor J. Evans	8,823	—
William J. Lyons	31,730	—
William R. Newlin	36,941	—
Thomas L. Pajonas	31,730	—
Lloyd G. Trotter	15,313	6,565

(4)	Perquisites did not exceed a value of $10,000 for any non-employee director in fiscal year 2016 and are therefore not included in this table.

(5)	Ms. Jackson Bridges and Mr. Anderson are resigning from the Board effective January 24, 2017.

(6)	On April 21, 2016, Mr. Evans stepped down as Executive Chairman and began receiving compensation as a non-employee director. Mr. Evans’ compensation for serving as a non-employee director is reported in this table, and all fiscal year 2016 compensation is reported in the table under the heading Summary Compensation Table below.

Narrative Description of Director Compensation

Only non-employee directors receive compensation for Board service. Directors who are also employees of Meritor or a subsidiary do not receive compensation for serving as a director. The Company also reimburses its directors for their travel and related expenses in connection with attending Board, committee and shareholders’ meetings.

The following types of compensation were earned by or paid to non-employee directors in fiscal year 2016:

Retainer Fees. Non-employee directors of Meritor receive a cash retainer at the rate of $90,000 per year for Board service. The chairs of the standing Board committees receive additional cash retainers in the following amounts per year: Audit Committee and Compensation Committee - $15,000; and Corporate Governance and Nominating Committee - $10,000. The Chairman receives an additional annual retainer in the amount of $100,000. The prior role of Lead Director received an additional annual retainer in the amount of $20,000.

Committee Meeting Fees. Non-employee directors receive fees of $1,500 for attendance at each standing and special committee meeting ($750 for each telephone meeting).

Equity-Based Awards. As part of our director compensation, each non-employee director is entitled to receive, immediately after the Annual Meeting of Shareholders, an equity grant equal to a value of approximately $100,000, in the form of restricted shares or restricted share units, at the director’s discretion. The restricted shares and restricted share units are granted under the 2010 LTIP and vest upon the earlier of (i) three years from the date of grant or (ii) the date the director resigns or ceases to be a director by reason of the antitrust laws, compliance with the Company’s conflict of interest policies, or other circumstances the Board determines not to be adverse to the best interests of the Company, if the Board deems such restricted shares or restricted share units to be earned. Upon vesting, the holder of restricted share units is entitled to one share of Common Stock for each unit or its cash equivalent, and non-employee directors generally are entitled to receive a cash payment for dividend equivalents, if any dividends are paid, plus interest accrued during the vesting period. The equity grants to directors in 2016 were made on January 28, 2016 in the amount of 15,313 restricted shares or restricted share units, at the director’s election.

Deferrals. A director may elect to defer payment of all or part of the cash retainer and meeting fees to a later date, with interest on deferred amounts accruing quarterly at a rate equal to 120% of the Federal long-term rate set each month by the Secretary of the Treasury. Each director also has the option each year (provided sufficient shares are available under a plan covering director equity grants to accommodate this deferral option at the time of its election) to defer all or any portion of the cash retainer and meeting fees by electing to receive restricted shares or restricted share units that could be forfeited if certain conditions are not satisfied. The restricted shares or restricted share units in lieu of the cash retainer and meeting fees are valued at the closing price of Common Stock on the New York Stock Exchange – Composite Transactions reporting system (the “NYSE Closing Price”) on the date the fee payment would otherwise be made in cash. In fiscal year 2016, three directors deferred cash payments to a later date and no directors elected to receive restricted shares or restricted share units in lieu of cash payments.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of fiscal year 2016, there have been no transactions or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any director or officer of the Company or member of their immediate family had or will have a direct or indirect material interest.

Various means are employed to solicit information about relationships or transactions involving officers and directors that could raise questions of conflict of interest. Annual questionnaires solicit information from directors and officers regarding transactions and relationships that could trigger SEC rules on disclosure of related-person transactions, as well as relationships and transactions that could impair a director’s independence under the listing standards of the New York Stock Exchange. Directors and officers have a continuing duty to update this information should any changes occur during the fiscal year. In addition, all salaried employees, including officers, and directors have a duty to report any known conflicts of interest that would violate the Company’s code of ethics (including policies regarding standards of business conduct and conflicts of interest; see Code of Ethics below). A toll-free ethics helpline is available for that purpose. Salaried employees, including officers, are also required to complete an annual certification that they are unaware of, or have reported, any such conflict of interest.

Although we have no written policy regarding review, approval or ratification of related person transactions, the Audit Committee under its charter has the authority to review and approve all related-party transactions, defined as those transactions required to be disclosed under Item 404 of Regulation S-K. The Business Standards Compliance Committee (which is made up of management personnel) and the Audit Committee have responsibility for review of compliance by officers and other employees with the code of ethics, including conflict of interest provisions, and the Corporate Governance and Nominating Committee has similar responsibility with respect to compliance by directors. If a transaction or relationship involving an officer or director were to be reported through the toll-free ethics helpline, annual compliance certifications, questionnaires or otherwise, the Audit Committee, with the assistance of the Business Standards Compliance Committee, would investigate and consider all relevant facts and circumstances, including the nature, amount and terms of the transaction; the nature and amount of the related person’s interest in the transaction; the importance of the transaction to the related person and to the Company; whether the transaction would impair the judgment of a director or officer to act in the Company’s best interest; and any other facts involving the transaction that the Audit Committee deems significant, and would then take appropriate action. Transactions will not be approved under the code of ethics if they are not in the Company’s best interests. Any committee member who is a related person in connection with a transaction would not participate in consideration of that transaction.

CORPORATE GOVERNANCE AT MERITOR

Meritor is committed to good corporate governance. The foundation of our corporate governance principles and practices is the independent nature of our Board of Directors and its primary responsibility to Meritor’s shareholders. Our corporate governance guidelines have been in place since the Company’s creation in 1997. The guidelines are reviewed periodically by the Corporate Governance and Nominating Committee, and changes are recommended to the Board for approval as appropriate. We will continue to monitor developments and review our guidelines periodically, and will modify or supplement them when and as appropriate. Our current Corporate Governance Guidelines are posted on our website, www.meritor.com, in the section headed “Investors – Corporate Governance.” Our Corporate Governance Guidelines and practices are summarized below.

Board Independence

●

Independent directors must comprise at least a majority of the Board and, as a matter of policy, a substantial majority of the Board should be independent directors. The Board has adopted criteria for independence based on the definition used in the listing standards of the New York Stock Exchange;

●	The Board reviews the independence of each director annually;
●	Only independent directors serve on the Board’s standing committees;

Board Composition

●

The Board should consist of a sufficient number of directors to represent various viewpoints and areas of expertise, but not be so large as to impair its ability to function efficiently. In general, the Board consists of nine to 13 members, but may be smaller or larger to address special circumstances;

●

Board Membership Criteria have been adopted by the Board and are reviewed for appropriateness at least every three years. Board nominees are screened and recommended by the Corporate Governance and Nominating Committee and approved by the full Board (see Director Qualifications and Nominating Procedures above for information on Board selection criteria);

●	Committee membership is reviewed periodically to assure that each committee has the benefit of both experience and fresh perspectives;

●

Committee chair rotation is considered at least once every four years. A director usually serves on a committee at least 12 months before becoming its chair, and a former chair normally serves on a committee for at least 12 months after retiring as chair. Exceptions are made in appropriate circumstances. The Board may deviate from this policy where it determines that such deviation is in the best interest of the Board and of a particular committee;

●	Directors should not serve on the boards of more than three other public companies, unless the Board has determined that such service does not impair the ability of the director to serve effectively;
●

Except for any directorships already held as of April 26, 2012 (the date of adoption of this provision), (i) the Chief Executive Officer of the Company should not ordinarily serve on the boards of any other public companies during the first two years of tenure as Chief Executive Officer and thereafter should not ordinarily serve on more than one other public company board, unless the Board of Directors, in each case, determines that such simultaneous service would not impair the ability of the Chief Executive Officer to serve the Company and the Board effectively; and (ii) any director should not join the board of another public company unless the Corporate Governance and Nominating Committee and the Board determine that such service would not conflict with service on the Company’s board or a Company policy;

●	The Corporate Governance Guidelines establish the following expectations regarding director tenure:
○

Non-employee directors are required to offer not to stand for re-election if they are age 72 at the time of re-election or will reach age 72 during their new term. The Corporate Governance and Nominating Committee decides whether continued Board service is appropriate and, if so, the length of the next term;

○

Directors whose job responsibilities change significantly during their Board service, or who retire from the position they held when elected to the Board, are required to offer to resign. The Corporate Governance and Nominating Committee reviews the appropriateness of continued Board membership;

○

When the Chief Executive Officer retires or resigns from that position, he is expected to offer his resignation from the Board. The Board and the successor Chief Executive Officer determine whether continued Board service is desirable and appropriate;

○

Under the Company’s majority vote policy, any nominee for director who receives a greater number of “withheld” votes than “for” votes in an uncontested election is required to tender his resignation after the certification of the election results. The Corporate Governance and Nominating Committee considers the resignation and recommends to the Board what action should be taken. The Board is required to take action and publicly disclose the decision and its underlying rationale within 90 days of certification of the election results;

Key Responsibilities of the Board

●	The Company’s long-term strategic goals and plans are discussed in depth by the Board at least annually;
●

The non-employee directors select the Chief Executive Officer of the Company and meet at least annually to evaluate the Chief Executive Officer’s performance against long-term goals and objectives established by the Compensation Committee. This evaluation is used in the Compensation Committee’s consideration of the Chief Executive Officer’s compensation;

●	Management development and succession plans are reviewed annually, including Chief Executive Officer succession plans;

Board and Committee Meetings

●	The Board has appointed a Chairman who chairs executive sessions, serves as liaison with the Chief Executive Officer and participates in development of meeting agendas;
●

Board and committee meeting agendas are developed through discussions with management and the Chairman and/or committee chair, and are focused on business performance and strategic issues, leadership, and recent developments;

●	Agendas are distributed in advance so directors are aware of matters to be discussed and can recommend additional items;

●

Presentation materials are generally made available to Board and committee members for review in advance of each meeting. If the subject matter is too sensitive for advance distribution of materials, directors are advised in advance of the subject matter and issues to be considered and are given ample time to deliberate on proposed actions;

●	Directors are expected to attend, prepare for and participate in meetings. The Corporate Governance and Nominating Committee monitors each director’s attendance and addresses any issues that arise;
●

Non-employee directors meet in private executive sessions during each regular Board meeting. The Chairman chairs these meetings and communicates the results of the sessions to the Chief Executive Officer;

●	Minutes of each committee meeting are provided to each board member, and the chair of each committee reports at Board meetings on significant committee matters;
●

Information and data important to understanding the business, including financial and operating information and factors affecting the Company’s strategic plans and outlook, are distributed regularly to the Board;

Board Performance and Committee Operations

●

The Corporate Governance and Nominating Committee, which is composed solely of independent directors, is responsible for corporate governance and Board practices, and formally evaluates these areas periodically;

●	Each Board committee has a detailed charter outlining its responsibilities, as described above under the heading Board of Directors and Committees – Committees;
●

The Board and its committees have the authority to hire such outside counsel, advisors and consultants as they choose with respect to any issue related to Board activities. Directors also have full access to Company officers and employees and the Company’s outside counsel and auditors;

●

To enhance Board effectiveness, the Corporate Governance and Nominating Committee conducts annual self-evaluations of the Board’s performance. In addition, informal reviews of individual performance are conducted periodically. Results are shared with the Board, and action plans are formulated to address any areas for improvement;

Director Education

●

Each new director is provided a program of orientation to the Company’s business, which includes discussions with key members of management and background materials on the Company’s governance framework, financial condition and business;

●	The continuing education process for Board members includes review of extensive informational materials and meetings with key management personnel;
●	Meeting agendas regularly include discussions of business environment, outlook, performance and action plans for the various business segments;
●

Board members may request presentations on particular topics and specific facility visits to educate them and update their knowledge as to the Company, its industry and markets, the responsibilities of directorship and other topics of interest;

●	Each director is encouraged to attend educational seminars and conferences to enhance his or her knowledge of the role and responsibilities of directors;
●	In each fiscal year, at least one director is required to attend a director education seminar. In fiscal year 2016, two directors each attended one or more of such seminars;

Alignment with Shareholder Interests

●

A portion of director compensation is equity-based and therefore tied to the Company’s stock performance. Directors can also elect to receive their cash retainer fees in the form of restricted shares or restricted share units;

●

The Compensation Committee and the Board oversee executive compensation programs to assure that they are linked to performance and increasing shareholder value. The Compensation Committee also monitors compliance by Company executives with stock ownership guidelines (see Executive Compensation – Compensation Discussion and Analysis below);

●	Senior management meets regularly with major institutional investors and shareholders and reports to the Board on analyst and shareholder views of the Company; and
●

The Board has adopted stock ownership guidelines for non-employee directors to further the direct correlation of directors’ and shareholders’ economic interests. In 2012, the Board modified the methodology of these requirements from a set number of shares to a multiple of the non-employee director’s cash retainer. Each non-employee director is required to own shares of Common Stock, restricted shares or restricted share units with a market value equal to at least five times the annual cash retainer, effective the later of (i) five years from the date of his or her initial election to the Board and (ii) five years from the date of original adoption of this provision in the Corporate Governance Guidelines (September 13, 2012).

CODE OF ETHICS

All Meritor employees, including our Chief Executive Officer, Chief Financial Officer and other executive officers and our Controller, are required to comply with our corporate policies regarding standards of business conduct and conflicts of interest. These policies have been in place since the Company’s creation in 1997. The purpose of these corporate policies is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. The Audit Committee has oversight responsibility with respect to compliance by employees. The Board of Directors is also required to comply with these policies, and the Corporate Governance and Nominating Committee is responsible for monitoring compliance by directors.

Employees are obligated to report any conduct that they believe in good faith to violate these policies. Employees may submit concerns or complaints regarding ethical issues on a confidential basis to our ethics helpline, by means of a toll-free telephone call or e-mail. The Office of the General Counsel investigates all concerns and complaints. Employees may also contact the Board of Directors or the Audit Committee directly on these issues (see Communications with the Board of Directors below).

Meritor’s ethics manual, including the text of the policies on standards of business conduct and conflicts of interest, is posted in the section headed “Investors – Corporate Governance” on our website, www.meritor.com. We will post on our website any amendment to, or waiver from, a provision of our policies that applies to our Chief Executive Officer, Chief Financial Officer or Controller, and that relates to any of the following elements of these policies: honest and ethical conduct; disclosure in reports or documents filed by the Company with the SEC and in other public communications; compliance with applicable laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the policies.

OWNERSHIP BY MANAGEMENT OF EQUITY SECURITIES

The following table shows the beneficial ownership, reported to us as of October 31, 2016, of Common Stock of (i) each director, (ii) each executive officer listed in the table under Executive Compensation - Summary Compensation Table below and (iii) such persons and other executive officers as a group. See Voting Securities above for information on beneficial holders of more than 5% of outstanding Common Stock.

Beneficial Ownership as of October 31, 2016

			Percent of
			Outstanding
Name	Number of Shares(1)		Common Stock(2)
Joseph B. Anderson, Jr.	105,455	(3)	*
Jan A. Bertsch	2,365	(3)	*
Victoria B. Jackson Bridges	109,079	(3)	*
Rhonda L. Brooks	109,434	(3)(4)	*
William J. Lyons	59,927	(3)	*
William R. Newlin	244,816	(3)(5)	*
Thomas L. Pajonas	36,337	(3)	*
Lloyd G. Trotter	15,313	(3)	*
Jeffrey A. Craig	529,647	(6)	*
Kevin A. Nowlan	114,712	(6)	*
Joseph A. Plomin	102,827	(6)	*
Robert H. Speed	143,333	(6)(7)	*
Chris Villavarayan	51,790	(6)(7)	*
Ivor J. Evans	808,168	(3)(6)(8)	*
All of the above and other executive officers
as a group (16) persons	2,491,688	(3)(4)(5)(6)(7)(8)	2.87%
____________________

*	Less than one percent.

(1)	Each person has sole voting and investment power with respect to the shares of Common Stock listed unless otherwise indicated.

(2)	For purposes of computing the percentage of outstanding shares beneficially owned by each person, the number of shares of Common Stock owned by that person and the number of shares of Common Stock outstanding include shares as to which such person has a right to acquire beneficial ownership within 60 days (for example, through the exercise of stock options, conversions of securities or through trust arrangements), in accordance with Rule 13d-3(d)(1) under the Exchange Act.

(3)	Includes restricted shares awarded under the Company’s long-term incentive plans. Restricted shares are held by the Company until certain conditions are satisfied.

(4)	Includes 77,704 shares of Common Stock held by a trust of which Ms. Brooks is trustee.

(5)	Includes 6,860 shares of Common Stock held by a trust of which Mr. Newlin’s spouse is beneficiary.

(6)	In accordance with Rule 13d-3(d)(1) under the Exchange Act, the number of shares of Common Stock owned includes the following numbers of shares of Common Stock that may be acquired upon vesting of restricted share units within 60 days: 228,502 restricted share units for Mr. Craig; 69,949 restricted share units for Mr. Nowlan; 49,975 restricted share units for Mr. Plomin; 32,487 restricted share units for Mr. Speed; 32,487 restricted share units for Mr. Villavarayan; 500,000 restricted share units for Mr. Evans; and 1,043,957 restricted share units for all directors and executive officers as a group. Does not include restricted share units or performance share units granted under the Company’s stock plans and held as of October 31, 2016 that do not vest within 60 days.

(7)	Includes shares beneficially owned under the Company’s Savings Plans.

(8)	In accordance with Rule 13d-3(d)(1) under the Exchange Act, the number of shares owned includes the following numbers of shares of Common Stock which may be acquired upon exercise of options that were exercisable or would become exercisable within 60 days: 233,333 shares for Mr. Evans; and 233,333 shares for all directors and executive officers as a group.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee (the “Compensation Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussions, recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Management Development Committee

Victoria B. Jackson Bridges, Chair
William J. Lyons
William R. Newlin
Lloyd G. Trotter

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of the four independent directors listed above. No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. During fiscal year 2016, no member of the Compensation Committee had a relationship that must be described under SEC rules relating to disclosure of related person transactions. In fiscal year 2016, none of the Company’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this section of the proxy statement is to provide information about our compensation programs and how they relate to the compensation of the Named Executive Officers, as defined below. The Named Executive Officers are the senior members of management listed or discussed in the compensation tables and other sections included in this proxy statement. The qualitative information and rationales regarding our compensation policies and practices described below are intended to provide a better understanding of the quantitative information regarding each Named Executive Officer found in the tables and narratives that follow this section.

Executive Summary

The main components of Meritor’s executive compensation program are annual salary, annual incentives and long-term incentives. The Compensation Committee believes in a “pay for performance” philosophy under which executives are rewarded for performance against objective standards and, as part of that philosophy, continues to examine the Company’s executive compensation program and make changes accordingly. The actions taken by the Compensation Committee in fiscal year 2016 reflect that philosophy.

Recent actions taken by the Compensation Committee to update and improve the Company’s compensation practices include:

●	Changes to Compensation Levels due to Transition of Leadership. As discussed below under the heading “Elements of the Meritor Compensation Program – Components,” in April 2016, Mr. Evans, stepped down as the Executive Chairman of the Board while continuing to serve as a member of the Board (see Board of Directors and Committees – Board Leadership Structure above for further information). This completed the transition of leadership from Mr. Evans to Mr. Craig, and was accompanied by an elimination of Mr. Evans’ compensation as an employee to reflect his revised role (see the table under the heading Summary Compensation Table below for information on total compensation for Mr. Evans in 2016, reflecting this mid-year adjustment).

●

Continued 100% Equity-Based Long-Term Incentives Going Forward. For the fiscal 2015-2017 and fiscal 2016-2018 performance cycles, the Compensation Committee had made awards that were entirely equity-based (except as described below for the chief executive officer with respect to the fiscal 2016-2018 performance cycle). Fiscal 2015-2017 awards were 70% performance-based, in the form of performance share units, and 30% service-based, in the form of restricted share units, as described below. Fiscal 2016-2018 awards were 60% performance-based, principally in the form of performance share units, and 40% service-based, in the form of restricted share units, as described below. For the chief executive officer, the performance-based component was composed primarily of performance share units, with the remainder in the form of a performance-based cash award under the 2010 LTIP, both tied to the same performance goals. In November 2016, the Compensation Committee continued this practice, granting 100% equity-based long-term incentives for the fiscal 2017-2019 performance cycle. These awards are 60% performance-based, principally in the form of performance share units, and 40% service-based, in the form of restricted share units. The Compensation Committee believes the mix of awards for the executives will promote achievement of performance goals and provide retention incentives to key management personnel.

●

Peer Group Analysis Review. The Compensation Committee annually assesses the competitiveness of the Company’s executive compensation compared to that of similar companies, as described below under the heading “Market Analysis and Benchmarking.” In July 2016, the Compensation Committee engaged its compensation consultant, Pay Governance LLC, to evaluate the Company’s peer group to ensure that it is appropriate in light of the Company’s current situation. This evaluation resulted in no changes to the Company’s peer group, and the results of this evaluation were used in the Compensation Committee’s review of executive compensation in November 2016, for fiscal year 2017.

Administration of Executive Compensation Program

The Compensation Committee has overall responsibility for executive compensation, including administration of equity compensation plans (see Board of Directors and Committees above for information on the Compensation Committee’s members, charter and meetings in fiscal year 2016). As part of this responsibility, the Compensation Committee evaluates the performance of the Chief Executive Officer and determines his compensation in light of the goals and objectives of the Company and the executive compensation program.

The Compensation Committee retained Pay Governance LLC as a compensation consultant (the “consultant”) in fiscal year 2016. Prior to engaging the consultant, the Compensation Committee assessed the independence of its members under the standards set forth in the rules under the Exchange Act and the listing standards of the New York Stock Exchange. The Committee concluded that such standards were satisfied and no conflict of interest existed.

The consultant provides information on current compensation trends, develops competitive market data and provides objective recommendations as to the design of the compensation program, including the form and mix of award vehicles, the type of performance criteria and the level of award targets. The Compensation Committee directly engages the consultant, which also assists the Corporate Governance and Nominating Committee with respect to directors’ compensation. The consultant performs no other services for the Company or management.

The Compensation Committee seeks and considers input from senior management in many of its decisions, and the consultant confers and collaborates with senior management in developing its compensation recommendations. Senior management regularly participates in the Compensation Committee’s activities in the following ways:

●

The Chief Executive Officer reports to the Compensation Committee with respect to his evaluation of the performance of the Company’s other senior executives, including the other Named Executive Officers that report to the Chief Executive Officer. The Chief Executive Officer, together with the Senior Vice President, Human Resources, and Chief Information Officer, makes recommendations as to compensation decisions for these individuals, including base salary levels and the amount and mix of incentive awards.

●

The Senior Vice President, Human Resources, and Chief Information Officer participates in the development of the compensation program, including formulation of performance objectives and targets for incentive compensation, and oversees its implementation and interpretation, in each case carrying out the direction of the Compensation Committee and the recommendations of the consultant. He also assists the Chair of the Compensation Committee in developing meeting agendas and oversees preparation and distribution of pre-meeting informational materials on the matters to be considered.

●

The Chief Financial Officer is responsible for evaluating the tax, financial and accounting aspects of certain compensation decisions, as appropriate. He participates in developing financial objectives and targets for performance-based incentive compensation and oversees calculation of payout and vesting levels, in accordance with plan design and the direction of the Compensation Committee.

Executive Compensation Philosophy and Objectives

The Compensation Committee’s compensation philosophy is to “pay for performance.” The fundamental objectives of the Company’s executive compensation program are: (i) to attract, retain and motivate high caliber executives necessary for Meritor’s leadership and growth; (ii) to recognize company and individual performance through evaluation of each executive’s effectiveness in meeting strategic and operating plan goals; and (iii) to foster the creation of shareholder value through close alignment of the financial interests of executives with those of Meritor’s shareholders.

The Compensation Committee uses several basic practices and policies to carry out its philosophy and to meet the objectives of Meritor’s executive compensation program:

●

Competitive Compensation Packages. In order to attract and retain talented executives, the Compensation Committee designs total compensation packages to be competitive with those of other companies with which Meritor competes for talent, using benchmarking studies to determine market levels of compensation, as described below.

●

Performance-Based Compensation. A significant portion of each Named Executive Officer’s total potential compensation is performance-based (i.e., the compensation is at risk because it is contingent on achieving strategic and operating plan goals that are intended to improve shareholder return). These goals are established to recognize Company performance against specified targets. The remainder of the compensation of the Named Executive Officers is comprised of base salary and service-based restricted shares or restricted share units. Annual incentives are 100% performance-based, as discussed in detail below under the heading “Elements of the Meritor Compensation Program – Components.” With respect to long-term incentives, for the three-year cycle beginning in fiscal 2016, 60% of the awards are performance-based, in the form of performance share units (and for the chief executive officer, performance-based cash awards), and 40% of the awards are service-based, in the form of restricted share units. The Compensation Committee continued this approach for the three-year cycle beginning in fiscal 2017, keeping 60% of the awards performance-based, in the form of performance share units, with the remaining 40% of the awards service-based, in the form of restricted share units.

●

Equity Awards and Stock Ownership Requirements. A portion of incentive compensation for executives is often comprised of equity and equity-based awards, which is intended to align the interests of the Company’s executives with those of shareholders. As noted above, all of the awards for the long-term incentive cycles beginning in fiscal 2015, 2016 and 2017 (except a portion of the 2016-2018 performance cycle award for the chief executive officer) are equity-based, in the form of performance share units and restricted share units. In addition, metrics used for performance-based incentives are intended to align the interests of executives with those of shareholders. Senior executives are also required under the Company’s stock ownership guidelines to own shares of Common Stock (including share equivalents) equal to a specified multiple of their salary.

Market Analysis and Benchmarking

The Compensation Committee assesses the competitiveness of Meritor’s compensation program, using data and studies compiled and provided by the consultant. The consultant provides a detailed annual competitive pay study. As part of the assessment process, the Compensation Committee compares the amount of each component and the total amount of direct compensation (defined below) for each executive officer with that of other peer companies in the durable goods manufacturing sector, including companies in the automotive sector, which have executive officer positions comparable to the Company’s and with which the Company may compete for talented executives. The Compensation Committee reviewed the Company’s peer group with the consultant in July 2016 and determined that it was still appropriate in light of the Company’s current situation, and the same peer group was used in the Compensation Committee’s review of executive compensation for fiscal year 2016 and for fiscal year 2017.

The peer group for the competitive analysis for fiscal year 2016 includes the following 20 companies (“peer group”):

American Axle & Manufacturing Holdings, Inc.	SPX Corporation
BorgWarner Inc.	Tenneco Inc.
Dana Holding Corporation	Terex Corporation
The Greenbrier Companies, Inc.	The Timken Company
Hyster-Yale Materials Handling, Inc.	Tower International, Inc.
ITT Corporation	Trinity Industries, Inc.
Kennametal Inc.	Visteon Corporation
The Manitowoc Company, Inc.	WABCO Holdings Inc.
Modine Manufacturing Company	Wabash National Corporation
Oshkosh Corporation	Wabtec Corporation

See “Elements of the Meritor Compensation Program – Overview and Analysis” below for information on how the Compensation Committee uses this peer group data in setting compensation.

The Compensation Committee (or the Board of Directors, as appropriate) may also consider practices at other companies with respect to other elements of compensation, such as perquisites, retirement plans and health and welfare benefits, in assessing the competitiveness and cost effectiveness of the Company’s programs. Any such studies are done on a case-by-case basis, as needed, and may use a group of comparator companies identified at the time by the consultant or other advisors.

Elements of the Meritor Compensation Program

Overview and Analysis

The primary components of Meritor’s executive compensation program are base salary, annual incentives and long-term incentives, referred to herein as “direct compensation.” The aggregate of these components (i.e., the total compensation package), and the relative levels of equity and non-equity compensation that comprise direct compensation, are generally targeted in relation to competitive market rates among peer group companies, as described above. Although the Compensation Committee targets the median for the total package of direct compensation for an individual, particular elements of direct compensation may be either below or above the median, provided they are offset by other elements of direct compensation.

With this principle in mind, the Compensation Committee approves variations from peer group revenue-adjusted median, or 50th percentile, base salary levels for some individuals based on their responsibilities, experience, expertise and performance. In addition, when recruiting new executives, base salary may be set at a premium above the median of the peer group, in order to attract the most qualified candidates.

The Compensation Committee also believes that individuals should have an opportunity to earn above-median rewards for superior performance. Therefore, while the Compensation Committee looks at the median of the peer group in terms of the target annual and long-term incentive award for each position, it identifies a maximum potential payout for each position that would be significantly above median if maximum performance objectives are achieved. The range of potential payouts on annual and long-term incentives is described below, under the heading “Components.”

Each year, the Compensation Committee determines the appropriate mix among the components of direct compensation, and the appropriate mix of equity versus non-equity awards and performance-based versus service-based awards. However, the program contemplates that a significant portion of each executive’s direct compensation is performance-based and therefore is at risk. Performance-based awards, whether in the form of equity or non-equity awards, are tied to achievement of goals that are intended to improve, or reflect improvements in, shareholder value (see the performance-based awards described under the heading “Components” below).

In conjunction with setting compensation for fiscal year 2016, the Compensation Committee reviewed past pay-for-performance results over the tenure of each officer. The Compensation Committee was also aware of the potential value of outstanding long-term incentives, including the likelihood of their payout and vesting (based on achievement of performance objectives to date and on the levels of payout and vesting of past awards). This information was also implicit in the overall plan design used by the consultants in making recommendations for fiscal year 2016 compensation.

In addition to direct compensation, special hiring or retention incentives have been put in place for certain executives, to motivate them to join the Company or to continue their employment. Executive officers also receive health and welfare benefits and are entitled to participate in the Company’s pension plans and savings plans on substantially the same basis as other employees.

Each component of the executive compensation program is discussed below.

Components

Base Salary. The Compensation Committee generally reviews and sets base salaries for the executive officers each fiscal year, customarily at its November meeting. Annual salary increases, if any, for executive officers are based on evaluation of each individual’s performance and on his or her level of pay compared to that for similar positions at peer group companies, as indicated by the consultant’s reports and survey data.

The Compensation Committee from time to time also reviews and adjusts base salaries for executive officers at the time of any promotion or change in responsibilities. For fiscal 2016, Mr. Evans’ salary was eliminated following the completion of the transition of leadership of the Company from Mr. Evans to Mr. Craig.

Annual Incentives. The Incentive Compensation Plan, as amended (“ICP”), was last approved by the Company’s shareholders in January 2015. At that time, the ICP was amended and restated to (i) add a clawback provision applicable to awards that are subsequently the subject of a restatement of financial statements within one year due to misconduct or culpable conduct, and (ii) reflect the change in the name of “ArvinMeritor, Inc.” to “Meritor, Inc.” The performance goals of the ICP were also approved by shareholders at that time, for purposes of Section 162 (m) of the IRC.

Under the ICP, most employees (including the Named Executive Officers) can earn annual incentive payouts based on Company and/or business segment performance against goals established by the Compensation Committee at the beginning of the Company’s fiscal year. The annual incentive goals for fiscal year 2016 were based on the following two performance measures, which are defined as set forth below:

Adjusted EBITDA Margin	=

earnings (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interest in consolidated joint ventures, loss on sale of receivables, restructuring expenses and asset impairment charges and other special items approved by the Compensation Committee divided by sales

Free Cash Flow	=

cash flows provided by (used for) operating activities from continuing operations, less capital expenditures of continuing operations, excluding all restructuring payments and other special items as approved by the Compensation Committee

These two components (adjusted EBITDA margin and free cash flow) are equally weighted for the purposes of potential annual incentives, and each metric is independent of the other. The Compensation Committee chose these measures because adjusted EBITDA margin and free cash flow align with the Company’s financial objectives, and also because they are commonly used by the investment community to analyze operating performance and entity valuation and, as such, are factors in the value of shareholders’ investment in the Company.

In November 2015, the Compensation Committee also established target awards, stated as a percentage of base salary, for executive officers, including Messrs. Craig, Nowlan, Plomin, Speed, Villavarayan and Evans. Target awards for fiscal year 2016 were 100% for Mr. Craig; 75% for Mr. Nowlan; 65% for Mr. Plomin; 65% for Mr. Speed; 65% for

Mr. Villavarayan; and 100% for Mr. Evans*. See the table under the heading Grants of Plan-Based Awards in Fiscal Year 2016 below for information on the target, minimum and maximum awards for each Named Executive Officer for fiscal year 2016.

To determine whether annual incentive awards are paid, performance for the year is measured against specified target levels for each component. The target for 100% annual incentive achievement was based on achieving the levels of adjusted EBITDA margin and free cash flow defined in the Company’s annual operating plan (“AOP”). Performance of at least 90% of the AOP levels for adjusted EBITDA margin, and generating at least $50 million of free cash flow, are required to achieve a payout.

The following chart summarizes payout calculations for each portion of the incentive payment:

	Adjusted EBITDA	Payout
	Margin	(% of Target Award)	Free Cash Flow
Maximum	11.0%	200%	$173 million
Target	10.0%	100%	$137 million
Threshold	9.0%	25%	$50 million

The calculated award for an individual cannot exceed 200% of his or her target award. The Committee has discretion to adjust an award once it is calculated (either upward by up to 50% or downward by up to 100%), or to make an additional award, to reflect individual performance or special achievements. However, for Named Executive Officers, only downward adjustments are permitted by the ICP. Under the terms of the ICP, no discretionary increase in an award may be made for a Named Executive Officer.

In fiscal year 2016, the Company was slightly above the target level for adjusted EBITDA margin and was slightly below the target level, but above the threshold level, for free cash flow. The calculations of 2016 performance with respect to the performance measures established by the Compensation Committee did not include any adjustments for unusual, non-recurring, or other similar items. Accordingly, the Compensation Committee approved annual incentive payouts to the Named Executive Officers based on a 123.0% payout of the adjusted EBITDA margin performance objective and an 89.3% payout of the free cash flow performance objective for fiscal year 2016. See the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the table under the heading Summary Compensation Table below for total payouts of annual incentives to the Named Executive Officers for fiscal year 2016.

As has been the practice in prior years, the Compensation Committee also provided a pool of $500,000 to be awarded by the Chief Executive Officer to individual employees on the basis of outstanding performance or significant achievements. None of this pool was allocated to the Named Executive Officers.

Long-Term Incentives

Overview. The Compensation Committee provides long-term incentives to key employees, including the Named Executive Officers, which are tied to various performance or service objectives over three-year cycles. Each year, the Compensation Committee considers the types of award vehicles to be used and the performance or service objectives and targets on which payout of each type of award depends. The Company has used a number of long-term incentive plans for awards in the past, most recently the 2010 LTIP.

Types of Awards. The Compensation Committee selects the types and mix of awards for long-term incentives each year after reviewing the consultant’s report and survey data on peer group compensation, market practices, shares available for grant under the Company’s long-term incentive plans, and goals to be achieved. The Compensation Committee has used two types of awards in the past three years, awards under performance plans and restricted share units, as further described below. Both are intended to align management’s interests with those of shareholders, either through performance objectives tied to metrics that reward creation of shareholder value, or equity and equity-based awards, or both.

____________________

*	Mr. Evans’ award was pro-rated in connection with his stepping down as the Executive Chairman of the Board in April 2016.

●

Awards under Performance Plans. In the last three fiscal years, the Compensation Committee has established performance plans with three-year performance periods and established performance objectives, and related metrics and targets, at the beginning of each three-year performance cycle. The following awards were made for performance cycles in fiscal 2014, 2015 and 2016:

○

Fiscal 2014-2016 performance cycle: Awards were 100% equity-based and were 100% performance-based, in the form of performance share units. Earning of payouts on awards is based on achieving targets over the three-year performance cycle related to performance measures used for the Company’s M2016 strategic plan: adjusted EBITDA margin (as defined above); improvement in the Company’s net debt (total debt plus pension assets, pension liability, retiree medical liability and other retirement benefits less cash and cash equivalents); and new business wins (incremental booked revenue at run rate), in each case subject to certain terms and conditions.

○

Fiscal 2015-2017 performance cycle: Awards were 100% equity-based, of which 70% were performance-based, in the form of performance share units. Earning of payouts on the performance share units is based on achieving targets over the three-year performance cycle related to the following performance measures: adjusted EBITDA margin (as defined above) and adjusted diluted earnings per share (reported diluted earnings/loss per share from continuing operations before restructuring expenses and asset impairment charges), in each case subject to certain terms and conditions. The remaining 30% of the equity-based awards were service-based, in the form of restricted share units, the terms of which are described below under the heading “Restricted Shares or Restricted Share Units”.

○

Fiscal 2016-2018 performance cycle: Awards were 100% equity-based, of which 60% were performance-based, in the form of performance share units. Earning of payouts on the performance share units is based on achieving targets over the three-year performance cycle related to the following performance measures: adjusted EBITDA margin (as defined above) and adjusted diluted earnings per share (reported diluted earnings/loss per share from continuing operations before restructuring expenses, asset impairment charges, non-cash tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards and other special items as approved by the Compensation Committee), in each case subject to certain terms and conditions. The remaining 40% of the equity-based awards were service-based, in the form of restricted share units, the terms of which are described below under the heading “Restricted Shares or Restricted Share Units”.

For each performance cycle, the Compensation Committee also establishes target awards, stated as dollar amounts, for each of the Named Executive Officers. Participants can earn awards at the end of the three-year performance period, which may vary from 0% to 200% of target awards, based on actual performance against specified levels. No awards may be earned unless the threshold for payout over the period is met as set forth below. No earnings are accrued or paid on these awards. For the performance share units awarded for the fiscal 2014-2016, fiscal 2015-2017 and fiscal 2016-2018 cycles, payouts are intended to be in the form of Common Stock. However, in all cases, payout will be in the form of cash, not in the form of shares of Common Stock, if there is not a sufficient number of authorized shares remaining in the 2010 LTIP to make such payouts, or if applicable grant limitations in the 2010 LTIP restrict payout in shares.

	○	Fiscal 2014 – 2016 Performance Period
The weighting, targets and potential payouts for the fiscal 2014-2016 cycle were as follows:

	Adjusted
	EBITDA Margin	Net Debt Reduction	New Business Wins	% of Award Earned
	(50% of award)	(25% of award)	(25% of award)	and Paid Out
Maximum Payout	12.0%	$600 million	$750 million	200%
Target Payout	10.0%	$400 million	$500 million	100%
Threshold Payout	8.0%	$200 million	$250 million	0%

See “Fiscal Year 2016 Long-term Incentive Payouts” below for information on achievement of targets and actual payouts for this cycle.

For cycles in progress for which it is still possible to earn an award, the following charts summarize the weighting, targets and potential payouts at different levels of performance of the applicable objective:

○	Fiscal 2015 – 2017 Performance Period

	Adjusted	Adjusted Diluted
	EBITDA Margin	Earnings per Share	% of Award Earned
	(75% of award)	(25% of award)	and Paid Out
Maximum Payout	11.5%	$2.35	200%
Target Payout	10.5%	$2.05	100%
Threshold Payout	10.0%	$1.75	50%

○	Fiscal 2016 – 2018 Performance Period

	Adjusted	Adjusted Diluted
	EBITDA Margin	Earnings per Share	% of Award Earned
	(50% of award)	(50% of award)	and Paid Out
Maximum Payout	12.0%	$3.00	200%
Target Payout	11.0%	$2.25	100%
Threshold Payout	10.0%	$1.50	0%

●

Restricted Shares or Restricted Share Units. As part of long-term incentive awards, the Compensation Committee grants restricted shares or restricted share units that are subject to forfeiture if the grantee does not continue as an employee of Meritor or a subsidiary or affiliate of Meritor for a restricted period of at least three years (subject to certain exceptions in the event of death, disability or retirement). Restricted shares have all the attributes of outstanding shares of Common Stock during the restricted period, including voting and dividend rights, except that the shares are held by the Company and cannot be transferred by the grantee. Cash dividends, if any, during the restricted period are reinvested in additional restricted shares, which will vest or be forfeited at the same time as the underlying shares. Restricted share units represent the right to receive one share of Common Stock or its cash equivalent upon the vesting date, subject to certain terms and conditions. Dividends during the restricted period are not paid or accrued on restricted share units.

Grants of service-based restricted share units were not generally made for the fiscal 2014-2016 cycle, other than for recognition or retention purposes to selected individuals. As described above, with respect to the fiscal 2015-2017 cycle and the 2016-2018 cycle, 30% and 40%, respectively, of the total awards were in the form of service-based restricted share units.

The Compensation Committee’s practice in recent years with respect to timing of annual equity-based awards has been to establish December 1 as the standard grant date, whenever possible. If a special meeting is required in December in order to approve the grants for the three-year cycle, the date of grant may be delayed until the first business day in January. The timing of the grant date does not impact the terms of the grant of restricted shares or restricted share units. However, under the FASB’s compensation guidance, the Company measures the fair value of stock-based awards, which is recognized in the Company’s financial statements, based on the NYSE Closing Price on the grant date. The purpose of establishing a standard grant date for the Company’s grant of equity-based long-term incentive awards is to avoid any issue of whether a grant precedes or follows public disclosure of material information. The Company normally announces its fiscal year earnings in mid-November, and use of December 1 (or the first business day in January, as the case may be) as a standard grant date provides the market sufficient time to absorb and reflect the information, whether positive or negative, prior to measurement of fair value for accounting purposes.

Fiscal Year 2016 Long-term Incentive Payouts. In fiscal year 2014, the Compensation Committee provided long-term incentives to the Named Executive Officers under the 2010 LTIP in the form of target awards of performance share units under a performance plan for the three-year period ended September 30, 2016, as described above. The awards, which vested on December 1, 2016, were based on an assumed share price of $7.97 per share, which was the NYSE Closing Price on the last trading day prior to the date of grant.

For the three-year performance period ended September 30, 2016, the Company exceeded the target levels for adjusted EBITDA margin and improvement in the Company’s net debt and was slightly below the target level, but above the threshold level, for new business wins. The calculations of performance over the three-year period with respect to the performance measures established by the Compensation Committee did not include any adjustments for unusual, non-recurring, or other similar items. Accordingly, the Compensation Committee approved long-term incentive payouts to the Named Executive Officers based on a 111.5% payout of the adjusted EBITDA margin performance objective, a 128.5% payout of the net debt performance objective and a 94.4% payout of the new business wins performance objective for fiscal year 2016. See the table under the heading Outstanding Equity Awards at Fiscal Year-End 2016 and related footnotes below for information with respect to the performance share units that vested on December 1, 2016 for these individuals.

Fiscal Year 2016 Long-term Incentive Awards. In fiscal year 2016, long-term incentives provided to the Named Executive Officers were 100% equity based (except as described below for the chief executive officer) in the form of grants of performance-based performance share units (60% of the award) and service-based restricted share units (40% of the award). The performance share units will be earned based upon achievement of specific metrics and targets over the fiscal 2016-2018 performance period. For the chief executive officer, the performance-based component is composed of performance share units and a performance-based cash award under the 2010 LTIP, both tied to the same performance goals. The Compensation Committee established target awards, stated as dollar amounts, for all of the Named Executive Officers in November 2015. The number of units in each grant was determined by dividing these dollar amounts by an assumed share price of $10.51, which was the NYSE Closing Price on the date of grant. See “Types of Awards–Awards under Performance Plans” above for more information on the metrics and other terms applicable to these awards, and see Grants of Plan-Based Awards for Fiscal Year 2016 below for information on the specific awards made to the Named Executive Officers.

Pension and Retirement Plans. The Company maintains a tax-qualified defined contribution 401(k) savings plan (“Savings Plan”), as well as a non-qualified supplemental savings plan (“Supplemental Savings Plan”) that provides for contributions without regard to the limitations imposed by the IRC on the Savings Plan. All of the Named Executive Officers may participate in the Company’s Savings Plan and Supplemental Savings Plan on the same basis as other eligible employees.

Under the Savings Plan, a participant can defer up to 50% of eligible pay, on a before-tax basis, subject to annual IRC limits, and the Company matches deferrals at the rate of 100% on the first 3% and 50% on the next 3% of eligible pay. “Eligible pay” includes base salary and annual incentives under the ICP. If an executive elects to participate in the Supplemental Savings Plan, he or she can continue to contribute up to 20% of eligible pay on a before-tax basis, even though his or her Savings Plan contributions or eligible pay have reached the annual IRC limits. Both participant contributions and Company matching contributions to the Savings Plan and Supplemental Savings Plan are always 100% vested.

Contributions made by Named Executive Officers to the Savings Plan and Supplemental Savings Plan in fiscal year 2016 are included in the column headed “Salary,” and the Company’s matching contributions are included in the column headed “All Other Compensation,” in each case in the table under the heading Summary Compensation Table below.

The Company maintains a tax-qualified, non-contributory defined benefit pension plan (“Pension Plan”) that covers eligible employees hired before October 1, 2005, and a non-qualified supplemental pension plan (“Supplemental Pension Plan”) that provides benefits to the participants without regard to the limitations imposed by the IRC on qualified pension plans. Messrs. Speed and Villavarayan participate in the Pension Plan. Mr. Villavarayan also participates in a Canadian defined benefit pension plan (see Pension Benefits below). When information with respect to Mr. Villavarayan’s Pension Plan participation is provided, it includes his participation in the Canadian plan. The present value of accumulated pension benefit for Messrs. Speed and Villavarayan are reported in the table under the heading Pension Benefits below.

Employees hired on or after October 1, 2005 are not eligible to participate in the Pension Plan or the Supplemental Pension Plan, and the Company instead makes additional contributions each year (ranging from 2% to 4% of base salary plus annual incentive, depending on age) to their accounts under the Savings Plan or Supplemental Savings Plan. Benefits under the Pension Plan and Supplemental Pension Plan were frozen, beginning January 1, 2008, and replaced with additional annual Company contributions (ranging from 2% to 4% of base salary plus annual incentive, depending on age)

to the Savings Plan and Supplemental Savings Plan for the accounts of eligible employees (see Pension Benefits below for further information). The amounts contributed by the Company under the Savings Plan or Supplemental Savings Plan on behalf of Named Executive Officers as pension contributions are included in the column headed “All Other Compensation” in the table under the heading Summary Compensation Table below.

Perquisites. In fiscal year 2006, the Compensation Committee determined to eliminate most perquisite programs (including company cars, club memberships, and reimbursement for financial services) and related gross-ups for payment of income taxes, and replace some of them with uniform cash payments. As a result, outside of these uniform cash payments, the value of total perquisites provided in fiscal year 2016 for each Named Executive Officer was less than $10,000, with the exception of certain perquisites related to Mr. Plomin’s foreign work assignment (see the column headed “All Other Compensation” and footnote 7 in the table under the heading Summary Compensation Table below).

Health and Welfare Benefits. The Company maintains health and welfare benefits, including medical, dental, vision, disability and life insurance programs, and the Named Executive Officers are entitled to participate in these programs on the same basis as other employees. Providing these benefits is necessary for the Company to remain competitive with other employers.

Employment Agreements. The Company entered into agreements with Messrs. Craig and Nowlan, in fiscal years 2015 and 2013, respectively, with Messrs. Plomin and Speed in December 2015 and with Mr. Villavarayan in February 2016, relating to certain terms of their employment (including the effects of termination without cause). The purpose of these agreements was to provide incentives to retain these individuals in officer positions. The current employment agreements with certain of the Named Executive Officers are described below under the heading Agreements with Named Executive Officers - Employment Agreements. Mr. Evans does not have an employment agreement.

Stock Ownership Guidelines

As noted above, alignment of the financial interests of Meritor’s key executives with those of its shareholders is a fundamental objective of the Compensation Committee’s program and helps to carry out its “pay for performance” philosophy. Accordingly, Meritor has for many years set ownership guidelines that require each Named Executive Officer and other executives to own a minimum number of shares of Common Stock or share equivalents. The current guidelines require ownership of a number of shares of Common Stock equal to the following:

Position Held	Minimum Number of Shares Owned
● Chief Executive Officer	6 times Annual Base Salary
● Chief Financial Officer and Business Presidents	3 times Annual Base Salary
● General Counsel and Other Executive Officers	1.5 times Annual Base Salary
● Other Executives subject to the guidelines	0.5 times Annual Base Salary

Shares owned directly (including unvested restricted shares) or through the Savings Plan and Supplemental Savings Plan and unvested restricted share units are considered in determining whether an executive meets the ownership guidelines. Shares of Common Stock subject to unexercised stock options and performance share units are not considered. The ownership guidelines provide a transition period during which executives may achieve compliance. In general, this period ends as of the date that is five years after the date the ownership guidelines become applicable to the executive. As of the end of fiscal year 2016, all of the Named Executive Officers were in compliance with the ownership guidelines, taking into account permitted transition periods.

Clawback Policy

The Company’s 2010 LTIP and ICP each has a clawback provision applicable to awards that are subsequently the subject of a restatement of financial statements within one year due to misconduct or culpable conduct. The Compensation Committee will review the Company’s clawback policy in light of the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act concerning executive compensation policies when applicable regulations are issued.

Anti-Hedging and Anti-Pledging Policies

The Board of Directors has adopted, as part of the Company’s insider trading policy, prohibitions against directors, officers and employees, and certain related persons, from (i) selling Company securities “short,” (ii) trading in exchange-traded or other third party options, warrants, puts or calls or similar instruments on Company securities, (iii) holding Company securities in margin accounts or (iv) engaging in any hedging or monetization transactions involving Company securities.

The Board of Directors has also adopted, as part of the Company’s insider trading policy, (i) a prohibition against officers, employees and certain related persons pledging Company securities as collateral for a loan or other financing arrangement; and (ii) a provision permitting independent directors to pledge Company securities as collateral for a loan or other financing arrangement, with the approval of the Company’s General Counsel and Chairman. Approval of pledging of securities by independent directors is based on the circumstances of the request, including the percentage of securities held by the individual that is currently pledged; compelling need that would justify the pledge; and the magnitude of aggregate pledged shares in relation to total shares outstanding, market value or trading volume. In any event, pledging transactions are prohibited during “blackout” periods, when all transactions in Company securities are prohibited. There were no new or outstanding pledging transactions by directors and officers during fiscal year 2016.

Consideration of Shareholder Advisory Vote on Executive Compensation

At the Company’s 2016 Annual Meeting, held on January 28, 2016, the shareholders approved, on an advisory basis, the compensation of the executive officers named in the proxy statement for that meeting, with 74,534,213 shares voting for approval, 2,355,071 shares voting against approval, and 1,899,843 shares abstaining. The Compensation Committee considers this annual vote in its deliberations with respect to the future direction of executive compensation.

Tax Deductibility of Executive Compensation

Section 162(m) of the IRC generally limits the deductibility of compensation paid to each Named Executive Officer to $1,000,000 per year. There is an exception to this rule for any compensation that is “performance based,” as defined in the IRC. Annual incentive awards and long-term incentive awards are intended to be “performance based,” but depending upon the design of the plan may or may not be subject to the deductibility limit. However, salaries, service-based restricted shares or restricted share units, special employment and retention incentives, and special annual bonus payments do not qualify as “performance based” compensation for this purpose.

Although the Compensation Committee’s policy is to structure compensation arrangements when possible in a manner that will avoid limits on deductibility, it is not a primary objective of the Company’s compensation program. In the view of the Compensation Committee, meeting the objectives stated above is more important than the ability to deduct the compensation for tax purposes.

Cautionary Statement

The information appearing in this Compensation Discussion and Analysis, and elsewhere in this proxy statement, as to performance metrics, objectives and targets relates only to incentives established for the purpose of motivating executives to achieve results that will help to enhance shareholder value. This information is not related to the Company’s expectations of future financial performance, and should not be considered as or correlated with any guidance issued by the Company regarding its future earnings, free cash flow or other financial measures.

SUMMARY COMPENSATION TABLE

The information set forth below reflects compensation, from all sources, awarded to, earned by or paid to the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers of the Company and Mr. Evans, who would have been one of the three other most highly compensated executive officers but for the fact that he was not serving as an executive officer at the end of fiscal 2016 (collectively, the “Named Executive Officers”), for the fiscal years ended September 30, 2014, 2015 and 2016 (except as noted). The compensation reported below is for services rendered in all capacities to Meritor and its subsidiaries.

						Change in
						Pension Value and
						Non-Qualified
					Non-Equity	Deferred
	Fiscal			Stock	Incentive Plan	Compensation	All Other
Name and Principal Position(1)	Year	Salary(2)	Bonus(3)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)	Total
Jeffrey A. Craig	2016	$891,667	$0	$3,499,998	$954,900	$0	$166,568	$5,513,133
Chief Executive Officer and President	2015	733,333	0	3,500,000	1,833,030	0	142,069	6,208,432
(principal executive officer)	2014	575,457	0	2,300,007	1,145,673	0	96,515	4,117,652

Kevin A. Nowlan	2016	495,833	0	849,996	397,875	0	64,992	1,808,696
Senior Vice President and Chief	2015	466,667	0	699,998	453,678	0	63,095	1,683,438
Financial Officer	2014	425,000	0	656,448	350,158	0	57,011	1,488,617
(principal financial officer)

Joseph A. Plomin	2016	430,167	0	534,991	299,998	0	249,988	1,515,144
Senior Vice President and	2015	405,000	0	481,092	360,748	0	283,111	1,529,951
President, International

Robert H. Speed	2016	430,167	0	534,991	299,998	9,973	73,628	1,348,757
Senior Vice President and
President, Aftermarket & Trailer
and Chief Procurement Officer

Chris Villavarayan	2016	424,125	0	534,984	299,998	17,768	74,160	1,351,035
Senior Vice President and	2015	405,000	30,000	481,092	296,728	3,664	66,727	1,283,211
President, Americas

Ivor J. Evans	2016	383,333	0	1,149,994 (8)	406,717	0	232,205 (8)	2,172,249
Former Executive Chairman of	2015	916,667	0	4,200,002	780,083	0	213,253	6,110,005
the Board	2014	1,000,000	0	4,199,999	1,252,333	0	101,283	6,553,615
____________________

(1)

The table reflects the positions held with Meritor at September 30, 2016.

Information for Messrs. Plomin, Speed and Villavarayan is provided for less than three fiscal years, as permitted by SEC Regulation S-K, because Messrs. Plomin and Villavarayan were not named executive officers prior to fiscal year 2015 and Mr. Speed was not a named executive officer prior to fiscal year 2016.

Mr. Evans stepped down as the Executive Chairman of the Board on April 21, 2016 while continuing to serve as a member of the Board. His compensation as a Named Executive Officer is reported in the appropriate columns of the table above, and his compensation as a non-employee director is included in the column headed “All Other Compensation” (see footnote 8).

(2)	This column includes amounts contributed by the Named Executive Officers to the Company’s Savings Plan and Supplemental Savings Plan (see Non-Qualified Deferred Compensation below).

(3)	This column reflects a special cash bonus paid to Mr. Villavarayan to reward his performance for fiscal year 2015.

(4)	Represents the grant date fair value of restricted share units, stock options and performance share units (assuming achievement of the performance criteria at the target levels), computed in accordance with FASB ASC Topic 718. Information on the assumptions used in valuation of the grants is included in Note 19 of the Notes to Consolidated Financial Statements in the Form 10-K, which is incorporated herein by reference. Assuming achievement of the performance criteria at the maximum levels, the grant date fair value of the restricted share units, stock options and performance share units, computed in accordance with FASB ASC Topic 718, would be as follows: (i) for fiscal 2016 grants: $5,600,001 for Mr. Craig; $1,359,994 for Mr. Nowlan; $855,987 for Mr. Plomin; $855,987 for Mr. Speed; $855,972 for Mr. Villavarayan; and $1,839,996 for Mr. Evans; (ii) for fiscal 2015 grants: $5,949,999 for Mr. Craig; $1,189,994 for Mr. Nowlan; $673,589 for Mr. Plomin; $673,589 for Mr. Villavarayan; and $7,140,005 for Mr. Evans; (iii) for fiscal 2014 grants: $4,600,014 for Mr. Craig; $1,156,446 for Mr. Nowlan; and $8,399,998 for Mr. Evans. These amounts may not reflect the actual value realized upon vesting, settlement or exercise, if any.

(5)	This column includes the following amounts:

			Portion of
			2012-2014	2013-2015	Interim
			LTIP Earned	LTIP Earned	CEO Performance
Name	Year	ICP Payout	(A)	(B)	Incentive Payment
Jeffrey A. Craig	2016	$954,900	—	—	—
	2015	723,350	—	$1,109,680	—
	2014	645,873	$499,800	—	—
Kevin A. Nowlan	2016	397,875	—	—	—
	2015	282,958	—	170,720	—
	2014	298,095	52,063	—	—
Joseph A. Plomin	2016	299,998	—	—	—
	2015	190,028	—	170,720	—
Robert H. Speed	2016	299,998	—	—	—
Chris Villavarayan	2016	299,998	—	—	—
	2015	190,028	—	106,700	—
Ivor J. Evans	2016	406,717	—	—	—
	2015	780,083	—	—	—
	2014	1,169,000	—	—	$83,333

(A)	Payment of the total 2012-2014 LTIP amount earned was made in cash in December 2014.

(B)	Payment of the total 2013-2015 LTIP amount earned was made in cash in December 2015.

See Compensation Discussion and Analysis above for information on the terms of these awards.

(6)	This column includes the change in actuarial present value of accumulated pension benefits of Messrs. Speed and Villavarayan under the Pension Plan and Supplemental Pension Plan accrued during the period between the measurement dates used for financial statement reporting purposes for the reported fiscal year and the prior year. See Pension Benefits below for information on their years of service and accumulated pension benefits. The other Named Executive Officers were not eligible to participate in the Pension Plan and Supplemental Pension Plan and, therefore, there are no changes in the accumulated pension benefits reported for them in this column. In addition, there were no above-market or preferential earnings on compensation that was deferred on a basis that is not tax-qualified during the fiscal year for the Named Executive Officers.

(7)	This column includes the following items for fiscal year 2016, as set forth in the table below: (i) amounts contributed by the Company to the accounts of the Named Executive Officers under the Savings Plan and Supplemental Savings Plan; (ii) cash allowances in lieu of perquisites (see Compensation Discussion and Analysis – Elements of the Meritor Compensation Program – Components – Perquisites above); (iii) group excess liability insurance premiums; and

(iv) in the case of Mr. Plomin, expenses related to foreign assignments (including costs of housing, automobiles, utilities, insurance and storage) and reimbursement of taxes related to perquisites and personal benefits. Perquisites are valued at actual cost to the Company.

	Jeffrey A.	Kevin A.	Joseph A.	Robert H.	Chris	Ivor J.
Type of Compensation	Craig	Nowlan	Plomin	Speed	Villavarayan	Evans
Employer savings plan contributions	$130,601	$36,689	$49,616	$47,330	$49,712	$98,890
Cash allowances in lieu of perquisites	33,996	27,000	23,167	25,167	23,333	19,833
Group excess liability insurance premium	1,971	1,303	1,131	1,131	1,115	986
Miscellaneous expenses related to
foreign assignment	—	—	176,074	—	—	—

(8)	In connection with Mr. Evans stepping down as Executive Chairman on April 21, 2016, the performance share units and restricted share units underlying the amount presented in the Stock Awards column above for fiscal year 2016 were forfeited and he began receiving compensation as a non-employee director. His compensation as a non-employee director, beginning on that date, is included for fiscal year 2016 in the column headed “All Other Compensation” and is comprised of the following amounts:

	Fees earned or paid in cash	Stock awards
Year	(A)	(B)	Total
2016	$37,500	$74,996	$112,496

(A)	Includes retainer fees and meeting fees.

(B)	Represents the grant date fair value of restricted stock computed in accordance with FASB ASC Topic 718.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2016

The Compensation Committee made the following grants to the Named Executive Officers under the ICP and the 2010 LTIP in fiscal year 2016. No consideration was paid by the Named Executive Officers for these awards. No stock options were granted in fiscal year 2016.

					Estimated Future Payouts			Estimated Future Payouts			All Other	Grant Date
			Date of		Under Non-Equity Incentive			Under Equity Incentive			Stock	Fair Value of
			Compensation		Plan Awards(1)			Plan Awards(2)			Awards	Stock and
	Plan	Grant	Committee	Type of	Threshold	Target	Maximum	Threshold	Target	Maximum	(# of	Option
Name	Name	Date	Action	Award	($)	($)	($)	(#)	(#)	(#)	Shares)(3)	Awards(4)
Jeffrey A. Craig	2010	12/1/2015	11/30/2015	Performance	—	—	—	0	199,810	399,620	—	$2,100,003
	LTIP			share units
	2010	12/1/2015	11/30/2015	Restricted	—	—	—	—	—	—	133,206	1,399,995
	LTIP			share units
	ICP	11/20/2015		Annual	225,000	900,000	1,800,000	—	—	—	—	—
				incentive
				plan target
Kevin A. Nowlan	2010	12/1/2015	11/20/2015	Performance	—	—	—	0	48,525	97,050	—	509,998
	LTIP			share units
	2010	12/1/2015	11/20/2015	Restricted	—	—	—	—	—	—	32,350	339,999
	LTIP			share units
	ICP	11/20/2015		Annual	93,750	375,000	750,000	—	—	—	—	—
				incentive
				plan target
Joseph A. Plomin	2010	12/1/2015	11/20/2015	Performance	—	—	—	0	30,542	61,084	—	320,996
	LTIP			share units
	2010	12/1/2015	11/20/2015	Restricted	—	—	—	—	—	—	20,361	213,994
	LTIP			share units
	ICP	11/20/2015		Annual	70,688	282,750	565,500	—	—	—	—	—
				incentive
				plan target
Robert H. Speed	2010	12/1/2015	11/20/2015	Performance	—	—	—	0	30,542	61,084	—	320,996
	LTIP			share units
	2010	12/1/2015	11/20/2015	Restricted	—	—	—	—	—	—	20,361	213,994
	LTIP			share units
	ICP	11/20/2015		Annual	70,688	282,750	565,500	—	—	—	—	—
				incentive
				plan target
Chris Villavarayan	2010	12/1/2015	11/20/2015	Performance	—	—	—	0	15,699	31,398	—	164,996
	LTIP			share units
	2010	12/1/2015	11/20/2015	Restricted	—	—	—	—	—	—	10,466	109,998
	LTIP			share units
	2010	5/1/2016	4/20/2016	Performance	—	—	—	0	18,352	36,704	—	155,992
	LTIP			share units
	2010	5/1/2016	4/20/2016	Restricted	—	—	—	—	—	—	12,235	103,998
	LTIP			share units
	ICP	11/20/2015		Annual	70,688	282,750	565,500	—	—	—	—	—
				incentive
				plan target
Ivor J. Evans	2010	12/1/2015	11/20/2015	Performance	—	—	—	0	65,652	131,304	—	690,003
	LTIP			share units
	2010	12/1/2015	11/20/2015	Restricted	—	—	—	—	—	—	43,767	459,991
	LTIP			share units
	2010	5/1/2016	4/20/2016	Restricted	—	—	—	—	—	—	8,823	74,996
	LTIP			Stock
	ICP	11/20/2015		Annual	95,833	383,333	766,667	—	—	—	—	—
				incentive
				plan target

____________________

(1)	These columns include target amounts for annual incentive awards under the ICP for each of the Named Executive Officers. Potential payout amounts for threshold, target and maximum performance are expressed as dollar amounts. With respect to Mr. Evans, in connection with his stepping down as Executive Chairman as of April 21, 2016, Mr. Evans was eligible to earn a pro-rated portion of the ICP award shown in these columns. Awards may, at the discretion of the Compensation Committee, be paid out in the form of shares of Common Stock, with the number of shares determined based on the market price at the time of payout. See Compensation Discussion and Analysis above for further information on the terms of ICP awards in fiscal year 2016. Actual ICP payouts for fiscal year 2016 are reported in the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the table under the heading Summary Compensation Table above.

(2)	These columns include target amounts for awards under a three-year performance plan established with respect to performance share units granted to the Named Executive Officers under the 2010 LTIP. With respect to Mr. Evans, these columns include an award of performance share units granted under the 2010 LTIP that was subsequently forfeited in connection with Mr. Evans stepping down as Executive Chairman as of April 21, 2016. With respect to Mr. Villavarayan, these columns also include an additional award of performance share units granted under the 2010 LTIP in connection with the execution of his employment agreement. In each case, potential payout amounts for threshold, target and maximum performance are expressed as numbers of units. Awards will be paid out in the form of shares of Common Stock to the extent that shares are available for issuance under the 2010 LTIP at the time of payout, subject to any applicable limitations on equity grants under the 2010 LTIP. If there are insufficient shares available to fund the entire payout, or if such limitations were applicable, some or all of the awards would be paid out in cash. See Compensation Discussion and Analysis above for further information on the terms of the LTIP awards in fiscal year 2016.

(3)	This column includes grants of service-based restricted share units to the Named Executive Officers, and an award of restricted shares to Mr. Evans made on May 1, 2016 in connection with his service as a non-employee director, in each case as part of long-term incentive awards under the 2010 LTIP. With respect to Mr. Evans, these columns also include an award of restricted share units granted under the 2010 LTIP that was subsequently forfeited in connection with Mr. Evans stepping down as Executive Chairman as of April 21, 2016. With respect to Mr. Villavarayan, these columns also include an additional award of restricted share units granted under the 2010 LTIP in connection with the execution of his employment agreement. See Compensation Discussion and Analysis above for further information on the terms of the LTIP awards in fiscal year 2016.

(4)	This column includes the grant date fair value of restricted share units and performance share units granted in fiscal year 2016, computed in accordance with FASB ASC Topic 718. Information on the assumptions used in valuation of the grants is included in Note 19 of the Notes to Consolidated Financial Statements in the Form 10-K, which is incorporated herein by reference. There were no dividends paid by the Company on its Common Stock in 2016.

See Compensation Discussion and Analysis – Elements of the Meritor Compensation Program – Overview and Analysis above for information on the proportion between salary and total compensation.

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Employment Agreements

Mr. Craig’s Employment Agreement. Mr. Craig entered into a new employment agreement with the Company in April 2015, in connection with his assumption of the role of Chief Executive Officer, which replaced his previous employment agreement with the Company. Under the terms of this agreement, if the Company terminates Mr. Craig’s employment without cause, he would receive:

●	any accrued and unpaid compensation;
●	monthly severance pay for a period of 12 months;
●	participation in the current year annual incentive as if he had been employed for the entire year;
●	continuation of health and welfare benefits (other than accidental death and dismemberment (“AD&D”) and long-term and short-term disability coverage) throughout the severance period (or until the executive becomes subsequently employed and covered by the health plan of the new employer);

●	continued life insurance coverage through the end of the severance period;
●	vesting or forfeiture of special or other long-term incentive awards, restricted shares, restricted share units, performance shares and cash payouts of long-term incentive awards as determined under the terms of the 2010 LTIP or the agreement relating to the grant (the 2010 LTIP provides for forfeiture of equity-based awards if the award has not vested under its terms before the end of the severance period, and for cash payouts for only those existing long-term incentive cycles that began more than a year before the last day employed); and

●	outplacement services for twelve months not to exceed $10,000.

Mr. Craig’s employment agreement also provides for vesting in accordance with the terms of the applicable plans for all equity grants in the event of a change of control (as defined in those plans). The agreement also provides for severance benefits as described above if a separation of service results from a change of control or within one year thereafter (provided the severance period would be 24 months rather than 12 months, and full target amount of annual incentive will be paid in that event rather than the actual amount of the annual incentive payout). The agreement also provides for payments in the event of death and disability (described further under Potential Payments Upon Termination below) and a non-compete agreement for the duration of the severance period in the event of involuntary termination of employment.

The Company also entered into an agreement with Mr. Craig containing revisions to his base salary, ICP target award for fiscal 2015, and 2010 LTIP target awards for the fiscal 2015-2017 cycle (see Summary Compensation Table and Grants of Plan-Based Awards in Fiscal Year 2015 above for information on the amount of these elements of his compensation).

Mr. Nowlan’s Employment Agreement. Mr. Nowlan entered into an employment agreement with the Company in 2013. Under the terms of this agreement, if the Company terminates Mr. Nowlan’s employment without cause, he would receive:

●	any accrued and unpaid compensation;
●	monthly severance pay for a period of 24 months;
●	pro rata participation in the current year annual incentive;
●

pro rata participation in the cash portion, if any, of long-term incentive cycles under the terms of the applicable plan (which provide payout for only those existing long-term incentive cycles that began more than a year before the last day employed), based on the portion of the performance cycle that has elapsed as of the last day employed;

●

continuation of health and welfare benefits (other than AD&D and long-term and short-term disability coverage) throughout the severance period (or until the executive becomes subsequently employed and covered by the health plan of the new employer);

●	continued life insurance coverage through the end of the severance period;
●

vesting or forfeiture of special or other long-term incentive awards, restricted shares, restricted share units, performance shares and cash payouts of long-term incentive awards as determined under the terms of the 2010 LTIP or the agreement relating to the grant (the 2010 LTIP provides for forfeiture of equity-based awards if the award has not vested under its terms before the end of the severance period, and for cash payouts for only those existing long-term incentive cycles that began more than a year before the last day employed); and

●	outplacement services for twelve months not to exceed $10,000.

Mr. Nowlan’s employment agreement also provides for vesting in accordance with the terms of the applicable plans for all equity grants in the event of a change in control (as defined in those plans) as well as the severance benefits described above if a separation of service results from a change in control or within one year thereafter (provided the full target amount of annual incentive will be paid in that event rather than a pro rata portion). The agreement also provides for payments in the event of death and disability (described further under Potential Payments Upon Termination below) and a non-compete agreement for the duration of the severance period in the event of involuntary termination of employment.

Compensation Arrangements with Mr. Evans. In connection with Mr. Evans stepping down as Executive Chairman of the Board, Mr. Evans and the Company entered into a Letter Agreement detailing the terms of his transition in April 2016. Pursuant to the Agreement, Mr. Evans’ employment, salary and certain benefits ended as of April 30, 2016; Mr. Evans was eligible to earn a pro-rated portion of his ICP award for fiscal year 2016; Mr. Evans will be able to exercise his vested stock options until their expiration date; Mr. Evans vested in all performance share units earned with respect to the fiscal 2014-2016 performance period on December 1, 2016 based on the performance-based vesting criteria being met as of September 30, 2016; and all other unvested performance share units and unvested restricted share units held with respect to the fiscal 2015-2017 and fiscal 2016-2018 performance periods were cancelled and forfeited. Mr. Evans’ annual incentive award for 2016 is disclosed in the table under the heading Grants of Plan-Based Awards in Fiscal Year 2016 above.

Other Executives’ Employment Agreements. Other executives of the Company, including Messrs. Plomin, Speed and Villavarayan, entered into employment agreements with the Company in December 2015 or February 2016. These agreements contain provisions with respect to termination without cause and severance in the event of a change of control, similar to those contained in Mr. Craig’s employment agreement (except that (i) the severance period would be 18 months in both cases and (ii) the provisions also apply to a termination of employment within two years after a change of control). The agreements also provide for a twelve-month non-compete agreement in the event of voluntary termination of employment.

See Potential Payments Upon Termination below for information on the amounts that would be payable to Messrs. Craig, Nowlan, Plomin, Speed and Villavarayan if their employment had been terminated at the end of fiscal year 2016.

Description of Plan-Based Awards

See Compensation Discussion and Analysis—Elements of the Meritor Compensation Program—Components—Annual Incentives and —Long-Term Incentives above for information on the types of plan-based awards that were made in fiscal year 2016 and are reported in the table above, the applicable performance objectives, and how payouts are calculated. See the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the table under the heading Summary Compensation Table above for information on actual annual incentive payments and long-term incentive payments made with respect to fiscal year 2016.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2016

The following unexercised stock options and unvested restricted shares, restricted share units and performance share units were held by the Named Executive Officers as of September 30, 2016.

	Option Awards				Stock Awards
							Equity	Equity
							incentive	incentive
							plan awards:	plan awards:
							number of	market or
					Number		unearned	payout value
					of Shares	Market Value of	shares, units	of unearned
					or Units of	Shares or	or other	shares, units
	Number of securities		Option		Stock That	Units of Stock	rights that	or other rights
	underlying unexercised		Exercise	Option	Have Not	That Have Not	have not	that have not
	options(1) (#)		Price	Expiration	Vested(2)	Vested(3)	vested(4)	vested(3)
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
Jeffrey A. Craig	—	—	—	—	530,496	$5,904,420	354,002	$3,940,042

Kevin A. Nowlan	—	—	—	—	132,583	1,475,649	79,729	887,384

Joseph A. Plomin	—	—	—	—	93,878	1,044,862	42,801	476,375

Robert H. Speed	—	—	—	—	83,980	934,697	42,747	475,774

Chris Villavarayan	—	—	—	—	91,424	1,017,549	46,310	515,430

Ivor J. Evans	233,333	—	$8.22	9/11/2018	596,401	6,637,943	—	—
____________________

(1)	This column includes a grant of options to Mr. Evans in fiscal year 2013 in connection with his appointment as Chief Executive Officer. A portion of the options vested, by their terms, upon achievement of certain Common Stock price performance targets. Other than this grant, the Company has not granted stock options to employees since fiscal year 2008, and none of the other Named Executive Officers hold any stock options.

(2)	This column includes the following separate grants of restricted shares and restricted share units that vest upon continuation of employment through the end of the restricted period. This column also includes performance share units subject to continued service vesting requirements following satisfaction of the performance criteria as of fiscal year-end 2016 that vest in December 2016 or February 2017 (or, in the case of a special retention grant to Mr. Craig in December 2013, that vest in three equal annual installments in December 2016, 2017 and 2018). This column excludes a grant of restricted share units made in December 2015 to Mr. Evans that was forfeited in connection with him stepping down as Executive Chairman on April 21, 2016 and includes a grant of restricted shares made to Mr. Evans while he was a non-employee director as part of his compensation for serving as such.

				Number
				of Shares
				Held as of
Name	Type of Grant	Grant Date	Vesting Date	9/30/2016
Jeffrey A. Craig	Restricted share units	12/1/2015	12/1/2018	133,206
	Restricted share units	8/1/2015	8/1/2018	36,222
	Restricted share units	12/1/2014	12/1/2017	39,301
	Performance share units	12/1/2013	12/1/2016	181,869	(A)
	Performance share units	12/1/2013	1/3 on 12/1/2016,	139,898	(A)
			1/3 on 12/1/2017
			and
			1/3 on 12/1/2018

Kevin A. Nowlan	Restricted share units	12/1/2015	12/1/2018	32,350
	Restricted share units	12/1/2014	12/1/2017	15,284
	Restricted share units	1/1/2014	1/1/2017	15,000
	Performance share units	12/1/2013	12/1/2016	69,949	(A)

Joseph A. Plomin	Restricted share units	12/1/2015	12/1/2018	20,361
	Restricted share units	12/1/2014	12/1/2017	15,000
	Restricted share units	12/1/2014	12/1/2017	6,004
	Restricted share units	12/1/2013	12/1/2016	15,000
	Performance share units	2/1/2014	2/1/2017	2,538	(A)
	Performance share units	12/1/2013	12/1/2016	34,975	(A)

Robert H. Speed	Restricted share units	12/1/2015	12/1/2018	20,361
	Restricted share units	8/1/2015	8/1/2018	1,065
	Restricted share units	12/1/2014	12/1/2017	15,000
	Restricted share units	12/1/2014	12/1/2017	4,913
	Restricted share units	12/1/2013	12/1/2016	15,000
	Performance share units	2/1/2014	2/1/2017	10,154	(A)
	Performance share units	12/1/2013	12/1/2016	17,487	(A)

Chris Villavarayan	Restricted share units	5/1/2016	5/1/2019	12,235
	Restricted share units	12/1/2015	12/1/2018	10,466
	Restricted share units	12/1/2014	12/1/2017	15,000
	Restricted share units	12/1/2014	12/1/2017	6,004
	Restricted share units	12/1/2013	12/1/2016	15,000
	Performance share units	2/1/2014	2/1/2017	15,232	(A)
	Performance share units	12/1/2013	12/1/2016	17,487	(A)

Ivor J. Evans	Restricted shares	5/1/2016	5/1/2019	8,823
	Performance share units	12/1/2013	12/1/2016	587,578	(A)

(A)	Performance share units subject to continued service vesting requirements following satisfaction of the performance criteria as of fiscal year-end 2016. The number of performance share units shown is based on the actual performance level achieved (see Compensation Discussion and Analysis above for information on the performance goals and levels of payout of these awards).

(3)	Based on the number of shares multiplied by the NYSE Closing Price on September 30, 2016, the last trading day of fiscal year 2016 ($11.13).

(4)	This column includes the following separate grants of performance share units that are earned at the end of the applicable performance periods, upon the achievement of stated performance goals. This column excludes a grant of performance share units made in December 2015 to Mr. Evans that was forfeited in connection with him stepping down as Executive Chairman on April 21, 2016. Except as noted below, the number of performance share units is reported at the target level of performance in accordance with SEC Regulation S-K based on the performance for the portion of the performance period through fiscal year-end 2016 exceeding the threshold level with respect to such performance share units (see Compensation Discussion and Analysis above for information on the performance goals and levels of potential payout of these awards).

				Number
				of Shares
				Held as of
Name	Type of Grant	Grant Date	Vesting Date	9/30/2016
Jeffrey A. Craig	Performance share units	12/1/2015	12/1/2018	199,810
	Performance share units	8/1/2015	8/1/2018	63,388
	Performance share units	8/1/2015	8/1/2018	10,565	(A)
	Performance share units	12/1/2014	12/1/2017	68,777
	Performance share units	12/1/2014	12/1/2017	11,462	(A)

Kevin A. Nowlan	Performance share units	12/1/2015	12/1/2018	48,525
	Performance share units	12/1/2014	12/1/2017	26,747
	Performance share units	12/1/2014	12/1/2017	4,458	(A)

Joseph A. Plomin	Performance share units	12/1/2015	12/1/2018	30,542
	Performance share units	12/1/2014	12/1/2017	10,508
	Performance share units	12/1/2014	12/1/2017	1,751	(A)

Robert H. Speed	Performance share units	12/1/2015	12/1/2018	30,542
	Performance share units	8/1/2015	8/1/2018	1,865
	Performance share units	8/1/2015	8/1/2018	311	(A)
	Performance share units	12/1/2014	12/1/2017	8,597
	Performance share units	12/1/2014	12/1/2017	1,433	(A)

Chris Villavarayan	Performance share units	5/1/2016	5/1/2019	18,352
	Performance share units	12/1/2015	12/1/2018	15,699
	Performance share units	12/1/2014	12/1/2017	10,508
	Performance share units	12/1/2014	12/1/2017	1,751	(A)

(A)	The number of performance share units is reported at the threshold level of performance in accordance with SEC Regulation S-K based on the performance for the portion of the performance period through fiscal year-end 2016 not yet meeting the threshold level of performance with respect to such performance share units (see Compensation Discussion and Analysis above for information on the performance goals and levels of potential payout of these awards).

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2016

The following table includes information with respect to service-based restricted share units and restricted shares held by the Named Executive Officers that vested during the 2016 fiscal year. No stock options were exercised by the Named Executive Officers during the 2016 fiscal year.

	Stock Awards
	Number of Shares
	Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)
Jeffrey A. Craig	60,750	$638,483	(1)
Kevin A. Nowlan	5,840	61,378	(1)
Joseph A. Plomin	9,350	98,269	(1)
Robert H. Speed	3,500	36,785	(1)
Chris Villavarayan	4,670	49,082	(1)
Ivor J. Evans	20,120	140,035	(2)
____________________

(1)	Represents vesting of restricted share units. The value realized on vesting is based on the NYSE Closing Price on December 1, 2015, the date of vesting ($10.51), multiplied by the number of shares of Common Stock acquired.

(2)	Represents vesting of restricted shares. The value realized on vesting is based on the NYSE Closing Price on January 24, 2016, the date of vesting ($6.96), multiplied by the number of shares of Common Stock acquired.

PENSION BENEFITS

Meritor has a tax-qualified defined benefit retirement plan, the Pension Plan, covering salaried and non-represented U.S. employees hired prior to October 1, 2005. Sections 401(a)(17) and 415 of the IRC limit the annual benefits that may be paid from a tax-qualified defined benefit retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company has established a non-qualified supplemental plan, the Supplemental Pension Plan, that authorizes the payment out of the Company’s general funds of any benefits calculated under provisions of the Pension Plan that may be above limits under these sections. Participation in the Pension Plan and Supplemental Pension Plan was terminated on December 31, 2007 and benefits were frozen as of a specified date, as described below.

Messrs. Speed and Villavarayan participate in the Pension Plan but do not participate in the Supplemental Pension Plan. Mr. Villavarayan is also a member of the Pension Plan for Eligible Non-Union Salaried Commercial Vehicle Aftermarket and Commercial Vehicle Systems Driveline Employees of Meritor Aftermarket Canada Inc. (“Canadian Pension Plan”). The Canadian Pension Plan provides a defined benefit pension entitlement based on earnings and service while he was a Canadian employee. Mr. Villavarayan’s benefit under the Canadian Pension Plan is included in the actuarial present value of the accumulated benefit under the Pension Plan because his benefit under the Canadian Pension Plan is a direct offset to the benefit under the Pension Plan. Messrs. Craig, Nowlan, Plomin and Evans were not eligible to participate in the Pension Plan and Supplemental Pension Plan because they were hired after October 1, 2005.

The following table shows the years of credited service and the actuarial present value of the accumulated benefit under the Pension Plan for Messrs. Speed and Villavarayan. This information is provided as of September 30, 2016 (the measurement date used for financial statement reporting purposes), assuming retirement at age 62. No payments were made to Messrs. Speed or Villavarayan under the Pension Plan during the fiscal year ended September 30, 2016.

		Number of Years	Present Value of
Name	Plan Name	Credited Service (#)	Accumulated Benefit(1) ($)
Jeffrey A. Craig	Meritor Retirement Plan	—	—
Meritor Supplemental
	Retirement Plan	—	—
Ivor J. Evans	Meritor Retirement Plan	—	—
Meritor Supplemental
	Retirement Plan	—	—
Kevin A. Nowlan	Meritor Retirement Plan	—	—
Meritor Supplemental
	Retirement Plan	—	—
Joseph A. Plomin	Meritor Retirement Plan	—	—
Meritor Supplemental
	Retirement Plan	—	—
Robert H. Speed	Meritor Retirement Plan	2.92	$43,748
Meritor Supplemental
	Retirement Plan	—	—
Chris Villavarayan	Meritor Retirement Plan	7.58	$82,063
Meritor Supplemental
	Retirement Plan	—	—
____________________

(1)	Information on the valuation method and material assumptions applied in quantifying the present value of the current accrued benefits is included in Note 21 of the Notes to Consolidated Financial Statements in the Form 10-K, which is incorporated herein by reference.

The Pension Plan and the Supplemental Pension Plan provide for annual retirement benefits payable on a straight life annuity basis to participating employees, reduced to reflect the cost of Social Security benefits related to service with the Company. The amount of a participant’s annual benefit generally is calculated as 1.5% of the number that is the average of covered compensation for the highest five consecutive years of the ten years preceding retirement, multiplied by years of service, less the Social Security reduction. Covered compensation includes salary and annual incentive award payout under the ICP (see the column headed “Salary” and footnote 5 to the column headed “Non-Equity Incentive Plan Compensation” in the table under the heading Summary Compensation Table above).

The Pension Plan and the Supplemental Pension Plan credit participants with service earned with Meritor and its predecessor companies, as applicable. The Pension Plan and the Supplemental Pension Plan also include “grandfathering” provisions under which the retirement benefits payable to certain long-term employees will be adjusted in some cases to reflect differences between the benefits earned under the plan and those earned under predecessor plans of Arvin Industries, Inc., Meritor Automotive, Inc. or Rockwell International, Inc.

Participants may generally elect to retire under the Pension Plan and the Supplemental Pension Plan any time after reaching age 55, with the annual benefit reduced by 6% for each year that the participant receives benefit payments prior to his reaching age 62. As of the last day of fiscal year 2016, Messrs. Speed and Villavarayan are not eligible for early retirement under this provision. In the event of the participant’s death, the Pension Plan and the Supplemental Pension Plan also provide for the payment of benefits to an employee’s surviving spouse or other beneficiary. The amount of the survivor’s benefit is 60% of the participant’s benefit under the Supplemental Pension Plan, and can range from 0% to 100% of the participant’s benefit under the Pension Plan, depending on the participant’s election as to benefit payment options.

See Note 21 of the Notes to Consolidated Financial Statements in the Form 10-K for information on the funded status of the Pension Plan. The Supplemental Pension Plan is currently unfunded.

Non-union employees hired on or after October 1, 2005, including Messrs. Craig, Nowlan, Plomin and Evans, are not eligible to participate in the Pension Plan or the Supplemental Pension Plan. In addition, the Pension Plan and the Supplemental Pension Plan were amended, effective December 31, 2007, to provide that benefits were frozen for all participating employees, including Messrs. Speed and Villavarayan, as of specified dates. Most participating employees ceased accruing benefits effective January 1, 2008. Some participating employees, who either had at least 20 years of service or were age 50 or older with at least 10 years of service, continued to accrue benefits for an additional transition period that ended June 30, 2011. Messrs. Speed and Villavarayan did not qualify for this transitional accrual period.

For those not eligible to participate in, or whose benefits have been frozen under, the Pension Plan and the Supplemental Pension Plan, the Company makes additional defined contributions to the Savings Plan or Supplemental Savings Plan on behalf of these individuals, with the amount of the contribution depending on the individual’s salary and age. In fiscal year 2016, the Company contributed the following additional amounts to the Savings Plan and Supplemental Savings Plan under this provision on behalf of the Named Executive Officers: Mr. Craig - $56,526; Mr. Nowlan - $23,364; Mr. Plomin - $21,707; Mr. Speed - $18,606; Mr. Villavarayan - $19,325; and Mr. Evans - $46,537. Both participant contributions and Company matching contributions to the Savings Plan and Supplemental Savings Plan are always 100% vested. These amounts are included in the amounts reported in the column headed “All Other Compensation” and the related footnote under Summary Compensation Table above.

The Company has in the past provided for extra years of credited service under the Pension Plan or Supplemental Pension Plan or additional payments to the Savings Plan or Supplemental Savings Plan in lieu of pension payments in employment agreements for some individuals. None of the Named Executive Officers is entitled to any additional years of credited service or additional payments.

NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2016

The following table reflects contributions made by the Named Executive Officers and the Company to the Company’s Supplemental Savings Plan in fiscal year 2016, together with earnings on the accounts of the Named Executive Officers during the fiscal year. There were no withdrawals or distributions to the Named Executive Officers under that plan in fiscal year 2016.

	Executive	Registrant	Aggregate
	contributions in	contributions in	earnings in last	Aggregate balance at
	last fiscal year(1)	last fiscal year(2)	fiscal year(3)	last fiscal year-end(4)
Name	($)	($)	($)	($)
Jeffrey A. Craig	$109,301	$107,264	$102,146	$1,346,148

Kevin A. Nowlan	—	15,414	6,385	87,885

Joseph A. Plomin	21,312	28,416	20,100	215,420

Robert H. Speed	91,342	35,302	112,002	403,439

Chris Villavarayan	40,007	33,210	2,172	174,205

Ivor J. Evans	57,805	81,890	41,116	509,149
____________________

(1)	The amounts reported in this column are included in the amounts reported in the column headed “Salary” for 2016 in the table under the heading Summary Compensation Table above.

(2)	The amounts reported in this column are included in the amounts reported in the column headed “All Other Compensation” for 2016 in the table under the heading Summary Compensation Table above.

(3)	“Earnings” reflects changes in aggregate account value at the end of fiscal year 2016 compared to 2015 that do not result from contributions or distributions, including interest, dividends, appreciation or depreciation in stock price and similar items. None of these earnings are reported in the table under the heading Summary Compensation Table above.

(4)	Amounts in this column, include executive contributions and registrant contributions that were reported as compensation in the Company’s Summary Compensation Table for previous years in which the individual in question was a Named Executive Officer.

Description of Non-Qualified Supplemental Savings Plan

Meritor’s Supplemental Savings Plan allows certain executives of the Company, including the Named Executive Officers, to defer amounts that cannot be contributed to the Savings Plan due to deferral and compensation limits imposed by the IRC. Under the Savings Plan, a participant can defer up to 50% of his or her eligible pay, on a before-tax basis, subject to IRC limits, and the Company matches deferrals at the rate of 100% on the first 3% and 50% on the next 3% of eligible pay. Eligible pay includes base salary, annual incentive payout under the ICP and other eligible bonuses. If an executive elects to participate in the Supplemental Savings Plan, he or she can continue to contribute up to 20% of eligible pay on a before-tax basis, even though his or her Savings Plan contributions or eligible pay have reached the annual IRC limits. Both participant contributions and Company matching contributions to the Supplemental Savings Plan are always 100% vested.

The Company also makes non-elective retirement contributions in lieu of pension payments to the Savings Plan, and these contributions would be made to the Supplemental Savings Plan when eligible pay reaches statutory limits. Company pension contributions to the Supplemental Savings Plan vest 20% after two years of employment and 20% each year thereafter, with full vesting occurring after six years of employment.

The plan administrator keeps track of contributions under the Supplemental Savings Plan as if they were invested in investment options selected by the participant. These options include a variety of mutual funds and Common Stock. Growth of the participant’s account depends on the investment results of the selected mutual funds and/or on the market price of, and the payment of dividends on, Common Stock. Earnings for each investment vehicle for fiscal year 2016 were as follows:

Name of Investment Fund	2016 Rate of Return
T. Rowe Price Growth and Income Fund	14.79%
T. Rowe Price Growth Stock Fund	9.17%
T. Rowe Price Mid-Cap Growth Fund	11.03%
T. Rowe Price Government Money Fund	0.01%
T. Rowe Price Retirement 2005 Fund	9.45%
T. Rowe Price Retirement 2010 Fund	9.91%
T. Rowe Price Retirement 2015 Fund	10.41%
T. Rowe Price Retirement 2020 Fund	10.92%
T. Rowe Price Retirement 2025 Fund	11.35%
T. Rowe Price Retirement 2030 Fund	11.68%
T. Rowe Price Retirement 2035 Fund	11.86%
T. Rowe Price Retirement 2040 Fund	12.00%
T. Rowe Price Retirement 2045 Fund	12.00%
T. Rowe Price Retirement 2050 Fund	12.03%
T. Rowe Price Retirement 2055 Fund	11.99%
T. Rowe Price Retirement 2060 Fund	11.94%
T. Rowe Price Retirement Balanced Fund	8.86%
BlackRock Equity Dividend Fund	14.59%
Dodge & Cox International Stock Fund	5.62%
Met West Total Return	4.72%
PNC Small Cap Fund	5.91%
Vanguard Institutional Index Fund	15.17%
Vanguard Total International Stock Index Fund	9.39%
Meritor Common Stock	4.90%

Distributions from the Supplemental Savings Plan are made in cash under one of three options, as elected by the participant: (i) a lump sum payment six months following termination of employment; (ii) a lump sum payment at the later of age 55 or six months following termination of employment; or (iii) ten annual installments payable in January of each year beginning the year after the later of age 55 or six months after termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION

The narrative and tables below describe and quantify potential compensation that could be paid to each of the Named Executive Officers by the Company upon termination of employment as of September 30, 2016, voluntarily or with cause, without cause, upon a change of control (or within stated periods thereafter), and upon retirement, death or disability. Except as noted below, the amounts disclosed in the table are based on actual compensation through September 30, 2016 and estimates of future compensation. The actual amounts that could be paid to the Named Executive Officers are subject to a number of variables and can only be determined after occurrence of a termination event.

Voluntary Termination of Employment or Involuntary Termination of Employment with Cause

A Named Executive Officer would be entitled to the following under the Company’s current policies, plans and any applicable employment agreements upon voluntary termination of employment or involuntary termination of employment with cause. “Cause” is defined as a continued and willful failure to perform duties; gross misconduct that is materially and demonstrably injurious to the Company; or conviction of or pleading guilty (or no contest) to a felony or to another crime that materially and adversely affects the Company.

Compensation and Benefits. If a Named Executive Officer were to voluntarily resign from his position or be terminated for cause, he would be entitled only to accrued and unpaid compensation. Participation in benefit plans would cease upon termination.

Incentive Plan Payments and Equity Awards. Upon voluntary termination or termination with cause, a Named Executive Officer would not be entitled to annual incentive or long-term incentive performance plan participation and all unvested equity grants (including unvested restricted shares, restricted share units and performance share units) would be forfeited. Vested stock options would be exercisable for three months after the termination date (or until their expiration date, if earlier), after which they would be forfeited.

Savings Plan Distributions. Participants in the Savings Plan are generally entitled to a lump sum distribution of the vested interest in their Savings Plan accounts upon any termination of service. Participants in the Supplemental Savings Plan are entitled to receive distributions of the vested portion of their accounts, either in a lump sum or in ten annual installments, at age 55 or six months after any termination of employment, depending on the election made by the participant. All participant contributions and Company matching contributions to the Savings Plan and Supplemental Savings Plan, and any related earnings, are immediately 100% vested. Retirement contributions made by the Company to the Savings Plan and Supplemental Savings Plan in lieu of participation in the Pension Plan or Supplemental Pension Plan vest 20% for each full year of the participant’s employment beginning with the second year, with full vesting of accounts after completion of six years of service.

The Named Executive Officers would be entitled to receive a distribution of all of their employee and Company-matching contributions, and any related earnings, from their Savings Plan and Supplemental Savings Plan accounts upon voluntary termination or termination with cause. The Company also makes retirement contributions to the Savings Plan and Supplemental Savings Plan on behalf of the Named Executive Officers in lieu of participation in the Pension Plan and Supplemental Pension Plan. As of September 30, 2016, these additional retirement contributions had vested 100% for all of the Named Executive Officers, and they are eligible to receive a distribution of 100% of their accounts with respect to these contributions upon voluntary termination or termination with cause.

Termination of Employment without Cause

Upon termination without cause, a Named Executive Officer’s compensation and benefits would be governed by the terms of his employment letter or agreement, as follows:

Mr. Craig’s Employment Agreement. Mr. Craig entered into an employment agreement with the Company in April 2015, which superseded his previous employment agreement. Under the terms of this agreement, if the Company terminates his employment without cause, he would receive any accrued and unpaid compensation, together with the following severance payments and benefits:

●	Severance pay: He would receive severance pay, at his then-current salary, for a severance period of 12 months.

●	Annual incentive: He would participate in the current year annual incentive as if he had been employed for the entire year, based on actual performance.

●	Long-term incentives (see Grants of Plan-Based Awards in Fiscal Year 2015 and Compensation Discussion and Analysis above for further information on the different types of long-term incentive awards that are currently outstanding): Vesting or forfeiture of special or other long-term incentive awards, including restricted shares, restricted share units, performance shares and payouts under performance plans would be determined under the terms of the 2010 LTIP or the applicable grant agreement. The 2010 LTIP provides for forfeiture of an equity-based award if the award has not vested under its terms before the end of the severance period, and for cash payouts for only those existing long-term incentive cycles that began more than a year before the last day employed.

●	Benefits: He would be entitled to continuation of health and welfare benefits (other than AD&D and long-term and short-term disability coverage) throughout the severance period (or until he becomes subsequently employed and covered by the health plan of the new employer). He also would receive continued life insurance coverage through the end of the severance period.
●	Retirement plans: Savings Plan and Supplemental Savings Plan participation would cease at the end of active employment.

●	Outplacement services: He would receive outplacement services at Company expense for twelve months in an amount not to exceed $10,000.

No perquisites or allowances are provided to him or paid for by the Company during the severance period. Annual incentive and long-term incentive payouts would occur at the time applicable for all participating employees. All other amounts would be payable periodically over the severance period, with timing of some payments delayed to comply with Section 409A of the IRC.

Mr. Nowlan’s Employment Agreement. Mr. Nowlan entered into an employment agreement with the Company in 2013. Under the terms of this employment agreement, if the Company terminates his employment without cause, he would receive any accrued and unpaid compensation, together with the following severance payments and benefits:

●	Severance pay: He would receive severance pay, at his then-current salary, for a severance period of 24 months.

●	Annual incentive: He would participate in the current year annual incentive on a pro rata basis, for the portion of the year during which he was actively employed, based on actual performance.

●	Long-term incentives (see Grants of Plan-Based Awards in Fiscal Year 2015 and Compensation Discussion and Analysis above for further information on the different types of long-term incentive awards that are currently outstanding): Vesting or forfeiture of special or other long-term incentive awards, including restricted shares, restricted share units, performance shares and payouts under performance plans would be determined under the terms of the 2010 LTIP or the applicable grant agreement. The 2010 LTIP provides for forfeiture of an equity-based award if the award has not vested under its terms before the end of the severance period, and for pro rata cash payouts, based on the portion of the performance cycle that has elapsed as of the last day employed, for only those existing long-term incentive cycles that began more than a year before the last day employed.

●	Benefits: He would be entitled to continuation of health and welfare benefits (other than AD&D and long-term and short-term disability coverage) throughout the severance period (or until he becomes subsequently employed and covered by the health plan of the new employer). He also would receive continued life insurance coverage through the end of the severance period.

●	Retirement plans: Savings Plan and Supplemental Savings Plan participation would cease at the end of active employment.

●	Outplacement services: He would receive outplacement services at Company expense for twelve months in an amount not to exceed $10,000.

No perquisites or allowances are provided to him or paid for by the Company during the severance period. Annual incentive and long-term incentive payouts would occur at the time applicable for all participating employees. All other amounts would be payable periodically over the severance period, with timing of some payments delayed to comply with Section 409A of the IRC.

Mr. Evans’ Agreement. Mr. Evans entered into a letter agreement in April 2016 that does not provide for severance payments and does not cover the other items listed above.

Other Named Executive Officers’ Employment Agreements. Messrs. Plomin, Speed and Villavarayan entered into employment agreements with the Company in December 2015 or February 2016. These agreements have substantially the same provisions with respect to termination without cause as Mr. Craig’s employment agreement, described above, except that severance pay would be for a period of 18 months.

Savings Plan Distributions. Upon termination without cause, the Named Executive Officers would also be entitled to a distribution of certain amounts in their Savings Plan and Supplemental Savings Plan accounts, as described above under “Voluntary Termination of Employment or Involuntary Termination of Employment with Cause.”

Termination of Employment upon Change of Control

Under their employment agreements, Messrs. Craig and Nowlan would receive substantially the same salary payments and benefits in the case of a termination of employment upon change of control (or within one year thereafter) as those outlined above for a termination of employment without cause, except that: (i) the severance period would be 24 months for each of them and (ii) annual incentives for the current year would be paid out at target.

Mr. Evans’ letter agreement does not contain any change of control provisions. With respect to Messrs. Plomin, Speed and Villavarayan, their employment agreements have substantially the same provisions with respect to termination of employment upon a change of control as Mr. Craig’s employment agreement, described above, except that (i) severance pay would be for a period of 18 months; and (ii) the provisions also apply to a termination of employment within two years after a change of control.

Vesting of equity and equity-based awards, payouts with respect to performance plans and treatment of stock options are governed by the provisions of the long-term incentive plan under which they were granted. The terms of the 2010 LTIP provide for vesting and payout of awards under outstanding performance plans and equity and equity-based awards as follows:

●	For awards made prior to December 1, 2013, all awards vest in full and performance-based awards are paid out at target levels immediately upon a change of control, as defined in the 2010 LTIP.

●	For awards made on or after December 1, 2013, upon a termination of employment other than for cause (including retirement, death, disability, termination without cause or termination for good reason) within two years after a change of control, awards vest in full and are deemed fully earned on the termination date, and performance-based awards are paid out at the target amount as of the date of the change of control. Awards no longer vest solely upon a change of control.

Stock options granted prior to December 1, 2013 vest immediately and become fully exercisable upon a change of control. Stock options granted after that date vest immediately and become fully exercisable upon a termination of employment other than for cause within two years after a change of control. No stock options have been issued on or after December 1, 2013.

The amounts in the tables below with respect to termination upon change of control reflect the provisions applicable to each grant, as described above, as if the triggering event had occurred on the last day of fiscal year 2016.

Retirement

Upon retirement, a Named Executive Officer may be eligible for the following payments and benefits:

Defined Benefit Pension Plans. Messrs. Speed and Villavarayan participate in the Pension Plan. The present value of their accumulated benefits is disclosed above in the table under the heading Pension Benefits. Neither was eligible to retire under the Pension Plan as of the last day of fiscal year 2016, and therefore no amounts are included in the table below. The other Named Executive Officers do not participate in the Pension Plan or Supplemental Pension Plan, and no benefits under those plans would be paid to them, even if they were eligible for retirement.

Savings Plan Distributions. Upon retirement, the Named Executive Officers would be entitled to a distribution of amounts in their Savings Plan and Supplemental Savings Plan accounts, including any vested Company contributions in lieu of Pension Plan or Supplemental Pension Plan participation, as described above under “Voluntary Termination of Employment or Involuntary Termination of Employment with Cause.”

Incentive Plan Payments and Equity Awards. Mr. Craig is eligible to retire and would be entitled to pro rata participation in the annual incentive plan, based on the portion of the year employed. He would also be entitled to participation in each outstanding three-year performance cycle on the same basis and to the same extent as if employed for the entire period. Equity and equity-based awards, including restricted shares, restricted share units and performance share units, would continue to vest in accordance with their terms as if still employed if granted at least one year prior to retirement, but would be forfeited if granted less than a year prior to retirement. Stock options granted more than one year prior to retirement would remain outstanding for the lesser of five years or their term and vest in accordance with their terms. Other stock options would be forfeited.

The other Named Executive Officers are not eligible to retire under the Company’s retirement plans at the end of fiscal year 2016 and, therefore, would not be entitled to the vesting and payouts described above.

See “Termination of Employment upon Change of Control” above for information on additional provisions that would apply with respect to long-term incentive awards made on or after December 1, 2013, upon retirement within two years after a change of control.

Death

In the event of death, a Named Executive Officer’s beneficiary would receive the following benefits:

Insurance. The Named Executive Officer’s beneficiary would be entitled to the proceeds of Company-sponsored life insurance policies.

Compensation and Benefits. In addition to any accrued and unpaid compensation, the Named Executive Officer’s spouse and other dependents would be eligible for one month of salary and continuation of medical benefits for a period of six months.

Incentive Plan Payments and Equity Awards. The Named Executive Officer’s beneficiary would be entitled to a pro rata portion of any annual incentive, based on the portion of the year that the Named Executive Officer was employed. He or she would also be entitled to pro rata payouts under the long-term incentive plan for each three-year performance plan, and vesting of a pro rata portion of unvested restricted shares, restricted share units and performance share units, based on actual time worked. Stock options would vest immediately and be exercisable for a period of three years or until their expiration.

See “Termination of Employment upon Change of Control” above for information on additional provisions that would apply with respect to long-term incentive awards made on or after December 1, 2013, upon death within two years after a change of control.

Savings Plan Distributions. Upon the death of a Named Executive Officer, his beneficiary would be entitled to distribution of amounts in the Named Executive Officer’s Savings Plan and Supplemental Savings Plan accounts, including any vested Company contributions in lieu of Pension Plan or Supplemental Pension Plan participation, as described above under “Voluntary Termination of Employment or Involuntary Termination of Employment with Cause.”

Disability

In the event of disability, which is defined as the inability to perform the duties of his current job as a result of disease or injury, a Named Executive Officer would be entitled to the following benefits:

Compensation and Benefits. The Named Executive Officer would be entitled to continuation of full or partial salary (depending on years of service) for a period of six months, as short-term disability benefits, after which the Named Executive Officer would receive either 50% or 60% of salary, depending on the benefit election made (with a monthly maximum of $20,000), under the long-term disability program. After 1½ years on long-term disability benefits, continued eligibility would be based on the inability to perform any job for which the Named Executive Officer is qualified by education, training or experience. Medical, dental, vision and life insurance benefits would continue during the period of receipt of long-term disability benefits as if still employed.

Incentive Plan Payments and Equity Awards. The Named Executive Officer would be entitled to a pro rata portion of any annual incentive, based on the portion of the year during which employed. He would also be entitled to pro rata payouts under the long-term incentive plan for each three-year performance plan, and vesting of a pro rata portion of unvested restricted shares, restricted share units and performance share units, based on actual time worked. Outstanding stock options would vest immediately and be exercisable for a period of three years or until their expiration.

See “Termination of Employment upon Change of Control” above for information on additional provisions that would apply with respect to long-term incentive awards made on or after December 1, 2013, upon disability within two years after a change of control.

Savings Plan Distributions. A Named Executive Officer would be entitled to distributions under the savings plans, as described above under “Voluntary Termination of Employment or Involuntary Termination of Employment with Cause.”

Potential Payments at Fiscal Year-End 2016

Assuming termination for the stated reasons on the last day of fiscal year 2016, and giving effect to the agreements and plan provisions described above, Messrs. Craig, Nowlan, Plomin, Speed and Villavarayan would receive the following estimated payments and benefits under the agreements and plans in effect on September 30, 2016 described above. With respect to Mr. Evans, the following payments and benefits were received following Mr. Evans stepping down as Executive Chairman as of April 21, 2016. Amounts attributable to savings plan distributions, life and disability insurance, and health and welfare benefits in the event of death and disability are not included in the tables below because they are available to the Named Executive Officers on the same basis as other salaried employees.

Jeffrey A. Craig

			Vesting of
			Restricted
			Shares,
			Options,	Health and
		Annual	RSUs and	Welfare	Outplacement
	Severance Pay(1)	Incentive(2)	PSUs(3)	Benefits	Services	Total
Termination Event	($)	($)	($)	($)	($)	($)
Voluntary Termination or
Termination with Cause	—	—	—	—	—	—
Termination without Cause	$900,000	$900,000	$2,543,233	$17,661	$10,000	$4,370,894
Termination Upon Change
of Control
-Termination without cause	1,800,000	900,000	10,089,668	35,321	10,000	12,834,989
-Death or Disability	—	900,000	10,089,668	—	—	10,989,668
Retirement	—	954,900	6,383,200	—	—	7,338,100
Death	—	954,900	5,825,558	—	—	6,780,458
Disability	—	954,900	5,825,558	—	—	6,780,458

Kevin A. Nowlan

			Vesting of
			Restricted
			Shares,
			Options,	Health and
		Annual	RSUs and	Welfare	Outplacement
	Severance Pay(1)	Incentive(2)	PSUs(3)	Benefits	Services	Total
Termination Event	($)	($)	($)	($)	($)	($)
Voluntary Termination or
Termination with Cause	—	—	—	—	—	—
Termination without Cause	$1,000,000	$397,875	$1,512,517	$35,584	$10,000	$2,955,976
Termination Upon Change
of Control
-Termination without cause	1,000,000	375,000	2,412,656	35,584	10,000	3,833,240
-Death or Disability	—	375,000	2,412,656	35,584	—	2,823,240
Retirement	—	—	—	—	—	—
Death	—	397,875	1,484,880	—	—	1,882,755
Disability	—	397,875	1,484,880	—	—	1,882,755

Joseph A. Plomin

			Vesting of
			Restricted
			Shares,
			Options,	Health and
		Annual	RSUs and	Welfare	Outplacement
	Severance Pay(1)	Incentive(2)	PSUs(3)	Benefits	Services	Total
Termination Event	($)	($)	($)	($)	($)	($)
Voluntary Termination or
Termination with Cause	—	—	—	—	—	—
Termination without Cause	$652,500	$299,998	$974,189	$28,043	$10,000	$1,964,729
Termination Upon Change
of Control
-Termination without cause	652,500	282,750	1,540,739	28,043	10,000	2,514,032
-Death or Disability	—	282,750	1,540,739	—	—	1,823,489
Retirement	—	—	—	—	—	—
Death	—	299,998	945,970	—	—	1,245,968
Disability	—	299,998	945,970	—	—	1,245,968

Robert H. Speed

			Vesting of
			Restricted
			Shares,
			Options,	Health and
		Annual	RSUs and	Welfare	Outplacement
	Severance Pay(1)	Incentive(2)	PSUs(3)	Benefits	Services	Total
Termination Event	($)	($)	($)	($)	($)	($)
Voluntary Termination or
Termination with Cause	—	—	—	—	—	—
Termination without Cause	$652,500	$299,998	$823,820	$28,043	$10,000	$1,814,361
Termination Upon Change
of Control
-Termination without cause	652,500	282,750	1,429,893	28,043	10,000	2,403,186
-Death or Disability	—	282,750	1,429,893	—	—	1,712,643
Retirement	—	—	—	—	—	—
Death	—	299,998	828,113	—	—	1,128,111
Disability	—	299,998	828,113	—	—	1,128,111

Chris Villavarayan

			Vesting of
			Restricted
			Shares,
			Options,	Health and
		Annual	RSUs and	Welfare	Outplacement
	Severance Pay(1)	Incentive(2)	PSUs(3)	Benefits	Services	Total
Termination Event	($)	($)	($)	($)	($)	($)
Voluntary Termination or
Termination with Cause	—	—	—	—	—	—
Termination without Cause	$652,500	$299,998	$903,340	$14,443	$10,000	$1,880,281
Termination Upon Change
of Control
-Termination without cause	652,500	282,750	1,534,990	14,443	10,000	2,494,683
-Death or Disability	—	282,750	1,534,990	—	—	1,817,740
Retirement	—	—	—	—	—	—
Death	—	299,998	842,982	—	—	1,142,979
Disability	—	299,998	842,982	—	—	1,142,979

Ivor J. Evans

Vesting of
Restricted
Shares,
			Options,	Health and
		Annual	RSUs and	Welfare	Outplacement
	Severance Pay	Incentive	PSUs	Benefits	Services	Total
Termination Event	($)	($)	($)	($)	($)	($)
Voluntary Termination or
Termination with Cause	—	—	—	—	—	—
Termination without Cause	—	$406,717	$7,503,374	—	—	$7,910,091
Termination Upon Change
of Control
-Termination without cause	—	—	—	—	—	—
-Death or Disability	—	—	—	—	—	—
Retirement	—	—	—	—	—	—
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
____________________

(1)	Based on annual salary as of the last day of the fiscal year. For Messrs. Craig, Nowlan, Plomin, Speed and Villavarayan, severance pay in the event of involuntary termination of employment without cause would be contingent on compliance with the non-compete provisions in their employment agreements.

(2)	The executive would be entitled to annual incentive participation for the 2016 fiscal year, based on time actually worked, in accordance with the terms of the ICP. For this purpose, actual incentive compensation paid for fiscal year 2016 has been included, except in the case of termination upon change of control, in which case the target annual incentive amount has been included.

(3)	Based, as applicable, on the number of unvested shares of restricted stock, unvested restricted share units and unvested performance share units (reported at the actual performance level achieved for the fiscal 2014-2016 performance cycle and achievement at the target levels for the fiscal 2015-2017 and fiscal 2016-2018 performance cycles), as follows:

●	in the case of termination upon change of control, the total number granted;

●	in the case of termination without cause, the total number of shares of restricted stock, restricted share units and performance share units that would vest by the end of the separation period; and

●	in the case of death and disability, a prorated number of shares of restricted stock, restricted share units and performance share units, based on active time worked prior to the date of the death or disability.

In each case, the applicable numbers are multiplied by the NYSE Closing Price on September 30, 2016 ($11.13), the last trading day of fiscal year 2016.

PROPOSAL REGARDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules. We currently provide this advisory vote on an annual basis. However, this year we are asking our shareholders to express their preference, on a non-binding advisory basis, as to how frequently we should seek the advisory vote on executive compensation. If the Board elects to continue to hold this advisory vote on an annual basis, as it is currently recommending to shareholders, the next such vote will occur at the Annual Meeting of Shareholders in 2018.

As described in detail under the heading Executive Compensation - Compensation Discussion and Analysis, we believe our executive compensation program is balanced, seeks to closely align the interests of our Named Executive Officers with the long-term interests of our shareholders, and is focused on pay for performance in support of Meritor’s business objectives. As you review the Compensation Discussion and Analysis section of this Proxy Statement and the other sections related to executive compensation, you should note the following:

●	The Company’s annual incentive plan and long-term incentive plan compensation are both based on the achievement of business objectives that support Meritor’s long-term success.

●

A substantial portion of our Named Executive Officers’ compensation is tied to Meritor’s stock performance (including the equity-based awards reflected in the tables under the headings Executive Compensation - Summary Compensation Table and – Grants of Plan-Based Awards in Fiscal Year 2016 above), which aligns executive and shareholder interests.

●	We utilize three-year vesting cycles for service-based restricted shares and restricted share units and for performance-based long-term incentive awards to promote a longer-term focus.

●	Our compensation actions show that we maintain a pay-for-performance culture by basing a significant portion of payments under our incentive plans on achievement of measurable business objectives.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the SEC’s compensation disclosure rules. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and disclosure in the Proxy Statement.”

The Board of Directors recommends that you vote “FOR” the approval of the compensation of our Named Executive Officers, as disclosed in this proxy statement, which is presented as Item (2).

PROPOSAL REGARDING ADVISORY VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are also providing our shareholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this proposal, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board of Directors has determined that an annual advisory vote on executive compensation will allow our shareholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters. The Company has had an annual advisory vote on executive compensation since 2012.

The Company recognizes that the shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation.

This vote is advisory and not binding on the Company, our Board of Directors or the Compensation Committee in any way. The Board of Directors and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years or three years (or abstain) when voting in response to the resolution set forth below.

“RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years, or every three years.”

The Board of Directors recommends that you vote “FOR” the option of “once every year” as the preferred frequency for advisory votes on executive compensation, which is presented as item (3).

AUDIT COMMITTEE REPORT

The Audit Committee, in accordance with its written charter, assists the Board in fulfilling its responsibility for monitoring the integrity of the accounting, auditing and financial reporting practices of Meritor. The Audit Committee’s function is more fully described in its charter, which is summarized above under the heading Board of Directors and Committees – Committees – Audit Committee and is available in the section headed “Investors – Corporate Governance” on the Meritor website (www.meritor.com).

The Audit Committee is currently composed of the four undersigned directors, each of whom meets the criteria for independence specified in the listing standards of the New York Stock Exchange. The Board has determined that (i) all of the members of the Audit Committee are “financially literate,” and one or more members of the Audit Committee possess accounting or related financial management expertise (as these qualifications are interpreted in the business judgment of the Board), in each case as required by the listing standards of the New York Stock Exchange; and (ii) Jan A. Bertsch and William J. Lyons qualify as “audit committee financial experts,” as required by the SEC and defined in Regulation S-K. Each member of the Audit Committee has either education and high-level experience in financial matters, or an extensive working knowledge of financial matters acquired through operational experience leading significant businesses. This mix of financial and operational expertise provides the Audit Committee with diverse viewpoints on financial matters and enhances its effectiveness. The qualifications of each Committee member are disclosed under the heading Election of Directors – Information as to Nominees for Director and Continuing Directors above.

The Audit Committee is responsible for annual selection and overseeing the independence, qualifications and performance of the independent auditors. The criteria considered by the Audit Committee in carrying out this responsibility are discussed below under the heading Proposal to Approve the Selection of Auditors. The Audit Committee is also responsible for approval of the independent auditor’s compensation and, as a policy, all services provided and the related budgets are pre-approved. The procedure for approval of compensation is discussed in more detail under the heading Independent Accountants’ Fees below.

The Audit Committee is also responsible for reviewing significant internal control matters, the adequacy of the system of internal controls, the internal audit charter, the scope of the annual internal audit plan and the results of internal audits. The Audit Committee also consults with management as to appointment, reassignment, replacement, dismissal and compensation of the internal auditor.

Management is responsible for the financial reporting process, including the system of internal controls and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity. The Audit Committee does not certify the financial statements or guarantee the independent auditor’s report. The Audit Committee relies, without independent verification, on the information provided to it, the representations made by management and the independent auditors and the report of the independent auditors.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2016 with the Company’s management and with Deloitte & Touche LLP (“Deloitte”), independent auditors. The Audit Committee has also reviewed and discussed communications from both management and Deloitte regarding internal controls over financial reporting, as required by the Public Company Accounting Oversight Board’s Auditing Standard No. 5, “An Audit of Internal Control over Financial Reporting That is Integrated with an Audit of Financial Statements,” and applicable SEC rules.

The discussions with Deloitte also included the overall scope of and plans for the audit and the matters required to be discussed under Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees”. In addition, Deloitte has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte their independence.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Meritor’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, filed with the Securities and Exchange Commission.

Audit Committee

William J. Lyons, Chairman
Jan A. Bertsch
Rhonda L. Brooks
Thomas L. Pajonas

INDEPENDENT ACCOUNTANTS’ FEES

During the last two fiscal years, Deloitte & Touche LLP billed Meritor and its subsidiaries the following fees for its services:

	Fiscal Year Ended September 30,
	2015	2016
Audit fees(a)	$4,735,000	$4,856,000
Audit-related fees(b)	120,000	—
Tax fees(c)	527,000	700,000
All other fees	—	—
TOTAL	$5,382,000	$5,556,000
____________________

(a)	Includes fees related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	Audit-related fees are principally comprised of Exchange Act filings and comfort letters to underwriters relating to debt transactions for fiscal year 2015.

(c)	Includes fees for tax consulting and compliance.

Pursuant to its charter, the Audit Committee is responsible for selection, approving compensation and overseeing the independence, qualifications and performance of the independent accountants. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the Audit Committee considers whether such services are consistent with the auditor’s independence; whether the independent accountants are likely to provide the most effective and efficient service based upon their familiarity with the Company; and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality.

All of the audit-related and tax services provided by Deloitte in fiscal years 2015 and 2016 (described in the footnotes to the table above) and related fees were approved in advance by the Audit Committee.

PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

The Audit Committee of the Board of Directors of Meritor has selected the firm of Deloitte & Touche LLP as the auditors of the Company, subject to the approval of the shareholders. Deloitte & Touche LLP have acted as auditors for Meritor and its predecessor company, Meritor Automotive, Inc., since 1997.

Before the Audit Committee appointed Deloitte & Touche LLP, it carefully considered, among other things, the qualifications of that firm and the quality of its work, including its performance for Meritor, its ability and expertise in handling the breadth and complexity of Meritor’s world-wide operations, the appropriateness of its fees and its reputation for integrity and for competence in the fields of accounting and auditing. The members of the Audit Committee and the Board of Directors currently believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interests of the Company and its investors. Representatives of Deloitte & Touche LLP are expected to attend the 2017 Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

The Board of Directors recommends that you vote “FOR” the proposal to approve the selection of Deloitte & Touche LLP to act as auditors for Meritor, which is presented as item (4).

PROPOSAL TO APPROVE AMENDMENT AND RESTATEMENT OF
THE 2010 LONG-TERM INCENTIVE PLAN

At the annual meeting, the shareholders will be asked to approve an amendment and restatement of the 2010 Long-Term Incentive Plan (the “2010 LTIP”). The 2010 LTIP was originally adopted by our Board of Directors on November 6, 2009 and approved by our shareholders on January 28, 2010. On November 4, 2010 and November 7, 2013, our Board of Directors approved amendments and restatements of the 2010 LTIP, which were approved by the shareholders on January 20, 2011 and January 23, 2014, respectively. At the recommendation of the Compensation and Management Development Committee (the “Compensation Committee”), on December 7, 2016, the Board of Directors adopted a further amendment and restatement of the 2010 LTIP, subject to the approval of shareholders at the annual meeting.

You are being asked to consider and approve the following amendments to the 2010 LTIP:

●	To increase the maximum number of shares of common stock available for delivery by 3.0 million shares;
●	To increase the limit on per participant awards to 1,000,000 shares in a single fiscal year;
●

To eliminate the ability to add back to the reserved shares available for issuance under the 2010 LTIP shares repurchased on the open market with proceeds received by the Company from shares issued upon exercise of an option;

●	To reduce the exception for the percentage of total shares authorized to be issued under the 2010 LTIP in the aggregate that have no minimum vesting period to 5%; and
●

To clarify that EBITDA and EBITDA divided by sales are included as Qualifying Performance Criteria (as defined in the 2010 LTIP), to add a new Qualifying Performance Criteria for debt and debt ratios and to clarify that the pre-established performance criteria may also provide for adjustments by the administrator of the 2010 LTIP to include the effects of certain extraordinary, non-recurring or similar items.

We have used a substantial portion of the previously authorized share pool under the 2010 LTIP for existing awards. As of December 2, 2016, 1,735,213 shares of our common stock remained available for future award grants under the 2010 LTIP, a number that the Compensation Committee and the full Board of Directors believes to be insufficient to meet our anticipated needs. As a result, at the recommendation of the Compensation Committee, on December 7, 2016 the Board of Directors approved, subject to shareholder approval, an amendment and restatement of the 2010 LTIP to increase the number of shares available for issuance by 3.0 million shares, from 10 million shares to 13.0 million shares. The Board determined that the amendment and restatement would be submitted to the shareholders for approval at the annual meeting. The Compensation Committee determined the additional share request using a proprietary model and believes the total shares available (if the amendment and restatement of the 2010 LTIP is approved by shareholders) should be sufficient to cover grants until the termination of the 2010 LTIP on January 28, 2020.

The Compensation Committee and the Board believe that the increased number of shares to be made available for issuance under the 2010 LTIP represents a reasonable amount of potential additional equity dilution and allows the Company to continue awarding equity incentives, which have been an important component of our compensation program. The Company expects that it will seek shareholder approval periodically in the future for additional shares to continue the program. In accordance with the applicable rules of The New York Stock Exchange (“NYSE”), our Board is asking shareholders to approve the 2010 LTIP as so amended and restated. If the plan, as amended and restated, is not approved, the 2010 LTIP will remain in effect but we anticipate exhausting the current shares available for grant under the plan over the next one to two years. Without the ability to grant equity awards, the Company believes it will be unable to offer competitive compensation terms to attract and retain key personnel and further align executives’ interests with that of shareholders.

In connection with the proposed amendment to the 2010 LTIP to increase the maximum number of shares available for issuance, the Compensation Committee reviewed the other terms and conditions of the 2010 LTIP against the long term incentive plans of peer companies and other companies considered to have best corporate governance practices and recommended adoption of the other proposed amendments described above to reflect best corporate governance practices.

Significant Features of the 2010 LTIP

The complete text of the 2010 LTIP, as proposed to be amended and restated, is set forth in Appendix A to this proxy statement, and we urge you to review it carefully along with the following information. The following is a summary of the material features of the 2010 LTIP, as proposed to be amended and restated, which is qualified by reference to Appendix A.

The 2010 LTIP is an “omnibus” plan that provides for several different kinds of awards. The 2010 LTIP authorizes the grant of stock options, stock appreciation rights, stock awards (including restricted shares and restricted share units), other stock-based awards and cash awards. Adopting the LTIP as it is amended and restated will enable the Company to continue its practice of linking the compensation of executives, directors and other key personnel to increases in the price of Meritor stock and the achievement of other performance objectives. Significant features of the 2010 LTIP include the following:

●

A maximum of 13.0 million shares, including shares previously issued under the plan and including an increase of 3.0 million shares effective January 26, 2017 (the date of the 2017 Annual Meeting) are proposed to be available for equity and equity-based award grants. The 2010 LTIP does not have an “evergreen” feature, and any further increase in the number of authorized shares would require shareholder approval.

●

Of the maximum shares available, only 500,000 in the aggregate may be granted as incentive stock options. While it is not expected that incentive stock options will be awarded as a regular feature of the Company’s compensation strategy, maintaining the flexibility to do so is desirable.

●

Limits, pursuant to Internal Revenue Code Section 162(m), on awards per person are (i) 1,000,000 shares in a single fiscal year, and (ii) $10,000,000 relative to the portion of a performance award earned with respect to any single fiscal year.

●	Stock option and stock appreciation right re-pricing is prohibited without shareholder approval.
●	Discounted stock options and stock appreciation rights (except in the limited case of conversion awards in merger transactions) and reload option grants are prohibited.
●	Stock options or stock appreciation rights being cancelled in exchange for cash or other awards permitted under the 2010 LTIP is prohibited without shareholder approval.
●

Up to 5% of the share authorization in the aggregate may be utilized generally for stock awards to employees with no minimum vesting restriction. All other equity and equity-based awards to employees under the 2010 LTIP that are subject to restrictions and vesting conditions will generally be subject to minimum vesting periods (1 year for performance-based awards, 3 years for options, stock appreciation rights, restricted shares and restricted share units). The 2010 LTIP prohibits the administrator from waiving these minimum vesting periods, except in the case of death, disability, retirement and change in control.

Summary of the 2010 LTIP

General

The purpose of the 2010 LTIP is to enhance shareholder value by linking the compensation of directors, officers and other key employees of the Company to increases in the price of Meritor stock and the achievement of other performance objectives, and to encourage ownership in the Company by key personnel whose long-term employment is considered essential to the Company’s continued progress and success. The 2010 LTIP is also intended to assist in the recruitment of new employees and to motivate, retain and encourage such personnel to act in the shareholders’ interest and share in the Company’s success.

Employees of the Company and its affiliates are eligible to receive awards under the 2010 LTIP, including all of the Company’s executive officers and approximately 160 other employees. Non-employee directors are also eligible for awards under the plan. Incentive stock options may only be granted to employees of the Company and of other entities in which the Company, directly or indirectly, holds more than 50% of the total outstanding voting power.

The 2010 LTIP authorizes the issuance or transfer of 13.0 million shares, including shares previously issued under the plan and including an increase effective January 26, 2017 (subject to shareholder approval) of 3.0 million shares of Meritor Common Stock, subject to certain limitations discussed below. The 2010 LTIP permits grants to be made from time to time as nonqualified stock options, incentive stock options, stock appreciation rights (“SARs”), stock awards (including restricted shares and performance shares), other stock-based awards (such as restricted share units) and cash awards, each as described below. The 2010 LTIP will terminate January 28, 2020, the tenth anniversary of its initial approval by shareholders.

Shares canceled, forfeited, expired or settled in cash will be added back to the reserved shares available under the 2010 LTIP. Shares retained by the Company in payment of the award purchase price or tax withholding obligation, shares repurchased on the open market with proceeds received by the Company from shares issued upon exercise of an option and shares reserved for issuance upon grant of a stock settled stock appreciation right, including any shares that are not issued upon exercise of the stock appreciation right, will not be added back to the reserved shares available under the 2010 LTIP.

The 2010 LTIP is administered by the Board, a committee designated by the Board and/or their respective delegates. The 2010 LTIP is administered by the Compensation Committee with respect to employee grants and the Corporate Governance and Nominating Committee with respect to director grants (the “administrator”), each of which consists of at least three and not more than six members of the Board of Directors who are independent under the rules of the New York Stock Exchange. The administrator has the authority, among other things, to determine the individuals to whom awards may be granted, make awards, determine the cash targets or number of shares subject to each award, determine the type and the terms of any award to be granted (consistent with the provisions of the 2010 LTIP), approve forms of award agreements, construe and interpret the terms of the 2010 LTIP, adopt rules and procedures for administration of the plan, and modify or amend awards, subject to certain limitations. The administrator may delegate day-to-day administration of the 2010 LTIP to one or more individuals.

In order to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules under Section 16 of the Exchange Act, awards to covered individuals under the 2010 LTIP will be made by a committee comprised solely of two or more “outside directors” as defined for purposes of Section 162(m) and “non-employee directors” as defined for purposes of Section 16 of the Exchange Act. The authority to approve awards to employees, other than employees subject to Section 162(m) of the Code or Section 16 of the Exchange Act, may be delegated to one or more directors or officers of the Company.

Types of Awards

Stock Options and Stock Appreciation Rights. The 2010 LTIP authorizes grants of stock options (which may be either incentive stock options eligible for special tax treatment or nonqualified stock options) and SARs. No more than 500,000 shares in the aggregate may be issued pursuant to incentive stock options. In addition, the aggregate fair market value of shares for which any employee may be granted incentive stock options which are exercisable for the first time in any calendar year may not exceed $100,000.

Under the provisions of the 2010 LTIP authorizing the grant of stock options, the term of the option cannot be longer than 10 years from the date of grant, and the exercise price may not be less than 100% of the fair market value of the shares of Common Stock on the date of grant. With limited exceptions in the case of death or disability of the participant or certain separations from service following a change of control of the Company (as discussed below), stock options may not be fully exercised prior to three years from the date of grant. At the time of exercise of a stock option, the option price must be paid in full in cash, by check or wire transfer, in shares of Meritor Common Stock that are transferred to or withheld by the Company, or any combination of these methods. Repricing of options (i.e., reducing the exercise price) is not permitted under the 2010 LTIP without approval of the Company’s shareholders.

The 2010 LTIP permits the grant of SARs related to a stock option (a “tandem SAR”), either at the time of the option grant or thereafter during the term of the option, or the grant of SARs separate and apart from the grant of an option (a “freestanding SAR”). Tandem SARs permit an optionee, upon exercise of such rights and surrender of the related option to the extent of an equivalent number of shares of Common Stock, to receive a payment equal to the excess of the fair market value (on the date of exercise) of the portion of the option so surrendered over the option exercise price of such shares of Common Stock. Freestanding SARs entitle the grantee, upon exercise of SARs, to receive a payment equal to the excess of the fair market value (on the date of exercise) of all or part of a designated number of shares of Common Stock over the fair market value of such shares of Common Stock on the date the SARs were granted. Payments by Meritor in respect of tandem SARs or freestanding SARs may be made in shares of Meritor Common Stock, in cash, or partly in cash and partly in shares of Common Stock, as the administrator may determine.

Stock Awards and Other Stock-Based Awards. Under the 2010 LTIP, the administrator may grant to participants stock awards, which in the case of employees are generally in the form of restricted shares of Common Stock or restricted share units. Restricted shares have all the attributes of outstanding shares of Meritor Common Stock, except that the shares are delivered to and held by Meritor for the participant’s account. Restricted share units are units granted to a participant valued by reference to a designated number of shares of Meritor Common Stock, which value may be paid upon vesting by delivery of shares of Common Stock (which may be restricted shares), cash or a combination of shares of Common Stock and cash, as the administrator may determine. Restricted share units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the administrator. The administrator may also grant to participants any other type of equity-based or equity-related award, including the grant of unrestricted shares of Common Stock.

Stock awards and other stock-based awards are subject to terms and conditions determined by the administrator and set forth in an award agreement, including conditions on vesting. These conditions may include continued employment by the Company or an affiliate, or achievement of performance conditions specified by the administrator. The period during which a stock award or other stock-based award is restricted and subject to forfeiture may not be less than three years for restricted shares and restricted share units or one year for performance based awards, except in limited circumstances, including retirement, death or disability of the employee or upon certain separations from service following a change of control of the Company (as discussed below). However, the 2010 LTIP provides for awards of up to 5% of the share authorization may be subject to stock awards and other stock-based awards with no minimum vesting period.

Cash Awards. The 2010 LTIP authorizes the administrator to make cash awards, pursuant to which the participant can earn a future payment tied to the level of achievement with respect to performance criteria over a specific performance period. At the time of grant, the administrator will establish the performance criteria and the level of achievement compared to these criteria that will determine the amount payable under a cash award. Payment of cash awards may be in the form of cash or property, including shares of Common Stock. The maximum amount payable pursuant to that portion of a cash award earned with respect to any fiscal year to any one individual employee may not exceed $10,000,000.

Performance-Based Compensation Awards

The administrator will specify if all or a portion of an award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to the company’s chief executive officer or any of the three most highly compensated executive officers other than the chief executive officer or the principal financial officer. Certain performance-based compensation is specifically exempt from this deduction limit. One of the requirements for performance-based compensation to qualify for this exemption is that it must be granted under a shareholder-approved compensation plan that provides a limit on the number of shares and a cap on the maximum cash compensation that may be granted to any one individual under the plan. Awards that meet these requirements will not be subject to the $1,000,000 limitation on deductible compensation under Section 162(m).

The performance criteria applicable to such awards must be based on one or more qualifying performance criteria set forth in the 2010 LTIP. These qualifying performance criteria include: (i) sales or cash return on sales; (ii) cash flow or free cash flow or net cash from operating activity; (iii) earnings (including gross margin, earnings before or after interest and taxes, earnings before taxes, net earnings, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and EBITDA divided by sales); (iv) basic or diluted earnings per share; (v) growth in earnings or earnings per share; (vi) stock price; (vii) return on equity or average shareholders’ equity; (viii) total shareholder return; (ix) return on capital; (x) return on assets or net assets; (xi) return on investments; (xii) revenue or gross profits; (xiii) income before or after interest, taxes, depreciation and amortization, or net income; (xiv) pretax income before allocation of corporate overhead and bonus; (xv) operating income or net operating income; (xvi) operating profit or net operating profit (whether before or after taxes); (xvii) operating margin; (xviii) return on operating revenue; (xix) working capital or net working capital; (xx) debt and debt ratios; (xxi) market share; (xxii) asset velocity index; (xxiii) contract awards or backlog; (xxiv) overhead or other expense or cost reduction; (xxv) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxvi) credit rating; (xxvii) strategic plan development and implementation; (xxviii) improvement in workforce diversity; (xxix) customer satisfaction; (xxx) employee satisfaction; (xxxi) management succession plan development and implementation; and (xxxii) employee retention. To the extent that any award (other than stock options and SARs) is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the performance criteria must be one of the criteria listed above. In addition, the administrator will (within the first quarter of the performance period, but in no event more than ninety (90) days into that period) establish the specific performance targets (including thresholds and whether to include or exclude certain extraordinary, non-recurring, or similar items) and award amounts (subject to the right of the administrator to exercise discretion to reduce payment amounts following the conclusion of the performance period).

Dividends

The administrator may provide for payment of dividends or dividend equivalents on the shares of Common Stock subject to an award (other than options and SARs) prior to vesting. These payments may be made in cash, shares or units, or may be credited to an employee’s account and settled upon vesting of the underlying award. The administrator may, in its discretion, make such payments subject to specified conditions and contingencies.

Transferability

Unless the administrator provides otherwise in the award agreement, awards are not transferable, other than by will or the laws of descent and distribution.

Limitation on Awards to Non-Employee Directors

The aggregate number of shares that may be granted as part of regular annual awards during any fiscal year to any non-employee director is limited to 100,000.

Termination of Board Membership or Employment (Other Than Certain Qualifying Terminations Following a Change of Control)

The administrator may specify the effect a termination from membership on the Board of Directors or a termination of employment of an employee will have on an award at the time it makes a grant. Unless otherwise determined by the administrator and specified in the award agreement, the 2010 LTIP provides that the following occurs upon a termination from the Board of Directors or of employment by an employee other than certain qualifying terminations following a change of control (as defined in the 2010 LTIP). The administrator may also modify these provisions in its discretion after the grant date.

Stock Options and SARs. Upon termination from the Board by a director, any non-vested options or SARs shall be cancelled and any vested options and SARs shall remain exercisable for a period of five years, or the remaining term of the award, if less. If termination from the Board is due to the death of the director, any outstanding option or SAR shall immediately vest and remain exerciseable for a period of three years, or the remaining term of the award, if less. In the case of an employee, if the employee’s employment terminates due to:

●	Death or disability - outstanding stock options and SARs vest in full and remain exercisable until the earlier of three years after the termination or expiration of their term.
●

Retirement - stock options and SARs that have been outstanding for at least one year after the grant date will remain outstanding for the lesser of five years or the expiration of their term and will continue to vest as though the employee were still employed.

●

Any other reason - outstanding unvested stock options and SARs are cancelled and forfeited; outstanding stock options and SARs that have vested prior to termination remain exercisable for ninety days after the date of termination, or their remaining term if less, and thereafter are cancelled and forfeited. In the case of an involuntary termination (other than a termination for cause), termination is deemed to be effective at the end of any severance period.

Stock and Other Stock-Based Awards. Upon termination from the Board by a director, any non-vested stock awards shall be cancelled and any non-vested other stock-based awards shall become fully vested. However, if termination from the Board is due to the disability or death of the director, any outstanding stock awards shall also immediately vest. In the case of an employee, if the employee’s employment terminates due to:

●

Death or disability - a pro-rated portion of outstanding unvested stock awards and other stock-based awards will vest, based on the number of full months of the applicable performance or vesting period that have elapsed as of the date of termination.

●

Retirement - unvested stock awards and other stock-based awards that have been outstanding for at least one year after the grant date will remain outstanding for the lesser of five years or the expiration of their term and will continue to vest as though the employee were still employed.

●

Any other reason - outstanding unvested stock awards and other stock-based awards will be cancelled and forfeited upon termination. In the case of an involuntary termination (other than a termination for cause), termination is deemed to be effective at the end of any severance period.

The amount of any performance-based award that vests will not be determined, and stock awards and other stock-based awards will not be paid, until after the vesting or performance period has ended.

Cash Awards. Upon termination from the Board by a director, any non-vested cash awards shall be cancelled. However, if termination from the Board is due to the disability or death of the director, any outstanding cash awards shall immediately vest. In the case of an employee, if the employee’s employment terminates due to:

●

Death or disability - a pro-rated portion of outstanding cash awards will be paid, based on the number of full months of the applicable performance cycle that have elapsed as of the date of termination.

●

Retirement - outstanding cash awards that have been outstanding for at least one year after the beginning of the performance period will remain outstanding for the lesser of five years or the expiration of the performance period and will be paid as though the employee had been employed during that entire period.

●

Involuntary termination other than termination for cause - a pro-rated portion of an award that has been outstanding for at least one year after the beginning of the performance period will be paid, based on the number of full months of the applicable performance cycle that have elapsed as of the date of termination.

●	Any other reason - outstanding unvested cash awards will be cancelled and forfeited.

In each case, the amount of any cash award that is paid will not be determined, and payment on any such award will not be made, until after the applicable performance period has ended.

Certain Qualifying Terminations Following a Change of Control

In the event that a qualifying termination occurs within the two-year period immediately following change of control of the Company (as defined in the 2010 LTIP), unless the administrator has determined otherwise with respect to a particular award:

●	All outstanding unvested stock options and SARs become fully vested and exercisable on the date of such qualifying termination.
●

All restrictions on outstanding unvested stock awards, other stock-based awards and cash awards lapse and these awards become fully vested, and any such awards that are performance-based will be deemed fully earned at the target amount on the date of such qualifying termination.

In addition, in the event that a qualifying termination occurs within the two-year period immediately following change of control of the Company (as defined in the 2010 LTIP) each outstanding stock option or SAR that is vested at the time of termination will remain exercisable until the earlier of the third anniversary of termination or the expiration of the term of the stock option or SAR.

For purposes of the 2010 LTIP, a “qualifying termination” means a (i) termination of the employee’s employment by the Company other than due to cause, (ii) a termination of the employee’s employment by the employee for “good reason” (as defined in the 2010 LTIP) or (iii) termination of the Board membership of a non-employee director.

Amendment and Termination of 2010 LTIP

The administrator of the 2010 LTIP may at any time amend, alter or discontinue the 2010 LTIP or any award made thereunder, subject to approval by shareholders to the extent required by applicable law. Unless approved by the shareholders, the administrator may not increase the maximum aggregate number of shares of Common Stock that may be subject to awards granted under the 2010 LTIP, reduce the minimum exercise price for stock options or SARs or reduce the exercise price of outstanding stock options or SARs. No amendment, suspension or termination of the 2010 LTIP will impair the rights of any employee with respect to an outstanding award without the employee’s consent, unless the administrator determines that (i) the amendment is required or advisable under applicable law, stock exchange requirements or accounting standards, (ii) the amendment is not likely to significantly diminish the benefits provided under the award, or (iii) the employee is adequately compensated for any reduction in benefits.

Capitalization Adjustments

Upon the occurrence of an event that affects the capital structure of the Company (such as a stock dividend, stock split or recapitalization), or a merger, consolidation, reorganization or similar event affecting the Company or its subsidiaries, the Board of Directors or the administrator shall make such substitutions or adjustments as it deems appropriate and equitable. Such adjustments shall include, without limitation, such proportionate adjustments that it deems appropriate to reflect such change, including to the share reserve, the share limitations, and the purchase price and number of shares of Common Stock subject to outstanding equity or equity-based awards.

Deferred Compensation

Unless the administrator determines otherwise, it is intended that no award will be “deferred compensation” for purposes of Section 409A of the Code. If the administrator determines that an award is subject to Section 409A, the terms and conditions governing that award, including rules for elective or mandatory deferral of delivery of cash or shares of Common Stock and rules relating to treatment of awards in the event of a change of control of the Company, will be set forth in the applicable award agreement and will comply with Code Section 409A.

Shares Available for Grant under Company Plans; Overhang

The following table provides the number of shares outstanding and the number of shares available for future grant under all Company plans as of December 2, 2016:

Number of Stock Options Outstanding(1)	233,333
Weighted Average Exercise Price	8.33
Weighted Average Term (in years)	2.0
Number of Full-Value Remaining Equity Awards Outstanding(2)(3)	3,648,557
Number of Shares Remaining for Future Grant(3)	1,735,213
Meritor, Inc. 2010 Long-Term Incentive Plan (2010 LTIP)
Common Stock Outstanding	88,150,639
____________________

(1)	All of our equity compensation plans under which grants are outstanding as shown above were approved by the shareholders of Meritor.

(2)	Equity awards outstanding under all of the Company’s equity plans were approximately: 216,881 unvested restricted shares; 1,413,083 unvested restricted share units; and 2,018,593 unvested performance share units.

(3)	The number of performance share units included in the calculation assumes payout at the target level of performance.

The approximately 3,881,890 awards outstanding plus the 1,735,213 shares available for future grants as of December 2, 2016 represented approximately 6.37% of our Common Stock outstanding (commonly referred to as “overhang”).

There are no other shares remaining available for grant under any other Company plans or programs. Upon the initial approval by the shareholders of the 2010 LTIP on January 28, 2010, the Company committed to grant no further awards under the Company’s 2007 Long-Term Incentives Plan, as amended, or 2004 Directors Plan or any stock awards under the Incentive Compensation Plan.

The Company continues to grant awards under its plan at levels that it believes are reasonable in light of its business objectives, appropriate for attracting and retaining top talent and consistent with the long term interests of its shareholders.

The following table sets forth information regarding awards granted and earned for each of the last three fiscal years.

	Fiscal Year Ended September 30,
	2014	2015	2016
Stock options granted	—	—	—
Service-based restricted share and restricted share units granted	218,816	528,217	713,204
Actual service-based restricted share and restricted share units earned	342,064	998,194	784,693
Performance-based restricted share units granted	1,771,954	749,479	810,391
Actual performance-based restricted share units earned	—	—	1,419,920
Weighted-average basic common shares outstanding
during the fiscal year	97,535,801	96,949,980	90,061,252

New Plan Benefits

On November 2, 2016, the Compensation Committee approved grants of performance share units and restricted share units under the 2010 LTIP that were effective on December 1, 2016. These grants were based on the fair market value of Common Stock on December 1, 2016 (which was $12.77 per share, the closing price on December 1). The performance share units and restricted share units will be settled in shares of stock only to the extent shares remain available under the 2010 LTIP and subject to the applicable grant limitations in the 2010 LTIP at the time of settlement in fiscal 2019. Non-executive directors will be granted equity awards on January 26, 2017, and the number of units or shares underlying such awards will be based on the share price on such date. The dollar values of the grants and number of performance share units are as set forth below.

		Number of	Number of
	Dollar	Performance	Restricted
Name and Principal Position	Value ($)	Share Units	Share Units
Jeffrey A. Craig	3,600,000	169,146	112,764
Chief Executive Officer and
President (principal executive officer)

Kevin A. Nowlan	965,000	45,340	30,227
Senior Vice President and Chief Financial
Officer (principal financial officer)

Joseph A. Plomin	775,000	36,413	24,276
Senior Vice President and
President, International

Robert H. Speed	775,000	36,413	24,276
Senior Vice President and
President, Aftermarket & Trailer and Chief
Procurement Officer

Chris Villavarayan	775,000	36,413	24,276
Senior Vice President and
President, Americas

Ivor J. Evans	—	—	*
Former Executive Chairman

Executive Group	8,100,000	380,576	253,720

Non-Executive Director Group	700,000	—	*

Non-Executive Officer Employee Group	4,685,000	220,131	146,710
____________________

*	Non-executive directors will be granted equity awards on January 26, 2017 and the number of units or shares underlying such awards will be based on the share price as of that date.

Further grants may be made in the discretion of the administrator, and the amounts to be awarded in any future year are not determinable. As a result, benefits under the 2010 LTIP will depend on the administrator’s actions as well as the fair market value of Common Stock at various future dates. It is not possible to determine the benefits other than the grants that will be received by directors, executive officers and other employees under the 2010 LTIP.

Tax Matters

The United States federal income tax consequences applicable to the Company and participants in connection with awards under the 2010 LTIP are complex and depend, in large part, on surrounding facts and circumstances. Under current federal income tax laws, an employee will generally recognize income, and the Company will be entitled to a deduction, with respect to stock options, SARs, stock awards and other stock-based awards as follows:

Incentive Stock Options (ISOs)

With respect to ISOs, in general, for federal income tax purposes under the present law:

(i) Neither the grant nor the exercise of an ISO, by itself, results in income to the employee; however, the excess of the fair market value of the Common Stock at the time of exercise over the option exercise price is includable in alternative minimum taxable income (unless there is a disposition of the Common Stock acquired upon exercise of the ISO in the taxable year of exercise) which may, under certain circumstances, result in an alternative minimum tax liability to the employee.

(ii) If the Common Stock acquired upon exercise of an ISO is disposed of in a taxable transaction after the later of two years from the date on which the ISO is granted or one year from the date on which such Common Stock is transferred to the employee, long-term capital gain or loss will be realized by the employee in an amount equal to the difference between the amount realized by the employee and the employee’s basis which, except as provided in (v) below, is the exercise price.

(iii) Except as provided in (v) below, if the Common Stock acquired upon the exercise of an ISO is disposed of within (A) the two-year period from the date of grant or (B) the one-year period after the transfer of the Common Stock to the employee (a “disqualifying disposition”):

(a) Ordinary income will be realized by the employee at the time of such disposition in the amount of the excess, if any, of the fair market value of the Common Stock at the time of such exercise over the option exercise price, but not in an amount exceeding the excess, if any, of the amount realized by the employee over the option exercise price.

(b) Short-term or long-term capital gain will be realized by the employee at the time of any such taxable disposition in an amount equal to the excess, if any, of the amount realized over the fair market value of the Common Stock at the time of such exercise.

(c) Short-term or long-term capital loss will be realized by the employee at the time of any such taxable disposition in an amount equal to the excess, if any, of the option exercise price over the amount realized.

(iv) No deduction will be allowed to the Company with respect to ISOs granted or Common Stock transferred upon exercise thereof, except that if a disqualifying disposition is made by the employee, the Company will be entitled to a deduction in the taxable year in which the disposition occurred in an amount equal to the amount of ordinary income realized by the employee making the disposition.

(v) With respect to the exercise of an ISO and the payment of the option exercise price by the delivery of Common Stock, to the extent that the number of shares received does not exceed the number of shares surrendered, (A) no taxable income will be realized by the employee at that time; (B) the tax basis of the Common Stock received will be the same as the tax basis of the Common Stock surrendered; and (C) the holding period (except for purposes of the one-year period referred to in (iii) above) of the employee in Common Stock received will include the holding period in the Common Stock surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, (x) no taxable income will be realized by the employee at that time; (y) such excess Common Stock will be considered ISO stock with a zero basis; and (z) the holding period of the employee in such Common Stock will begin on the date such shares are transferred to the employee. If the Common Stock surrendered was acquired as the result of the exercise of an ISO and the surrender takes place within two years from the date the ISO relating to the surrendered Common Stock was granted or within one year from the date of such exercise, the surrender will result in a disqualifying disposition and the employee will realize ordinary income at that time in the amount of the excess, if any, of the fair market value at the time of exercise of the Common Stock surrendered over the basis of such Common Stock. If any of the shares received are disposed of in a disqualifying disposition, the employee will be treated as first disposing of the Common Stock with a zero basis.

Nonqualified Stock Options (NQSOs)

With respect to NQSOs, in general, for federal income tax purposes under present law:

(i) The grant of a NQSO by itself does not result in income to the grantee.

(ii) Except as provided in (v) below, the exercise of a NQSO (in whole or in part, according to its terms) results in ordinary income to the grantee at that time in an amount equal to the excess (if any) of the fair market value of the Common Stock on the date of exercise over the option exercise price.

(iii) Except as provided in (v) below, the grantee’s tax basis in the Common Stock acquired upon exercise of a NQSO, which is used to determine the amount of any capital gain or loss on a future taxable disposition of such shares, is the fair market value of the Common Stock on the date of exercise.

(iv) A deduction is allowable to the Company upon the exercise of a NQSO in an amount equal to the ordinary income realized by the grantee upon exercise.

(v) With respect to the exercise of a NQSO and the payment of the option exercise price by the delivery of Common Stock, to the extent that the number of shares received does not exceed the number of shares surrendered, (A) no taxable income will be realized by the grantee at that time; (B) the tax basis of the Common Stock received will be the same as the tax basis of the Common Stock surrendered; and (C) the holding period of the grantee in the Common Stock received will include the holding period in the Common Stock surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, (x) ordinary income will be realized by the grantee at that time in the amount of the fair market value of such excess Common Stock; (y) the tax basis of such excess Common Stock will be equal to the fair market value of such Common Stock at the time of exercise; and (z) the holding period of the grantee in such Common Stock will begin on the date such Common Stock is transferred to the grantee.

SARs

The grant of either a tandem SAR or a freestanding SAR will not result in any immediate tax consequences to the Company or the grantee. Upon the exercise of either a tandem SAR or a freestanding SAR, any cash received and the fair market value on the exercise date of any shares of Common Stock received will constitute ordinary income to the grantee. The Company will be entitled to a deduction in the same amount and at the same time.

Restricted Shares

A grantee generally will not realize income upon an award of restricted shares. However, a grantee who receives restricted shares will realize as ordinary income at the time of the lapse of the applicable restrictions an amount equal to the fair market value of the restricted shares at the time of such lapse. Alternatively, a grantee may elect within 30 days of receipt to include as ordinary income on the date of receipt of the restricted shares an amount equal to the fair market value of the Common Stock underlying such award at that time. At the time the grantee realizes ordinary income, the Company will be entitled to deduct the same amount as the ordinary income realized by the grantee.

Restricted Share Units

The grant of a restricted share unit will not result in any immediate tax consequences to the Company or the grantee. When a restricted share unit is paid out, the grantee will recognize ordinary taxable income in an amount equal to the fair market value of the shares received at that time. The Company will be entitled to a deduction in the same amount and at the same time, subject to the limitations of Code Section 162(m), as applicable.

Performance Share Units

The grant of a performance share unit will not result in any immediate tax consequences to the Company or the grantee. When a performance share unit is paid out, the grantee will recognize ordinary taxable income in an amount equal to any cash and the fair market value of any shares received at that time. The Company will be entitled to a deduction in the same amount and at the same time, subject to the limitations of Code Section 162(m), as applicable.

Cash Awards under Performance Plans

Any cash and the fair market value of any property, including shares of Common Stock (other than restricted shares or restricted share units as described above), received as payments under performance plans established in accordance with the 2010 LTIP will constitute ordinary income to the grantee in the year in which paid, and the Company will be entitled to a deduction in the same amount and at the same time.

Code Section 162(m)

As discussed above,Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to a company’s chief executive officer or any of the three most highly compensated executive officers other than the chief executive officer or the principal financial officer. Certain performance-based compensation is specifically exempt from the deduction limit if it otherwise meets the requirements of Section 162(m). Stock options and SARs granted under the 2010 LTIP qualify as “performance-based compensation.” Other awards will be “performance-based compensation” if they are so designated and if their grant, vesting or settlement is subject to the performance criteria described above. Stock awards and other stock-based awards that vest solely upon the passage of time do not qualify as “performance-based compensation.”

Dividend Equivalents

Dividend equivalents generally will be taxed at ordinary income rates when paid. In most instances, they will be treated as additional compensation that the Company will be able to deduct at that time, subject to the limitations of Code Section 162(m), as applicable.

Code Section 409A

Unless the administrator determines otherwise, it is intended that no award will be “deferred compensation” for purposes of Code Section 409A. If the administrator determines that an award is subject to Code Section 409A, the terms and conditions governing that award, including rules for elective or mandatory deferral of delivery of cash or shares of common stock and rules relating to treatment of awards in the event of a change of control of the Company, will be set forth in the applicable award agreement and will comply with Code Section 409A. To the extent that any award under the 2010 LTIP is or may be considered to involve a nonqualified deferred compensation plan or deferral subject to Code Section 409A, the Company intends that the terms and administration of such award will comply with the provisions of such section, applicable Internal Revenue Service guidance and good faith reasonable interpretations thereof.

Withholding

Applicable taxes will be withheld from all amounts paid in satisfaction of an award to the extent required by law. A participant may satisfy the withholding obligation by paying the amount of any taxes in cash or, unless otherwise determined by the Company, shares may be delivered to satisfy the obligation in full or in part. With respect to equity-based awards, the amount of the withholding will generally be determined with reference to the closing sale price of the shares of Meritor Common Stock as reported on the New York Stock Exchange - Composite Transactions reporting system on the date of determination.

The foregoing is only a summary of the effect of U.S. federal income taxation upon grantees and the Company with respect to the grant and exercise of stock options, stock awards, other stock-based awards and cash awards under the 2010 LTIP. It is not intended as tax advice to grantees participating in the 2010 LTIP, who should consult their own tax advisors. It does not purport to be a complete description of the tax consequences under all circumstances, nor does it describe the tax laws of any municipality, state or foreign country in which the grantee’s income or gain may be taxable.

Amendment to the 2010 LTIP

The Board amended and restated the 2010 LTIP, subject to approval of the amendment and restatement by the Company’s shareholders at the Annual Meeting, in order to increase the maximum number of shares available for issuance and to make other proposed amendments (described above) to reflect best corporate governance practices.

The Board of Directors recommends that you vote “FOR” the proposal to approve the Amendment and Restatement of the 2010 LTIP to increase the maximum number of shares issuable thereunder to 13.0 million Shares, including Shares previously issued under the Plan and including an increase of 3.0 million Shares effective as of January 26, 2017, and to make certain other specified changes, which is presented as item (5).

VOTE REQUIRED

The presence, in person or by proxy, of the holders of at least a majority of the shares of Common Stock entitled to be cast on any matter to be acted on at the 2017 Annual Meeting is necessary to have a quorum. Once a share is represented with respect to any matter, it is deemed present for quorum purposes for the remainder of the meeting. Assuming a quorum is present, the vote required for approval of each proposal is as follows:

●	Election of Directors —

○	Plurality. Under Indiana law and our By-Laws, the three nominees who receive the greatest number of votes for election as Class II directors cast by the holders of Meritor Common Stock entitled to vote at the meeting will become directors at the conclusion of the tabulation of votes. A properly executed proxy marked “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

○	Majority Vote Policy. Under the Company’s majority vote policy (as described above under the heading Corporate Governance at Meritor – Board Composition), any nominee for director who is elected but who receives a greater number of “withhold” votes than “for” votes in an uncontested election is required to tender his or her resignation after the certification of the election results. The Corporate Governance and Nominating Committee will consider the matter and recommend to the Board what action should be taken. The Board is required to take action and publicly disclose its decision, including the underlying rationale, within 90 days of certification of the election results.

●

Advisory Votes on Executive Compensation — The proposal relating to the advisory vote on executive compensation will be considered approved if more votes are cast in favor of the proposal than are cast against it. The proposal on the frequency of future advisory votes on executive compensation asks shareholders to express their preference on whether such vote should be every year, every two years or every three years. These proposals are advisory in nature, which means that they are not binding on the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation and when determining how often to conduct future advisory shareholder votes on executive compensation.

●	Selection of Auditors — Under Indiana law and our By-Laws, more votes must be cast in favor of the proposal to approve the selection of auditors than are cast against it.
●

2010 LTIP Amendment Approval — Under Indiana law and our By-Laws, more votes must be cast in favor of the proposal to approve the amendment to the 2010 LTIP than are cast against it. However, the listing standards of the NYSE require that a majority of the votes cast must vote in favor. In addition, this proposal is subject to the approval requirements of Section 162(m) of the Internal Revenue Code ("Section 162(m)") which requires the affirmative vote of a majority of the votes cast.

Abstentions and broker non-votes will have the following effects on the outcome of the proposals:

●

Effect of Abstentions — Under Indiana law, an abstention from voting on a matter by a shareholder present in person or represented by proxy at the meeting will not affect the outcome of the election of directors, the advisory vote on executive compensation, the proposal on the frequency of future advisory votes on executive compensation and the proposal to approve the selection of auditors. However, for purposes of the NYSE listing standards and Section 162(m), abstentions will be counted as votes cast on the proposal to approve the amendment to the 2010 LTIP and so will have the same effect as votes against that proposal.

●

Effect of Broker Non-Votes — If your shares of Common Stock are held in “street name” and you do not give your broker voting instructions, your broker will only have discretion to vote your shares for the proposal to approve the selection of auditors. With respect to all other matters to be voted on at the 2017 Annual Meeting, the votes associated with shares held in “street name” for which you do not give your broker voting instructions will be considered “broker non-votes,” which means your broker will not have discretion to vote your shares on those matters. Broker non-votes will not affect the outcome of the election of directors, the advisory vote on executive compensation, the proposal on the frequency of future advisory votes on executive compensation or the proposal to approve the amendment to the 2010 LTIP.

OTHER MATTERS

The Board of Directors does not know of any other matters that may be presented at the meeting. In the event of a vote on any matters other than those referred to in items (1), (2), (3), (4) and (5) of the accompanying Notice of 2017 Annual Meeting of Shareholders, it is intended that properly given proxies will be voted on the additional matters in accordance with the judgment of the person or persons voting such proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of Meritor equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and information and representations furnished by our officers and directors, we believe that all our officers, directors and greater than ten percent beneficial owners have filed with the SEC on a timely basis all required forms with respect to transactions in Meritor securities in fiscal year 2016, except that (i) Mr. Speed did not timely file one Form 4 in fiscal year 2016 reflecting one transaction, (ii) Mr. Villavarayan did not timely file one Form 4 in fiscal year 2016 reflecting one transaction, and (iii) Mr. Evans did not timely file one Form 4 in fiscal year 2016 reflecting one transaction.

ANNUAL REPORTS

Our Annual Report to Shareholders, including the Form 10-K and financial statements, for the fiscal year ended September 30, 2016, was either made available electronically or mailed to shareholders with this proxy statement.

EXPENSES OF SOLICITATION

Meritor will bear the cost of the solicitation of proxies. In addition to the use of the mails and use of a website to make proxy materials available electronically, proxies may be solicited personally, or by telephone, telegraph, telecopy, Internet or other means of communication by our directors, officers and employees without additional compensation and by the outside proxy solicitor of Meritor, Innisfree M&A Incorporated (“Innisfree”). Meritor will pay Innisfree a base fee of $15,000 plus reasonable out-of-pocket expenses. As usual, we will also reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses of resending proxy materials to principals and obtaining their proxies.

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Under the SEC’s rules and regulations, shareholder proposals for the 2018 Annual Meeting of Shareholders must be received on or before August 17, 2017, at the Office of the Corporate Secretary at our headquarters, 2135 West Maple Road, Troy, Michigan 48084-7186, in order to be eligible for inclusion in our proxy materials. In addition, our By-Laws require a shareholder desiring to propose any matter for consideration at the 2018 Annual Meeting of Shareholders, other than through inclusion in our proxy materials, to notify our Corporate Secretary in writing at the above address on or after September 27, 2017 and on or before October 27, 2017.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We have established procedures for shareholders and other interested parties to communicate directly with non-management members of the Board of Directors. You can contact the Board by mail at: Meritor Board of Directors, 33717 Woodward Ave., PMB 335, Birmingham, MI 48009.

If you have concerns involving internal controls, accounting or auditing, you can contact the Audit Committee directly by mail at: Meritor Audit Committee, 33717 Woodward Ave., PMB 407, Birmingham, MI 48009.

FORWARD LOOKING STATEMENTS

This proxy statement contains statements and estimates relating to future compensation of the Named Executive Officers that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual compensation may differ materially from that projected as a result of certain facts and uncertainties, including but not limited to timing of and reason for termination of employment; compensation levels and outstanding equity and incentive awards at the time of termination; and age and length of service at the time of termination; as well as other facts and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the Company with the SEC. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

December 16, 2016

If your Meritor shares are registered in your name and you plan to attend the Annual Meeting of Shareholders to be held at the Westin Detroit Metropolitan Airport, 2501 World Gateway Place, in Detroit, Michigan 48242 on January 26, 2017, please be sure to:

●indicate your desire to attend the meeting when you grant your proxy via our Internet or telephone voting procedures; or

●mark the appropriate box on the proxy card and mail the card using the enclosed envelope.

If your shares are not registered in your own name and you would like to attend the meeting, please bring evidence of your Meritor share ownership with you to the meeting. You should be able to obtain evidence of your Meritor share ownership from the broker, trustee, bank or other nominee who holds your shares on your behalf.

Appendix A

MERITOR, INC.
2010 LONG-TERM INCENTIVE PLAN
(Amended and Restated as of January 26, 2017)

1. Purpose of the Plan.

The purpose of this Plan is to enhance shareholder value by linking the compensation of officers, directors, and key employees of the Company to increases in the price of Meritor stock and the achievement of other performance objectives, and to encourage ownership in the Company by key personnel whose long-term employment is considered essential to the Company’s continued progress and success. The Plan is also intended to assist the Company in the recruitment of new employees and to motivate, retain and encourage such employees and directors to act in the shareholders’ interest and share in the Company’s success.

2. Definitions.

As used herein, the following definitions shall apply:

(a) “Administrator” means the Board, any Committee or such delegates as shall be administering the Plan in accordance with Section 4 of the Plan.

(b) “Affiliate” means any Subsidiary or other entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator. The Administrator shall, in its sole discretion, determine which entities are classified as Affiliates and designated as eligible to participate in this Plan.

(c) “Applicable Law” means the requirements relating to the administration of stock option plans under U.S. federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Shares to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, the laws of such jurisdiction.

(d) “Award” means a Cash Award, Stock Award, Option, Stock Appreciation Right or Other Stock-Based Award granted in accordance with the terms of the Plan.

(e) “Awardee” means an Employee or Non-Employee Director who has been granted an Award under the Plan.

(f) “Award Agreement” means a Cash Award Agreement, Stock Award Agreement, Option Agreement, Stock Appreciation Right Agreement and/or Other Stock-Based Award Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.

(g) “Board” means the Board of Directors of the Company.

(h) “Cash Award” means a bonus opportunity awarded under Section 13 of the Plan pursuant to which a Participant may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the agreement or, if no agreement is entered into with respect to the Cash Award, other documents evidencing the Award (the “Cash Award Agreement”).

(i) “Change of Control” means one of the following shall have taken place after the date of this Plan:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”) or of such other amount that, together with Common Shares already held by such Person, constitutes more than fifty percent (50%) of either (x) the Outstanding Company Voting Securities, or (y) the then outstanding Common Shares of the Company (the “Outstanding

Company Common Shares”). However, for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company or any corporation controlled by the Company; (B) any acquisition by the Company or any corporation controlled by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation that is a Non-Control Acquisition (as defined in subsection (iii) of this Section 2(i)); or

(ii) Individuals who, as of the effective date of this Plan, constitute the Board of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of the Company within a twelve (12) month period; provided, however, that any individual becoming a Director subsequent to the effective date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(iii) Consummation of a reorganization, merger, consolidation, or sale or other disposition of all or a substantial portion of the assets of the Company, or the acquisition by the Company of assets or shares of another corporation (a “Business Combination”), unless, such Business Combination is a Non-Control Acquisition. For the purpose of this provision, “substantial portion of the assets of the Company” is defined as assets having a gross fair market value, determined without regard to any liabilities associated with such assets, of forty percent (40%) or more of the total assets of the Company. A “Non-Control Acquisition” shall mean a Business Combination where: (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be; or (y) a transfer of a substantial portion of the assets of the Company is made to a Person beneficially owning, directly or indirectly, fifty percent (50%) or more of, respectively, the Outstanding Company Common Shares or Outstanding Company Voting Securities (“Control Person”), as the case may be, or to another entity in which either such Control Person or the Company beneficially owns fifty percent (50%) or more of the total value or voting power of such entity’s outstanding voting securities; or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if any payment or distribution event applicable to an Award is subject to the requirements of Section 409A(a)(2)(A) of the Code, the determination of the occurrence of a Change of Control shall be governed by applicable provisions of Section 409A(a)(2)(A) of the Code and regulations and rulings issued thereunder for purposes of determining whether such payment or distribution may then occur.

(j) “Code” means the United States Internal Revenue Code of 1986, as amended.

(k) “Committee” means one or more committees of Directors appointed by the Board in accordance with Section 4 of the Plan or, in the absence of any such special appointment, the Compensation and Management Development Committee of the Board.

(l) “Common Shares” means the common shares, par value $1 per share, of the Company.

(m) “Company” means Meritor, Inc., an Indiana corporation, or, except as utilized in the definition of Change of Control, its successor.

(n) “Conversion Award” has the meaning set forth in Section 4(b)(xii) of the Plan.

(o) “Director” means a member of the Board who is an Employee or a Non-Employee Director.

(p) “Disability” has the meaning specified in the Company’s long-term disability plan applicable to the Participant at the time of the disability. If the Participant is not covered by a long-term disability plan, then the definition applicable under the plan covering salaried U.S. Employees shall apply.

(q) “Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spin-off or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

(r) “Employee” means a regular, active employee of the Company or any Affiliate, including an Officer and/or Director who is also a regular, active employee of the Company or any Affiliate. The Administrator shall determine whether the Chairman of the Board qualifies as an “Employee.” For any and all purposes under the Plan, the term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant or a person otherwise designated by the Administrator, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan or not on the payroll, even if such ineligible person is subsequently determined to be a common law employee of the Company or an Affiliate or otherwise an employee by any governmental or judicial authority. Unless otherwise determined by the Administrator in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment and to have ceased to be an Employee if his or her employer ceases to be an Affiliate, even if he or she continues to be employed by such employer.

(s) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(t) “Grant Date” means, with respect to each Award, the date upon which the Award is granted to an Awardee pursuant to this Plan, which may be a designated future date as of which such Award will be effective.

(u) “Incentive Stock Option” means an Option that is identified in the Option Agreement as intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder, and that actually does so qualify.

(v) “Fair Market Value” means the closing price for the Common Shares reported on a consolidated basis on the New York Stock Exchange on the relevant date or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

(w) “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

(x) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y) “Option” means a right granted under Section 8 of the Plan to purchase a number of Shares or Stock Units at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Option Agreement”). Both Incentive Stock Options and Nonqualified Stock Options may be granted under the Plan.

(z) “Other Stock-Based Award” means an Award granted pursuant to Section 12 of the Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Other Stock-Based Award Agreement”).

(aa) “Participant” means the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

(bb) “Plan” means this 2010 Long-Term Incentive Plan, as amended and restated.

(cc) “Qualifying Performance Criteria” shall have the meaning set forth in Section 14(b) of the Plan.

(dd) “Qualifying Termination” shall mean a Termination of Employment due to death, Disability, Retirement, Termination Without Cause or Termination for Good Reason or a termination of Board membership for a Non-employee Director for any reason.

(ee) “Retirement” means, unless the Administrator determines otherwise, voluntary Termination of Employment by a Participant from the Company and its Affiliates after attaining age fifty-five (55) and having at least five (5) years of service with the Company and its Affiliates, excluding service with an Affiliate of the Company prior to the time that such Affiliate became an Affiliate of the Company.

(ff) “Securities Act” means the United States Securities Act of 1933, as amended.

(gg) “Share” means a Common Share, as adjusted in accordance with Section 16 of the Plan.

(hh) “Stock Appreciation Right” means a right granted under Section 10 of the Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Stock Appreciation Right Agreement”).

(ii) “Stock Award” means an award or issuance of Shares or Stock Units made under Section 11 of the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including, without limitation, continued employment or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).

(jj) “Stock Unit” means a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

(kk) “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other companies in such chain.

(ll) “Termination for Cause” means, unless otherwise provided in an Award Agreement, Termination of Employment on account of any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of the Company or any Affiliate, or the intentional and repeated violation of the written policies or procedures of the Company, provided that, for an Employee who is party to an individual severance or employment agreement defining Cause, “Cause” shall have the meaning set forth in such agreement except as may be otherwise provided in such agreement. For purposes of this Plan, a Participant’s Termination of Employment shall be deemed to be a Termination for Cause if, after the Participant’s employment has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Committee, a Termination for Cause.

(mm) “Termination for Good Reason” means for purposes of this Plan, unless otherwise provided in an Award Agreement, the occurrence of any of the following events without the Awardee’s written consent: (i) a material diminution in the Awardee’s base salary; (ii) a relocation of the Awardee’s principal place of employment by more than fifty (50) miles; (iii) any material breach by the Company of any material provision of this Plan; or (iv) a material diminution in the Awardee’s authority, duties or responsibilities. No Termination for Good Reason shall be deemed to occur until the Awardee has furnished written notice to the Company of the existence of the circumstances providing grounds for termination for such good reason within ninety (90) days of the date of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Awardee does not terminate his or her employment for such good reason within two years after the first occurrence of such grounds, then the Awardee will be deemed to have waived his or her right to terminate for good reason with respect to such grounds.

(nn) “Termination of Employment” means for purposes of this Plan, unless otherwise determined by the Administrator, ceasing to be an Employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Subsidiaries. In addition, Termination of Employment shall mean a “separation from service” as defined in regulations issued under Code Section 409A whenever necessary to ensure compliance therewith for any payment or settlement of a benefit conferred under this Plan that is subject to such Code section, and, for such purposes, shall be determined based upon a reduction in the bona fide level of services performed to a level equal to twenty percent (20%) or less of the average level of services performed by the Employee during the immediately preceding 36-month period.

(oo) “Termination Without Cause” means for purposes of this Plan, unless otherwise provided in an Award Agreement, involuntary Termination of Employment by the Company other than due to the Awardee’s death, Disability or Termination for Cause.

3. Stock Subject to the Plan.

(a) Aggregate Limit. Subject to the provisions of Section 16(a) of the Plan, the maximum aggregate number of Shares which may be subject to or delivered under Awards granted under the Plan is 13,000,000 Shares. Shares subject to or delivered under Conversion Awards shall not reduce the aggregate number of Shares which may be subject to or delivered under Awards granted under this Plan. The Shares issued under the Plan may be either Shares reacquired by the Company, Shares purchased in the open market, or authorized but unissued Shares.

(b) Code Section 162(m) and 422 Limits; Other Share Limitations. Subject to the provisions of Section 16(a) of the Plan, the aggregate number of Shares subject to Awards granted under this Plan during any fiscal year to any one Awardee shall not exceed 1,000,000. Subject to the provisions of Section 16(a) of the Plan, the aggregate number of Shares that may be subject to all Incentive Stock Options granted under the Plan is 500,000 Shares. Notwithstanding anything to the contrary in the Plan, the limitations set forth in this Section 3(b) shall be subject to adjustment under Section 16(a) of the Plan only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(c) Share Counting Rules.

(i) Except as otherwise provided in Section 3(c)(ii) below, for purposes of this Section 3 of the Plan, Shares subject to Awards that have been canceled, expired, settled in cash, or not issued or forfeited for any reason shall not reduce the aggregate number of Shares which may be subject to or delivered under Awards granted under this Plan and shall be available for future Awards granted under this Plan. In addition, except as otherwise provided in Section 3(c)(ii) below, Shares subject to Awards that have been canceled, expired, settled in cash, or not issued or forfeited for any reason shall not reduce any other limitation on Shares to which such Shares were subject at the time of the Award, and shall be available for future Awards of the type subject to such limitations.

(ii) The following Shares shall not become available for Awards under this Plan: (A) all Shares issued upon exercise of an Option, including Shares that have been retained by the Company in payment or satisfaction of the purchase price of an Award or the tax withholding obligation of an Awardee; (B) Shares repurchased on the open market with proceeds received by the Company from Shares issued upon exercise of an Option, as described in subclause (A) hereof; or (C)Shares reserved for issuance upon a grant of Stock Appreciation Rights which are able to be exercised and settled in Shares, including Shares that are not issued upon the exercise of the Stock Appreciation Right.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan shall be administered by the Board, a Committee designated by the Board to so administer this Plan and/or their respective delegates.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Code Section 162(m), Awards to “covered employees” (within the meaning of Code Section 162(m)) or to Employees that the Committee determines may be “covered employees” in the future shall be made by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code. References herein to the Administrator in connection with Awards intended to qualify as “performance-based compensation” shall mean a Committee meeting the “outside director” requirements of Code Section 162(m). Notwithstanding any other provision of the Plan, the Administrator shall not have any discretion or authority to make changes to any Award that is intended to qualify as “performance-based compensation” to the extent that the existence of such discretion or authority would cause such Award not to so qualify.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Officers and Directors shall be made by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3.

(iv) Other Administration. Except to the extent prohibited by Applicable Law, the Board or a Committee may delegate to a Committee of one or more Directors or to authorized officers of the Company the power to approve Awards to persons eligible to receive Awards under the Plan who are not (A) subject to Section 16 of the Exchange Act or (B) at the time of such approval, “covered employees” under Section 162(m) of the Code.

(v) Awards to Directors. The Board shall have the power and authority to grant Awards to Directors who do not serve as employees of the Company (“Non-employee Directors”), including the authority to determine the number and type of Awards to be granted; determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award; and to take any other actions the Board considers appropriate in connection with the administration of the Plan. The aggregate number of Shares subject to Awards granted under this Plan during any fiscal year to a Non-Employee Director, that is part of regular annual grants of Awards to eligible Non-employee Directors, shall not exceed 100,000.

(vi) Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b) Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:

(i) to select the Non-employee Directors and Employees of the Company or its Affiliates to whom Awards are to be granted hereunder;

(ii) to determine Cash Award targets and the number of Common Shares to be covered by each Award granted hereunder;

(iii) to determine the type of Award to be granted to the selected Employees and Non-employee Directors;

(iv) to approve forms of Award Agreements;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise and/or purchase price, the time or times when an Award may be exercised (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability provisions, terms regarding acceleration of Awards or waiver of forfeiture restrictions, the acceptable forms of consideration for payment for an Award, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter;

(vi) to correct administrative errors;

(vii) to construe and interpret the terms of the Plan (including sub-plans and Plan addenda) and Awards granted pursuant to the Plan;

(viii) to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt rules and procedures regarding the conversion of local currency, the shift of tax liability from employer to employee (where legally permitted) and withholding procedures and handling of stock certificates which vary with local requirements, and (B) to adopt sub-plans and Plan addenda as the Administrator deems desirable, to accommodate foreign laws, regulations and practice;

(ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Plan addenda;

(x) to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability, provided, however, that any such modification or amendment (A) is subject to the minimum vesting provisions set forth in Sections 8(e), 11(a) and 12(a) of the Plan and the plan amendment provisions set forth in Section 17 of the Plan, and (B) may not impair any outstanding Award unless agreed to in writing by the Participant, except that such agreement shall not be required if the Administrator determines in its sole discretion that such modification or amendment either (Y) is required or advisable in order for the Company, the Plan or the Award to satisfy any Applicable Law or to meet the requirements of any accounting standard, or (Z) is not reasonably likely to significantly diminish the benefits provided under such Award, or that adequate compensation has been provided for any such diminishment, except following a Change of Control;

(xi) to allow or require Participants to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued upon exercise of a Nonqualified Stock Option or vesting of a Stock Award that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;

(xii) to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights or other stock awards held by awardees of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger or acquisition. The Conversion Awards may be Nonqualified Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity;

(xiii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiv) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resale by a Participant or of other subsequent transfers by the Participant of any Shares issued as a result of or under an Award or upon the exercise of an Award, including without limitation, (A) restrictions under an insider trading policy, (B) restrictions as to the use of a specified brokerage firm for such resale or other transfers, and (C) institution of “blackout” periods on exercises of Awards;

(xv) to provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award; and

(xvi) to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

(c) Effect of Administrator’s Decision. All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations, including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

5. Eligibility.

Awards may be granted only to Directors and Employees of the Company or any of its Affiliates.

6. Term of Plan.

The Plan became effective upon its approval by shareholders of the Company on January 28, 2010. It shall continue in effect for a term of ten (10) years from that date unless terminated earlier under Section 17 of the Plan.

7. Term of Award.

Subject to the provisions of the Plan, the term of each Award shall be determined by the Administrator and stated in the Award Agreement, and may extend beyond the termination of the Plan. In the case of an Option or a Stock Appreciation Right, the term shall be ten (10) years from the Grant Date or such shorter term as may be provided in the Award Agreement.

8. Options.

The Administrator may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals or the satisfaction of an event or condition within the control of the Awardee or within the control of others.

(a) Option Agreement. Each Option Agreement shall contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option, (ii) the type of Option, (iii) the exercise price of the Option and the means of payment of such exercise price, (iv) the term of the Option, (v) such terms and conditions regarding the vesting and/or exercisability of an Option as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option and forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Administrator.

(b) Exercise Price. The per share exercise price for the Shares to be issued upon exercise of an Option shall be determined by the Administrator, except that the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date.

(c) No Option Repricings. Subject to Section 16(a) of the Plan, the exercise price of an Option may not be reduced without shareholder approval, nor may outstanding Options be cancelled in exchange for cash, other Awards or Options with an exercise price that is less than the exercise price of the original Option without shareholder approval.

(d) No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

(e) Vesting Period and Exercise Dates. Options granted under this Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s term as determined by the Administrator, except that no Option granted to an Employee shall first become fully exercisable before the three (3) year anniversary of its Grant Date (provided, however, that an Option may become partially exercisable within the three (3) year from its granted date provided, further that no more than 50% shall become exercisable in any one year during such three (3) year period), other than (i) upon a Qualifying Termination within the two (2) year period immediately following a Change of Control as specified in Section 16(b) of the Plan, or (ii) upon the death or Disability of the Awardee, in each case as specified in the Option Agreement. The Administrator shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to continued active employment, the passage of time and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option, the Administrator may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option, subject to the restrictions set forth above.

(f) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:

(i) cash;

(ii) check or wire transfer (denominated in U.S. Dollars);

(iii) subject to any conditions or limitations established by the Administrator, other Shares which (A) in the case of Shares acquired from the Company (whether upon the exercise of an Option or otherwise), have been owned by the Participant for more than six (6) months on the date of surrender (unless this condition is waived by the Administrator), and (B) have a Fair Market Value on the date of surrender equal to or greater than the aggregate exercise price of the Shares as to which said Option shall be exercised (it being agreed that the excess of the Fair Market Value over the aggregate exercise price shall be refunded to the Awardee in cash);

(iv) subject to any conditions or limitations established by the Administrator, the Company withholding shares otherwise issuable upon exercise of an Option;

(v) consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator and in compliance with Applicable Law;

(vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law; or

(vii) any combination of the foregoing methods of payment.

(g) Procedure for Exercise; Rights as a Shareholder.

(i) Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the applicable Option Agreement.

(ii) An Option shall be deemed exercised when (A) the Company receives (1) written or electronic notice of exercise (in accordance with the Option Agreement or procedures established by the Administrator) from the person entitled to exercise the Option and (2) full payment for the Shares with respect to which the related Option is exercised, and (B) with respect to Nonqualified Stock Options, provisions acceptable to the Administrator have been made for payment of all applicable withholding taxes.

(iii) Unless provided otherwise by the Administrator or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or any other rights as a shareholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.

(iv) The Company shall issue (or cause to be issued) such Shares as soon as administratively practicable after the Option is exercised. An Option may not be exercised for a fraction of a Share.

(h) Termination of Employment or Board Membership. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a termination from membership on the Board by a Director for any reason or a Termination of Employment due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) shall have on any Option. Unless otherwise provided in the Award Agreement and except as otherwise provided in Section 16(b) herein, (w) upon termination from membership on the Board by a Director, any Option held by such Director that (1) has not vested and is not exercisable as of the effective date of such termination from membership on the Board shall be subject to immediate cancellation and forfeiture or (2) is vested and exercisable as of the effective date of such termination shall remain exercisable for five (5) years thereafter, or the remaining term of the Option, if less; (x) a Termination of Employment due to Disability or death or the termination of a Director due to death shall result in immediate vesting of any Option, which shall remain exercisable for three (3) years thereafter, or the remaining term of the Option, if less; (y) provided that Retirement occurs at least one (1) year after the Grant Date, an Option held by an Awardee at Retirement will remain outstanding for the lesser of five (5) years or the remaining term of the option and will continue to vest in accordance with the terms of the Option Agreement as though the Awardee were still employed; and (z) any other Termination of Employment shall result in immediate cancellation and forfeiture of all outstanding Options that have not vested as of the effective date of such Termination of Employment, and any vested and exercisable Options held at the time of such Termination of Employment shall remain exercisable for ninety (90) days thereafter, or the remaining term of the Option, if less, provided, however, that a Termination Without Cause shall be deemed effective as of the end of any period during which severance is payable.

9. Incentive Stock Option Limitations/Terms.

(a) Eligibility. Only employees (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options. No Incentive Stock Option shall be granted to any such employee who as of the Grant Date owns stock possessing more than 10% of the total combined voting power of the Company.

(b) $100,000 Limitation. Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds U.S. $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of this Section 9(b) of the Plan, Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the Grant Date.

(c) Transferability. The Option Agreement must provide that an Incentive Stock Option is not transferable by the Awardee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, must not be exercisable by any other person. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonqualified Stock Option.

(d) Exercise Price. The per Share exercise price of an Incentive Stock Option shall in no event be inconsistent with the requirements for qualification of the Incentive Stock Option under Section 422 of the Code.

(e) Other Terms. Option Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Section 422 of the Code.

10. Stock Appreciation Rights.

A “Stock Appreciation Right” is a right that entitles the Awardee to receive, in cash or Shares (as determined by the Administrator), value equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over (ii) the aggregate exercise price of the right, as established by the Administrator on the Grant Date. Stock Appreciation Rights may be granted to Awardees either alone (“freestanding”) or in addition to or in tandem with other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 8 of the Plan. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. All Stock Appreciation Rights under the Plan shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 8 of the Plan. Subject to the provisions of Section 8 of the Plan, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares or cash as determined by the Administrator.

11. Stock Awards.

(a) Stock Award Agreement. Each Stock Award Agreement shall contain provisions regarding (i) the number of Shares subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award, and (vi) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Administrator. No condition that is based upon performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than one year, and no condition that is based upon continued employment or the passage of time shall provide for vesting in full of a Stock Award in less than three (3) years from the date the Stock Award is made, other than (i) with respect to such Stock Awards that are issued upon the exercise or settlement of Options or Stock Appreciation Rights, (ii) upon a Change of Control as specified in Section 16(b) of the Plan, (iii) upon the death, Disability or Retirement of the Awardee, in each case as specified in the Stock Award Agreement, or (iv) for up to 5% of the total Shares authorized to be issued under the Plan in the aggregate subject to Stock Awards or Other Stock-Based Awards which shall have no minimum vesting period. The Administrator shall be prohibited from waiving the minimum vesting conditions set forth above except under the circumstances in clauses (i) through (iv) of the immediately preceding sentence.

(b) Restrictions and Performance Criteria. The grant, issuance, retention and/or vesting of Stock Awards issued to Employees may be subject to such performance criteria and level of achievement versus these criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Awardee. Notwithstanding anything to the contrary herein, the performance criteria for any Stock Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than ninety (90) days after the commencement of the period of service (or, if earlier, the lapse of 25% of such period) to which the performance goals relate or otherwise within the time period required by the Code or the applicable Treasury Regulations, provided that the outcome is substantially uncertain at that time.

(c) Termination of Employment or Board Membership. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a termination from membership on the Board by a Director for any reason or a Termination of Employment due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) shall have on any Stock Award. Unless otherwise provided in the Award Agreement and except as otherwise provided in Section 16(b) herein, (w) a termination from membership on the Board by a Director due to Disability or death shall result in immediate vesting of a Stock Award; (x) a Termination of Employment due to Disability or death shall result in vesting of a prorated portion of any Stock Award, effective as of the end of the applicable performance or vesting period or other period of restriction, based upon the full months of the applicable performance period, vesting period or other period of restriction elapsed as of the end of the month in which the Termination of Employment due to Disability or death occurs over the total number of months in such period; (y) provided that Retirement occurs at least one (1) year after the Grant Date, an Award held by an Awardee at Retirement will remain outstanding for the lesser of five (5) years or the remaining term of the Award and will continue to vest in accordance with the terms of the Award Agreement as though the Awardee were still employed, subject to the requirement that the amount of any Award shall not be determined before the end of the applicable performance or vesting period or other period of restriction; and (z) any other Termination of Employment or termination from membership on the Board by a Director (including, but not limited to, Retirement before the one (1) year anniversary of the Grant Date) shall result in immediate cancellation and forfeiture of all outstanding, unvested Stock Awards, provided, however, that, with respect to an Employee, a Termination Without Cause shall be deemed effective as of the end of any period during which severance is payable.

(d) Rights as a Shareholder. Unless otherwise provided for by the Administrator, the Participant shall have the rights equivalent to those of a shareholder and shall be a shareholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant.

12. Other Stock-Based Awards.

(a) Other Stock-Based Awards. An “Other Stock-Based Award” means any other type of equity-based or equity-related Award not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amount and subject to such terms and conditions as the Administrator shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares. Each Other Stock-Based Award will be evidenced by an Award Agreement containing such terms and conditions as may be determined by the Administrator. No condition that is based upon performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than one year and no condition that is based upon continued employment or the passage of time shall provide for vesting in full of an Other Stock-Based Award in less than three (3) years from the date the Other Stock-Based Award is made, other than (i) with respect to such Other Stock-Based Awards that are issued upon the exercise or settlement of Options or Stock Appreciation Rights, (ii) upon a Change of Control as specified in Section 16(b) of the Plan, (iii) upon the death, Disability or Retirement of the Awardee, in each case as specified in the Other Stock-Based Award Agreement, or (iv) for up to 5% of the total Shares authorized to be issued under the Plan in the aggregate subject to Stock Awards or Other Stock-Based Awards which shall have no minimum vesting period. The Administrator shall be prohibited from waiving the minimum vesting conditions set forth above except under the circumstances in clauses (i) through (iv) of the immediately preceding sentence.

(b) Value of Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Administrator. The Administrator may establish performance goals in its discretion. If the Administrator exercises its discretion to establish performance goals, the number and/or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met. Notwithstanding anything to the contrary herein, the performance criteria for any Other Stock-Based Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than ninety (90) days after the commencement of the period of service (or, if earlier, the lapse of 25% of such period) to which the performance goals relate and otherwise within the time period required by the Code and the applicable Treasury Regulations, provided that the outcome is substantially uncertain at that time.

(c) Payment of Other Stock-Based Awards. Payment, if any, with respect to Other Stock-Based Awards shall be made in accordance with the terms of the Award, in cash or Shares as the Administrator determines.

(d) Termination of Employment or Board Membership. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a termination from membership on the Board by a Director for any reason or a Termination of Employment due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) shall have on any Other Stock-Based Award. Unless otherwise provided in the Award Agreement and except as otherwise provided in Section 16(b) herein, (w) the termination from membership on the Board of a Director for any reason shall result in immediate vesting; (x) a Termination of Employment due to Disability or death shall result in vesting of a prorated portion of any Other Stock-Based Award, effective as of the end of the applicable performance or vesting period or other period of restriction, based upon the full months of the applicable performance period, vesting period or other period of restriction elapsed as of the end of the month in which the Termination of Employment due to Disability or death occurs over the total number of months in such period; (y) provided that Retirement occurs at least one (1) year after the Grant Date, an Award held by an Awardee at Retirement will remain outstanding for the lesser of five (5) years or the remaining term of the Award and will continue to vest in accordance with the terms of the Award Agreement as though the Awardee were still employed, subject to the requirement that the amount of any Award shall not be determined before the end of the applicable performance or vesting period or other period of restriction; and (z) any other Termination of Employment (including but not limited to Retirement before the one (1) year anniversary of the Grant Date) shall result in immediate cancellation and forfeiture of all outstanding, unvested Other Stock-Based Awards, provided, however, that a Termination Without Cause shall be deemed effective as of the end of any period during which severance is payable.

13. Cash Awards.

Each Cash Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period.

(a) Cash Award. Each Cash Award may contain provisions regarding (i) the amounts potentially payable to the Participant as a Cash Award, (ii) the performance criteria and level of achievement versus these criteria which shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator. The maximum amount payable as a Cash Award that is settled for cash may be a multiple of the target amount payable, but the maximum amount payable pursuant to portions of Cash Awards earned with respect to any fiscal year to any Awardee shall not exceed U.S. $10,000,000.

(b) Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria which shall determine the amounts payable under a Cash Award, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Cash Award that is intended to satisfy the requirements for

“performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than ninety (90) days after the commencement of the period of service (or, if earlier, the elapse of 25% of such period) to which the performance goals relate and otherwise within the time period required by the Code and the applicable Treasury Regulations, provided that the outcome is substantially uncertain at that time.

(c) Timing and Form of Payment. The Administrator shall determine the time of payment of any Cash Award. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit an Awardee to elect for the payment of any Cash Award to be deferred to a specified date or event. The Administrator may specify the form of payment of Cash Awards, which may be cash or other property, including Shares, or may provide for an Awardee to have the option for his or her Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property, including Shares. To the extent that a Cash Award is in the form of cash, the Administrator may determine whether a payment is in U.S. dollars or foreign currency.

(d) Termination of Employment or Board Membership. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a termination from membership on the Board by a Director for any reason or a Termination of Employment due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) shall have on any Cash Award. Unless otherwise provided in the Award Agreement and except as otherwise provided in Section 16(b) herein, (w) termination from membership on the Board by a Director due to Disability or death shall result in immediate vesting of any Cash Award; (x) a Termination of Employment due to Disability or death shall result in vesting of a prorated portion of any Cash Award, effective as of the end of the applicable performance period, based upon the full months of the applicable performance period elapsed as of the end of the month in which the Termination of Employment due to Disability or death occurs over the total number of months in such period; (y) provided that Retirement occurs at least one (1) year after the first day of the performance period, an Award held by an Awardee at Retirement will remain outstanding for the lesser of five (5) years or the remaining term of the Award and will continue to vest in accordance with the terms of the Award Agreement as though the Awardee were still employed, subject to the requirement that the amount of any Award shall not be determined before the end of the applicable performance period; and (z) any other Termination of Employment or termination from Board membership (including but not limited to Retirement before the one (1) year anniversary of the first day of the performance period) shall result in immediate cancellation and forfeiture of all outstanding, unvested Cash Awards, provided, however, that an Awardee who incurs a Termination Without Cause at least one year after the beginning of an applicable performance cycle for a performance based Award shall receive a partial Award, subject to the requirement that the amount of such performance-based Award shall not be determined before the end of the applicable performance period, and shall be prorated based upon the full months of the applicable performance period elapsed as of the end of the month in which such Termination Without Cause occurs over the total number of months in the performance period.

14. Other Provisions Applicable to Awards.

(a) Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution. The Administrator may make an Award transferable to an Awardee’s family member or any other person or entity. If the Administrator makes an Award transferable, either as of the Grant Date or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer.

(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (i) sales or cash return on sales; (ii) cash flow or free cash flow or net cash from operating activity; (iii) earnings (including gross margin, earnings before or after interest and taxes, earnings before taxes, net earnings, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and EBITDA divided by sales); (iv) basic or diluted earnings per share; (v) growth in earnings or earnings per share; (vi) stock price; (vii) return on equity or average shareholders’ equity; (viii) total shareholder return; (ix) return on capital; (x) return on assets or net assets; (xi) return on investments; (xii) revenue or gross profits; (xiii) income before or after interest, taxes, depreciation and amortization, or net income; (xiv) pretax income before allocation of corporate overhead and bonus; (xv) operating income or net operating income; (xvi) operating profit or net operating profit (whether before or after taxes); (xvii) operating margin; (xviii) return on operating revenue; (xix) working capital or net working capital; (xx) debt and debt ratios; (xxi) market share; (xxii) asset velocity index; (xxiii) contract awards or backlog; (xxiv) overhead or other expense or cost reduction; (xxv) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxvi) credit rating; (xxvii) strategic plan development and implementation; (xxviii) improvement in workforce diversity; (xxix) customer satisfaction; (xxx) employee satisfaction; (xxxi) management succession plan development and implementation; and (xxxii) employee retention. With respect to any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, the performance criteria must be Qualifying Performance Criteria, and the Administrator will (within the first quarter of the performance period, but in no event more than ninety (90) days into that period) establish the specific performance targets (including thresholds and whether to include or exclude certain extraordinary, non-recurring, or similar items) and award amounts (subject to the right of the Administrator to exercise discretion to reduce payment amounts following the conclusion of the performance period).

(c) Certification. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Administrator shall certify in writing the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such criteria relate solely to the increase in the value of the Common Shares).

(d) Discretionary Adjustments Pursuant to Section 162(m). Notwithstanding satisfaction or completion of any Qualifying Performance Criteria, to the extent specified as of the Grant Date, the number of Shares, Options or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

(e) Other Forfeiture Events. The Administrator may, in its discretion, also require repayment to the Company of all or any portion of an Award if the amount of the Award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements within a period of one year after the payment or settlement of the Award, the Participant engaged in misconduct or other culpable conduct (as determined by the Committee in its sole discretion) that caused or contributed to the need for the restatement of the financial statements, and the amount of the Award would have been lower than the amount actually awarded to the Participant had the financial results been properly reported. This provision shall not be the Company’s exclusive remedy with respect to such matters.

15. Dividends and Dividend Equivalents.

Awards (other than Options and Stock Appreciation Rights and performance-based awards) may provide the Awardee with the right to receive dividend payments or dividend equivalent payments on the Shares subject to the Award, whether or not such Award is vested. Such payments may be made in cash, Shares or Stock Units or may be credited as cash or Stock Units to an Awardee’s account and later settled in cash or Shares or a combination thereof, as determined by the Administrator. Such payments and credits may be subject to such conditions and contingencies as the Administrator may establish.

16. Adjustments upon Changes in Capitalization, Organic Change or Change of Control.

(a) Adjustment Clause. In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Company or any of its Subsidiaries (each, an “Organic Change”), the Administrator or the Board shall make such substitutions or adjustments to outstanding Awards as it deems appropriate and equitable. In its discretion, such adjustments may include, without limitation, such proportionate adjustments that it deems appropriate to reflect such change with respect to (i) the Share limitations set forth in Sections 3, 11(a) and 12(a) of the Plan, (ii) the number and kind of Shares covered by each outstanding Award, and (iii) the price per Share subject to each such outstanding Award. In the case of Organic Changes, such adjustments may include, without limitation, (x) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Administrator or the Board in its sole discretion (it being understood that in the case of an Organic Change with respect to which shareholders receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Organic Change over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (y) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (z) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).

(b) Termination Following Change of Control. Except as may be provided in an individual severance or employment agreement (or severance plan) to which an Awardee is a party and unless otherwise determined by the Administrator as of the Grant Date of a particular Award (or subsequent to the Grant Date), in the event of a Qualifying Termination within the two year period immediately following a Change of Control, the following acceleration, exercisability and valuation provisions shall apply:

(i) On the date that such Qualifying Termination occurs, any or all Options and Stock Appreciation Rights awarded under this Plan not previously exercisable and vested shall become fully exercisable and vested. In the event of s a Qualifying Termination due to Termination Without Cause or Termination for Good Reason or termination of Board membership for a Non-employee Director, each Option and Stock Appreciation Right held by the Awardee (or a transferee) that is vested following such Termination of Employment shall remain exercisable until the earlier of the third (3rd) anniversary of such Termination of Employment (or any later date until which it would remain exercisable under such circumstances by its terms) or the expiration of its original term. In the event of an Awardee’s Termination of Employment or termination of Board membership for a Non-employee Director more than two (2) years after a Change of Control, or any Termination of Employment other than a Termination of Employment Without Cause or Termination for Good Reason or termination of Board membership for a Non-employee Director within the two-year period immediately following a Change of Control, the provisions of Sections 8(h) and 10 of the Plan shall govern (as applicable).

(ii) On the date that such Qualifying Termination occurs, the restrictions and conditions applicable to any or all Stock Awards, Other Stock-Based Awards and Cash Awards shall lapse and such Awards shall be fully vested.

(iii) On the date that such Qualifying Termination occurs, any performance based Award shall be deemed fully earned at the target amount as of the date on which the Change of Control occurs. All Stock Awards, Other Stock-Based Awards and Cash Awards shall be settled or paid within thirty (30) days of vesting hereunder.

(c) Section 409A. Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 16(a) of the Plan to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 16(a) of the Plan to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Section 409A of the Code or comply with the requirements of Section 409A of the Code; (iii) the Administrator shall not have the authority to make any adjustments pursuant to Section 16(a) of the Plan to the extent that the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code to be subject thereto; and (iv) if any Award is subject to Section 409A of the Code, Section 16(b) of the Plan shall be applicable only to the extent specifically provided in the Award Agreement and permitted pursuant to Section 25 of the Plan in order to ensure that such Award complies with Code Section 409A.

17. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the shareholders of the Company in the manner and to the extent required by Applicable Law. In addition, without limiting the foregoing, unless approved by the shareholders of the Company and subject to Section 16(a), no such amendment shall be made that would:

(i) increase the maximum aggregate number of Shares which may be subject to Awards granted under the Plan;

(ii) reduce the minimum exercise price for Options or Stock Appreciation Rights granted under the Plan;

(iii) reduce the exercise price of outstanding Options or Stock Appreciation Rights; or

(iv) result in outstanding Options or Stock Appreciations Rights being cancelled in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights.

(b) Effect of Amendment or Termination. No amendment, suspension or termination of the Plan shall impair the rights of any Participant with respect to an outstanding Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company, except that no such agreement shall be required if the Administrator determines in its sole discretion that such amendment either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any Applicable Law or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated, except following a Change of Control. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c) Effect of the Plan on Other Arrangements. Neither the adoption of the Plan by the Board or a Committee nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of restricted shares or restricted share units or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

18. Designation of Beneficiary.

(a) An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that Awardee has completed a designation of beneficiary while employed with the Company, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under Applicable Law.

(b) Such designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the legal representative of the Awardee’s estate to exercise the Award.

19. No Right to Awards or to Employment.

No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the employ of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Employee or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

20. Legal Compliance.

Shares shall not be issued pursuant to an Option, Stock Appreciation Right, Stock Award or Other Stock-Based Award unless such Option, Stock Appreciation Right, Stock Award or Other Stock-Based Award and the issuance and delivery of such Shares shall comply with Applicable Law and shall be further subject to the approval of counsel for the Company with respect to such compliance. Unless the Awards and Shares covered by this Plan have been registered under the Securities Act or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

21. Inability to Obtain Authority.

To the extent the Company is unable to or the Administrator deems it unfeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be advisable or necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

22. Reservation of Shares.

The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

23. Notice.

Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.

24. Governing Law; Interpretation of Plan and Awards.

(a) This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Indiana, except as to matters governed by U.S. federal law.

(b) In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(c) The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

(d) The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

25. Section 409A.

It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Administrator specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Administrator determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto and any rules regarding treatment of such Awards in the event of a Change of Control, shall be set forth in the applicable Award Agreement, deferral election forms and procedures, and rules established by the Administrator, and shall comply in all respects with Section 409A of the Code. The following rules will apply to Awards intended to be subject to Section 409A of the Code (“409A Awards”):

(a) If a Participant is permitted to elect to defer an Award or any payment under an Award, such election will be permitted only at times in compliance with Code Section 409A, including applicable transition rules thereunder.

(b) The Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A.

(c) Any distribution of a 409A Award following a Termination of Employment that would be subject to Code Section 409A(a)(2)(A)(i) as a distribution following a separation from service of a “specified employee” as defined under Code Section 409A(a)(2)(B)(i), shall occur no earlier than the expiration of the six-month period following such Termination of Employment.

(d) In the case of any distribution of a 409A Award, if the timing of such distribution is not otherwise specified in the Plan or an Award Agreement or other governing document, the distribution shall be made not later than the end of the calendar year during which the settlement of the 409A Award is specified to occur.

(e) In the case of an Award providing for distribution or settlement upon vesting or the lapse of a risk of forfeiture, if the time of such distribution or settlement is not otherwise specified in the Plan or an Award Agreement or other governing document, the distribution or settlement shall be made not later than March 15 of the year following the year in which the Award vested or the risk of forfeiture lapsed.

26. Limitation on Liability.

The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee or any other persons as to:

(a) The Non-Issuance of Shares. The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b) Tax or Exchange Control Consequences. Any tax consequence expected, but not realized, or any exchange control obligation owed, by any Participant, Employee, Awardee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

27. Unfunded Plan.

Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards or Other Stock-Based Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation. Neither the Company nor the Administrator shall be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.

28. Foreign Employees.

Awards may be granted hereunder to Employees who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Administrator may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

29. Tax Withholding.

Each Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to any Award under the Plan no later than the date as of which any amount under such Award first becomes includible in the gross income of the Participant for any tax purposes with respect to which the Company has a tax withholding obligation. Unless otherwise determined by the Company, withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement; provided, however, that not more than the legally required minimum withholding may be settled with Shares. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any vested Shares or any other payment due to the Participant at that time or at any future time. The Administrator may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Shares.

MERITOR, INC.
2135 W. MAPLE RD.
TROY, MI 48084

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO REQUEST PAPER COPIES OF PROXY MATERIALS: If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before January 12, 2017 to facilitate timely delivery.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E14929-P83746	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERITOR, INC.
The Board of Directors recommends that you vote FOR the following:	For All	Withhold All	For All Except

Vote on Directors	☐	☐	☐

Proposal 1 -	The election of directors - nominees for a term expiring in 2020:

Nominees:

	01)	Rhonda L. Brooks
	02)	Jeffrey A. Craig
	03)	William J. Lyons

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

Proposal 2 -	To approve, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement;	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:		1 Year	2 Years	3 Years	Abstain

Proposal 3 -	To approve, on an advisory basis, the presentation to shareholders of an advisory vote on named executive officer compensation every one, two or three years;	☐	☐	☐	☐
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

Proposal 4 -	To consider and vote upon a proposal to approve the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Company;	☐	☐	☐

Proposal 5 -	To consider and vote upon a proposal to approve the amended and restated 2010 Long-Term Incentive Plan to increase the maximum shares authorized to be issued thereunder by 3.0 million shares and to make certain other changes to the plan;	☐	☐	☐

Proposal 6 -	To transact such other business as may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MERITOR, INC. ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 26, 2017.

The Annual Meeting of Shareholders will be held on Thursday, January 26, 2017, at 9:00 a.m., at The Westin Detroit Metropolitan Airport, 2501 World Gateway Place, Detroit, Michigan 48242.

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request printed copies. The items to be voted on are provided on the reverse side of this notice.

This communication presents only a brief overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E14930-P83746

MERITOR, INC.

PROXY CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DIRECTION CARD TO T. ROWE PRICE TRUST COMPANY, DIRECTED TRUSTEE

The undersigned hereby appoints Rhonda L. Brooks, Ivor J. Evans and Lloyd G. Trotter, jointly and severally, proxies, with full power of substitution, to vote shares of common stock of the Company owned of record by the undersigned and which the undersigned is entitled to vote, at the Annual Meeting of Shareholders to be held at The Westin Detroit Metropolitan Airport, 2501 World Gateway Place, Detroit, MI 48242, on January 26, 2017 or any adjournment thereof, as specified on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

The undersigned also provides directions to T. Rowe Price Trust Company, Directed Trustee, to vote shares of common stock of the Company allocated, respectively, to accounts of the undersigned under the Meritor, Inc. Savings Plan and the Meritor, Inc. Hourly Employees Savings Plan, and which are entitled to be voted, at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this card.

Where a vote is not specified:

●

The proxies will vote all such shares owned of record FOR the election of directors and FOR proposals (2), (3) "One year", (4) and (5) and will vote as they deem proper on such other matters as may properly come before the meeting; and

●

T. Rowe Price Trust Company, as Directed Trustee, will vote all such shares allocated to the Meritor, Inc. Savings Plan and Hourly Employees Savings Plan accounts of the undersigned on proposals (1), (2), (3), (4) and (5) in the same manner and proportion as shares for which voting instructions are received.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope